SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Lennar Corporation
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LENNAR

2026 Notice of Annual Meeting & Proxy Statement

Wednesday, April 8, 2026

ANNUAL MEETING OF STOCKHOLDERS
YOUR VOTE IS IMPORTANT Even if you plan to attend the Annual Meeting, we encourage you to vote your shares in advance.	When: Wednesday, April 8, 2026 11:00 AM Eastern Time	Where: Virtual Meeting Site: www.virtualshareholdermeeting.com/LEN2026
HOW YOU CAN VOTE

Dear Stockholder:

You are invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Lennar Corporation (the “Company”). The Annual Meeting will be held virtually. There will not be a physical meeting location. This format allows stockholders to participate from anywhere, facilitating stockholder attendance and providing a consistent experience while keeping costs low. To attend, vote, and submit questions in advance or during the Annual Meeting, visit www.virtualshareholdermeeting.com/LEN2026 and enter the control number included in your Notice Regarding the Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting.

At the Annual Meeting, you will be asked to consider the following proposals:

Proposal 1:

Elect nine directors to serve until the 2027 Annual Meeting of Stockholders.

Proposal 2:

Approve, on an advisory basis, the compensation of our named executive officers.

Proposal 3:

Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2026.

Proposal 4:

Vote on a stockholder proposal on Equal Voting Rights for Each Share.

Proposal 5:

Vote on a stockholder proposal on Disclosure of Voting Results by Share Class.

We will also transact any other business that may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record as of the close of business on February 11, 2026, may vote at the Annual Meeting.

Each stockholder’s vote is important. Even if you plan to attend the virtual Annual Meeting, please vote in advance. You can still vote your shares during the Annual Meeting if you participate electronically.

Sincerely,

Katherine Lee Martin

Chief Legal Officer and Corporate Secretary

February 26, 2026

Online Before the Meeting* www.proxyvote.com
Phone 1-800-690-6903
Mail Complete, sign, and date your proxy/voting instruction card and mail it in the postage-paid return envelope.
Online at the Meeting* Attend the Annual Meeting virtually and follow the instructions on the website.

*  Detailed instructions for Internet voting are set forth on the Notice Regarding the Availability of Proxy Materials, which also contains instructions on how to access our proxy statement and annual report online.

We mailed a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about February 26, 2026.

Lennar’s proxy statement and annual report are available online at www.proxyvote.com.

This summary does not contain all the information stockholders should consider, and we encourage stockholders to read the entire proxy statement carefully.

Annual Meeting of Stockholders

When:

Wednesday, April 8, 2026

11:00 AM Eastern Time

Where:

Virtual Meeting Site:

www.virtualshareholdermeeting.com/LEN2026

The Annual Meeting will be held virtually. There will not be a physical meeting location. To attend, vote, and submit questions in advance or during the Annual Meeting, visit www.virtualshareholdermeeting.com/LEN2026 and enter the control number included in your Notice Regarding the Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting.

Voting Matters

		For more information	Board’s recommendation

Proposal 1	To elect nine directors to serve until the 2027 Annual Meeting of Stockholders.	Page 8	FOR all nominees

Proposal 2	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “say-on-pay.”	Page 30	FOR

Proposal 3	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2026.	Page 66	FOR

Proposal 4	To vote on a stockholder proposal on Equal Voting Rights for Each Share.	Page 69	AGAINST

Proposal 5	To vote on a stockholder proposal on Disclosure of Voting Results by Share Class.	Page 72	AGAINST

We will also transact any other business that may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

LENNAR CORPORATION 2026 PROXY STATEMENT | 1

Proxy Summary

Directors

The following table introduces our Board of Directors (“Board” or “Board of Directors”).

				Current Committee Memberships

Director Nominee	Independent	Director Since	Audit	Compensation	Nominating & Corporate Governance	Executive	Independent Directors Transactions(2)

Amy Banse		2021

Theron (Tig) Gilliam		2010

Sherrill W. Hudson		2008

Teri P. McClure		2013

Stuart Miller(1)		1990

Armando Olivera		2015

Dacona Smith		2023

Jeffrey Sonnenfeld		2005

Serena Wolfe		2023

Meetings in fiscal 2025			11	4	4	0	0

 Chair

*	Audit committee financial expert

(1)	Executive Chair since 2018.

(2)

The Independent Directors Transactions Committee was dissolved in April 2025. Committee membership and meeting numbers in the table above reflect the period from December 1, 2024 to April 9, 2025, when the committee was dissolved.

2 | LENNAR CORPORATION 2026 PROXY STATEMENT

Proxy Summary

Experience and Expertise

The following chart reflects the experience and expertise of our nine director nominees.

	Amy Banse	Tig Gilliam	Sherrill W. Hudson	Teri P. McClure	Stuart Miller	Armando Olivera	Dacona Smith	Jeffrey Sonnenfeld	Serena Wolfe
Leadership and Business Management	■	■	■	■	■	■	■	■	■
Other Board Membership	■	■	■	■	■	■		■	■
Real Estate or Housing			■		■		■		■
Financial, Accounting and/or Investment	■	■	■		■	■	■		■
Corporate Governance and Compliance	■	■	■	■	■	■	■	■	■
Supply Chain Management	■	■		■	■	■	■		
Human Capital	■	■	■	■	■	■	■	■	■
Strategic Risk Management		■	■	■	■	■	■	■	■
Environmental		■			■	■	■		
Technological Innovation	■	■	■		■	■	■		■
Cybersecurity	■		■		■	■			■

LENNAR CORPORATION 2026 PROXY STATEMENT | 3

Proxy Summary

Corporate Governance Practices

Independence

•	All non-management directors are independent

•	Independent directors meet regularly in executive session

•	All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent

Accountability

•	Annual election of all directors and majority voting in uncontested elections

•	Annual stockholder advisory vote to approve named executive officer (“NEO”) compensation

•	Compensation clawback policy

•	Annual Board and committee evaluations

Board Practices

•	Corporate Governance Guidelines and Board committee charters that are publicly available and reviewed annually

•	Balanced Board composition reflecting diverse skills, perspectives, and experiences
•	Orientation and continuing education for directors

•	Regular review of cybersecurity, safety, and other significant risks

Ethical Practices

•	Code of Business Ethics and Conduct that is applicable to all our directors, officers, and associates

•	Ethics hotline available to all associates as well as third parties

•	Audit Committee responsible for reviewing complaints regarding financial, accounting, auditing, code of conduct, or related matters

Alignment with Stockholder Interests

•	Pay-for-performance executive compensation program

•	Robust stock ownership guidelines for directors and executive officers

•	Prohibition against director and executive officer hedging of Lennar stock

•	Prohibition against director and executive officer pledging of Lennar stock used to satisfy stock ownership guidelines

Stockholder Engagement

We regularly engage with our stockholders about our business and operations. During fiscal 2025, we spoke with stockholders representing approximately 79% of our non-affiliated outstanding shares about issues of importance to them, including our executive compensation practices and our corporate governance policies.

Fiscal 2025 Performance Highlights

During fiscal 2025, Lennar achieved solid financial and operational performance, including:

REVENUES	NET EARNINGS	HOME DELIVERIES	NEW HOME ORDERS

$34.2B	$2.1B	82,583	83,978

4 | LENNAR CORPORATION 2026 PROXY STATEMENT

Proxy Summary

Compensation Practices

We employ a number of practices that reflect our pay-for-performance compensation philosophy and related approach to executive compensation.

What we do	What we don’t do

•

Directly link pay of senior management to performance and stockholder returns

•

Maintain a compensation clawback policy

•

Maintain robust stock ownership guidelines for executive officers and our directors

•

Require a “double-trigger” for change in control severance benefits

•

Retain an independent compensation consultant

•

No hedging by executive officers

•

No excise tax “gross-up” payments, except with respect to required filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 in connection with our equity grants and related expenses

•

No supplemental company-paid retirement benefits not available to all employees

•

No employment contracts with our NEOs

•

No excessive severance or change in control benefits

LENNAR CORPORATION 2026 PROXY STATEMENT | 5

Proxy Summary

Compensation Highlights

In a continued effort to be responsive to the feedback we received from extensive outreach to our stockholders in fiscal 2023, the Compensation Committee in fiscal 2025 consulted with an independent compensation advisor to obtain additional input on how we could continue to improve on the progress we made in fiscal 2024 in aligning our executive compensation programs with stockholder interests. The Compensation Committee is pleased to report that approximately 88% of the votes cast at our 2025 annual meeting of stockholders (“2025 Annual Meeting”) were voted in favor of our executive compensation. This strong rate of stockholder approval of our executive compensation is the result of the Compensation Committee’s consistent efforts to engage and align with, and be responsive to, our stockholders to bolster stockholder voting results. Highlights of our compensation program, which incorporates changes made in response to stockholder feedback from prior years, include:

•

With respect to annual cash incentive compensation, a Pretax Income (as defined in the “Compensation Discussion and Analysis—2025 Compensation Decisions—Annual Cash Incentive Compensation” section of this proxy statement) profit-sharing percentage of 0.20% for Mr. Miller and 0.15% for Mr. Jaffe, which incentivizes growth in Pretax Income to strengthen the link between short-term incentive payouts and the Company’s performance.

•	An equity pay mix of 70% performance-based and 30% service-based awards for each of Messrs. Miller and Jaffe to ensure alignment with long-term value creation for our stockholders.

•

Performance share awards target payouts for Messrs. Miller and Jaffe in the 65th percentile to require greater outperformance to earn target payouts relative to our peers, which further strengthens the alignment between executive compensation and the Company’s performance.

•

Performance share award threshold payouts for Messrs. Miller and Jaffe at 30% of target, which maintains a reduced level of compensation for underperformance and strengthens the alignment between executive compensation and Company’s performance.

Our executive compensation policies and practices reinforce our pay-for-performance philosophy. As shown below, the vast majority of fiscal 2025 compensation for our executives was performance-based or equity-based. A greater discussion on our commitment to pay for performance is included separately in “Compensation Discussion and Analysis—Our Compensation Practices—We Tie Executive Compensation to Performance” in this proxy statement.

6 | LENNAR CORPORATION 2026 PROXY STATEMENT

Proxy Summary

2025 COMPENSATION PAY MIX

(1)

Includes Mr. Jaffe, who retired from the Company effective as of December 31, 2025. Information for Mr. Jaffe is based solely on his compensation earned for fiscal 2025 and does not include the outstanding shares of service-based restricted stock held by Mr. Jaffe which vested upon his retirement. Due to the timing of Mr. Jaffe’s retirement, Mr. Jaffe was not eligible to receive, and did not receive, any cash bonus relating to fiscal 2025. For more information on Mr. Jaffe’s retirement, see “Compensation Discussion and Analysis—Executive Transitions—Retirement of Jonathan Jaffe” in this proxy statement.

(2)

Includes Mr. Sustana, who retired from the Company effective as of September 2, 2025. Information for Mr. Sustana is based solely on his compensation earned for fiscal 2025 and does not include the outstanding shares of service-based restricted stock held by Mr. Sustana which vested upon his retirement. Due to the timing of Mr. Sustana’s retirement, Mr. Sustana was not eligible to receive, and did not receive, any cash bonus relating to fiscal 2025. For more information on Mr. Sustana’s retirement, see “Compensation Discussion and Analysis—Executive Transitions—Retirement of Mark Sustana” in this proxy statement.

(3)

Ms. Martin was appointed Chief Legal Officer and Corporate Secretary effective as of September 2, 2025. Ms. Martin’s compensation for fiscal 2025 included a signing bonus of $500,000 and a sign-on restricted share award with a grant date fair value of $4,000,000.

Consistent with our compensation objectives, our named executive officers received the following total direct compensation (base salary, annual cash incentive awards, and equity awards) for fiscal 2025:

2025 NEO COMPENSATION SUMMARY

Name	Salary ($)	Stock Awards ($)	Annual Cash Incentive Awards ($)	Total ($)

Stuart Miller	1,000,000	25,743,051	2,766,481	29,509,532
Executive Chairman and Chief Executive Officer

Jonathan M. Jaffe(1)	800,000	22,537,564	0	23,337,564
Former Co-Chief Executive Officer and President

Diane Bessette	750,000	4,653,485	2,850,000	8,253,485
Vice President and Chief Financial Officer

Katherine Lee Martin(2)	147,945	5,971,533	1,900,000	8,019,478
Chief Legal Officer and Corporate Secretary

David Collins	350,000	1,000,471	902,500	2,252,971
Vice President and Controller

Mark Sustana(1)	376,712	1,550,259	0	1,926,971
Former Vice President, General Counsel and Secretary

(1)

Messrs. Jaffe and Sustana retired from the Company effective as of December 31, 2025 and September 2, 2025, respectively. Due to the timing of Messrs. Jaffe and Sustana’s retirements, neither was eligible to receive, and neither received, any cash bonus relating to fiscal 2025.

(2)

Ms. Martin was appointed Chief Legal Officer and Corporate Secretary effective as of September 2, 2025. Ms. Martin’s compensation for fiscal 2025 included a signing bonus of $500,000 and a sign-on restricted share award with a grant date fair value of $4,000,000.

LENNAR CORPORATION 2026 PROXY STATEMENT | 7

Directors are elected at each annual meeting of stockholders for a term expiring at the next annual meeting. Upon the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), our Board has nominated Amy Banse, Theron I. (“Tig”) Gilliam, Sherrill W. Hudson, Teri P. McClure, Stuart Miller, Armando Olivera, Dacona Smith, Jeffrey Sonnenfeld, and Serena Wolfe for re-election, each for a term that will expire at the next annual meeting of stockholders. Each nominee has consented to serve if elected.

Mr. Jaffe retired as Co-Chief Executive Officer and President of the Company and resigned from the Board, effective as of December 31, 2025. In connection with Mr. Jaffe’s resignation, the Board reduced its size from ten members to nine members, effective December 31, 2025. There are no arrangements between any director nominee and any other person pursuant to which such director nominee was selected.

The Board is responsible for overseeing the management of our business. We believe that each of our director nominees possesses the necessary experience, qualifications, skills, and personal attributes to fully perform the duties of a director and to contribute to Lennar’s success. In addition, we believe each of our director nominees possesses outstanding personal integrity and interpersonal and communication skills, is highly accomplished professionally, has an understanding of the interests and issues that are important to our stockholders, and is able to dedicate sufficient time to fulfilling the obligations of a director. Each director nominee’s principal occupation and other pertinent information about each director nominee’s experience, qualifications, attributes, and skills that led the Board to conclude that these individuals should serve as directors are set forth on the pages that follow.

We keep our non-management directors informed of our business at meetings and through reports and analyses presented to the Board or to committees of the Board. Regular communications between the directors and management also occur apart from meetings of the Board of Directors and committees of the Board. Among other things, from time to time, the Board schedules calls with senior management to discuss the Company’s business strategies.

8 | LENNAR CORPORATION 2026 PROXY STATEMENT

Proposal 1: Election of Directors Nominees for Election

Nominees for Election

Amy Banse Age: 66 Director Since: 2021 Independent	Committees • Compensation • Nominating and Corporate Governance Other Boards • Adobe, Inc. • On Holding AG • previously, The Clorox Company

Professional Experience

Ms. Banse is a Venture Partner with Mosaic, an early-stage venture capital fund. Ms. Banse previously served as Executive Vice President, Comcast Corporation, a global media and technology company, and as Managing Director and Head of Funds at Comcast Ventures LLC from August 2011 to September 2020. Under her leadership, Comcast Ventures grew the size and diversity of its portfolio, making it one of the country’s most active corporate venture arms, investing in early and later-stage companies across a wide spectrum of industries, including commerce, digital media, cybersecurity, SaaS, enterprise, and autonomous vehicles. From 2005 to 2011, Ms. Banse was Senior Vice President, Comcast Corporation and President, Comcast Interactive Media, a division of Comcast responsible for developing online strategy and operating the company’s digital properties. In this role, she drove the acquisition of a number of digital properties, including Fandango, and, together with her team, oversaw the development of Xfinity TV. During her tenure at Comcast beginning in 1991, Ms. Banse held various positions at the company, including content development, programming investments, and overseeing the development and acquisition of Comcast’s cable network portfolio. Earlier in her career, Ms. Banse was an associate at Drinker, Biddle & Reath LLP.

Qualifications

The Board nominated Ms. Banse to serve as a director because of her experience with digital media and technology, her strategic and financial expertise, and her executive leadership experience.

Tig Gilliam Age: 61 Director Since: 2010 Independent	Committees • Audit (financial expert) • Compensation Other Boards • previously, GMS, Inc.

Professional Experience

Mr. Gilliam has served as Chief Executive Officer of NES Fircroft (formerly known as NES Global Talent), a global talent solutions company, since November 2014. Mr. Gilliam was previously a Managing Director and Operating Partner of AEA Investors LP, a private equity firm, from November 2013 to November 2014, and the Regional Head of North America and member of the Executive Committee at Addeco Group SA, a human resources, temporary staffing, and recruiting firm, from March 2007 until July 2012. From 2002 until he joined Addeco, Mr. Gilliam was with International Business Machines (“IBM”), serving, among other things, as the Global Supply Chain Management Leader for IBM Global Business Services. Mr. Gilliam was a partner with PricewaterhouseCoopers Consulting until it was acquired by IBM in October 2002.

Qualifications

The Board nominated Mr. Gilliam to serve as a director because of his expertise in matters related to supply chain management and human resources.

LENNAR CORPORATION 2026 PROXY STATEMENT | 9

Proposal 1: Election of Directors Nominees for Election

Sherrill W. Hudson Age: 83 Director Since: 2008 Independent	Committees • Audit (chair, financial expert) • Compensation Other Boards • American Coastal Insurance Corporation • previously, CBIZ

Professional Experience

Mr. Hudson served on the Board of TECO Energy, Inc., an energy-related holding company, from January 2003 until July 2016. Previously, Mr. Hudson was Executive Chairman of TECO Energy from August 2010 to December 2012, and Chairman and Chief Executive Officer of TECO Energy from 2004 until August 2010. Prior to joining TECO Energy in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants.

Qualifications

The Board nominated Mr. Hudson to serve as a director because of his extensive knowledge of accounting and his management experience.

Teri P. McClure Age: 62 Director Since: 2013 Independent	Committees • Compensation (chair) • Nominating and Corporate Governance Other Boards • Fluor Corporation • JetBlue Airways Corporation • previously, GMS Inc.

Professional Experience

From 1995 until her retirement in 2019, Ms. McClure worked at United Parcel Service (“UPS”), serving most recently as Chief Human Resources Officer and Senior Vice President, Labor. Ms. McClure has served in various positions at UPS, including Chief Legal, Communications and Compliance Officer, and, prior to that, Senior Vice President of Legal, Compliance and Public Affairs, General Counsel and Corporate Secretary. Before joining UPS, Ms. McClure practiced with the Troutman Sanders law firm in Atlanta.

Qualifications

The Board nominated Ms. McClure to serve as a director because of her long tenure as a senior executive of a Fortune 100 company, strong operational capabilities and broad business experience.

10 | LENNAR CORPORATION 2026 PROXY STATEMENT

Proposal 1: Election of Directors Nominees for Election

Stuart Miller Age: 68 Director Since: 1990 Executive Chairman Since: 2018 Chief Executive Officer	Committees • Executive Other Boards • Five Point Holdings, LLC • previously, Doma Holdings, Inc.

Professional Experience

Mr. Miller has served as our Executive Chairman since April 2018 and as our Executive Chairman and Co-Chief Executive Officer since September 2023. He currently serves as our Executive Chairman and Chief Executive Officer. Previously, Mr. Miller served as our Chief Executive Officer from 1997 to April 2018 and as our President from 1997 to April 2011. Before 1997, Mr. Miller held various executive positions with us.

Qualifications

The Board nominated Mr. Miller to serve as a director because he has extensive knowledge of the homebuilding industry and his decades of executive leadership experience with our Company. Mr. Miller brings deep institutional knowledge and strategic insight that contribute meaningfully to the Board’s oversight of the Company’s long-term strategy and future priorities.

Armando Olivera Age: 76 Director Since: 2015 Lead Director Since: 2024 Independent	Committees • Audit (financial expert) • Nominating and Corporate Governance • Executive Other Boards • previously, Consolidated Edison, Inc. • previously, Fluor Corporation

Professional Experience

Mr. Olivera is the retired President and Chief Executive Officer of Florida Power & Light Company (“FPL”), one of the largest investor- owned electric utilities in the United States. Mr. Olivera also served as Chairman of the Boards of two non-profits: Florida Reliability Coordinating Council, which focuses on the reliability and adequacy of bulk electricity in Florida, and Southeastern Electric Exchange, which focuses on coordinating storm restoration services and enhancing operational and technical resources. After his retirement from FPL in May 2012, Mr. Olivera served as senior advisor at Britton Hill Partners, a private equity firm. From 2017 until 2021, Mr. Olivera was a venture partner in the sustainability practice of Ridge-Lane LP, a venture development firm. From 2014 to 2025, Mr. Olivera was a Director of Consolidated Edison, Inc., where he served as the Chair of the Safety Environmental Operations and Sustainability Committee and as a member of the Audit, Finance and Executive Committees. From 2012 to 2025, Mr. Olivera also served as a Director of Fluor Corporation where he was the Chair of the Commercial Strategies and Operational Risk Committee and a member of the Executive, Governance and Audit Committees. Mr. Olivera served as a Director of AGL Resources Inc. from December 2011 until July 2016. Mr. Olivera was a Trustee and Vice Chair of Miami Dade College until 2018. Mr. Olivera is Trustee Emeritus of Cornell University, Co-Chair of Cornell Engineering College Fund Raising Campaign, and member of the Cornell University Fund Raising Campaign, Cornell Presidential Councillor, as well as a member of the Advisory Council at the Cornell Atkinson Center for Sustainability.

Qualifications

The Board nominated Mr. Olivera to serve as a director because of his leadership, engineering, and operations experience. Mr. Olivera’s experience from his leadership positions at FPL, and his service on other boards, supports the Board in its oversight of the Company’s management, financial, operations, and strategic planning activities.

LENNAR CORPORATION 2026 PROXY STATEMENT | 11

Proposal 1: Election of Directors Nominees for Election

Dacona Smith Age: 53 Director Since: 2023 Independent	Committees • Compensation

Professional Experience

Mr. Smith retired from Walmart Inc. (“Walmart”) in 2023 after a career there spanning over 30 years. Mr. Smith began as an hourly associate at a Walmart store and eventually held several executive positions, including roles in store management, regional management, and corporate operations. Most recently, he served as Executive Vice President and Chief Operations Officer, Walmart U.S. Stores.

Qualifications

The Board nominated Mr. Smith to serve as a director because of his expertise in matters relating to the retail industry, as well as his strong operational capabilities and executive leadership experience.

Jeffrey Sonnenfeld Age: 71 Director Since: 2005 Independent	Committees • Audit • Nominating and Corporate Governance (chair) Other Boards • IEX Group Investors Exchange • Atlas Merchant Capital

Professional Experience

Mr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management at the Yale School of Management since 2001. In 1989, Mr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, the world’s first “CEO College,” and he has served as its President since that time. Previously, Mr. Sonnenfeld spent ten years as a professor at the Harvard Business School. Recently, Mr. Sonnenfeld was named by Business Week as one of the world’s “ten most influential business school professors.” He has chaired several blue-ribbon commissions for the National Association of Corporate Directors, and the NACD’s Directorship magazine recently named him one of the “100 most influential figures in governance.” Mr. Sonnenfeld was recognized by Poets & Quants Magazine as the 2022 Professor of the Year in recognition of his high-profile efforts to catalyze the historic exits from Russia of over 1,000+ global businesses after the invasion of Ukraine and was named to Worth Magazine’s “Worthy 100 Leaders,” an annual global listing of the most influential leaders across society. Mr. Sonnenfeld was also presented the 2023 Greatest Impact on Corporate Boards award by Corporate Board Member magazine and is the recipient of the Academy of Management’s 2023 Award for Distinguished Scholar-Practitioner. Corporate Board Member magazine has also awarded Mr. Sonnenfeld its “Most Influential Voice” award. He was awarded the Ellis Island Medal in 2018 by the US Ellis Island Foundation and awarded many scholarly honors for the impact of his many research articles on leadership and governance matters. In addition to his post as a regular commentator for CNBC, he is a columnist for Fortune, a regular commentator on PBS’s “Nightly Business Report,” and a frequently cited management expert in the global media. Mr. Sonnenfeld’s columns also regularly appear in The Wall Street Journal, Forbes, The Washington Post, Politico, and the New York Times.

Qualifications

The Board nominated Mr. Sonnenfeld to serve as a director because of his business acumen and experience, as well as his exceptional work in the areas of corporate governance and leadership development as President of the Chief Executive Leadership Institute of Yale University.

12 | LENNAR CORPORATION 2026 PROXY STATEMENT

Proposal 1: Election of Directors Nominees for Election

Serena Wolfe Age: 46 Director Since: 2023 Independent	Committees • Audit (financial expert) Other Boards • previously, Berkshire Grey, Inc. • previously, Doma Holdings, Inc.

Professional Experience

Ms. Wolfe is Chief Financial Officer of Annaly Capital Management, Inc. (“Annaly”). Ms. Wolfe has over 20 years of experience in accounting, of which 13 years were focused solely on real estate practice. Prior to joining Annaly in December 2019, Ms. Wolfe served as a Partner at Ernst & Young LLP (“EY”) since 2011. Ms. Wolfe held a variety of roles across industries since beginning her career at EY in 1998, including most recently as EY’s Central Region Real Estate Hospitality & Construction leader since 2017. Ms. Wolfe also served on the board of Doma Holdings, Inc. from July 2021 until its merger with Title Resources Group in September 2024. Ms. Wolfe is a Certified Public Accountant in the states of New York and California.

Qualifications

The Board nominated Ms. Wolfe to serve as a director because of her extensive experience in the real estate sector as both a public company audit partner and her financial expertise as a Chief Financial Officer of a public company, as well as her experience in cybersecurity matters.

LENNAR CORPORATION 2026 PROXY STATEMENT | 13

Board Independence

Each year, the Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us.

The Board reviewed director independence in January 2026 and determined that each of Ms. Banse, Mr. Gilliam, Mr. Hudson, Ms. McClure, Mr. Olivera, Mr. Smith, Mr. Sonnenfeld and Ms. Wolfe is “independent” under the New York Stock Exchange (“NYSE”) corporate governance listing standards and the director independence standards set forth in our Corporate Governance Guidelines, which are consistent with the NYSE standards. After considering any relevant transactions or relationships between each director or any of his or her family members on one side, and the Company, our senior management, or our independent registered public accounting firm on the other side, the Board of Directors has affirmatively determined that none of the independent directors has a material relationship with us (either directly, or as a partner, significant stockholder, officer or affiliate of an organization that has a material relationship with us), other than as a member of our Board. In determining whether Mr. Gilliam is independent, the Board viewed Mr. Gilliam’s position as a director of GMS, Inc. (“GMS”) (prior to September 2025, when he left the GMS board), a company that supplies drywall to Lennar, as not impairing his independence. The Board also considered that NES Fircroft, where Mr. Gilliam is Chief Executive Officer, and Visual Comfort & Co., from which Lennar purchases lighting products, are both subsidiaries of AEA Investors LP, of which Mr. Gilliam was a Managing Director and Operating Partner from November 2013 to November 2014, but did not view these relationships as impairing Mr. Gilliam’s independence. In determining whether Ms. McClure is independent, the Board viewed Ms. McClure’s position as a director of GMS (prior to September 2025, when she left the GMS board) as not impairing her independence. In determining whether Ms. Banse is independent, the Board viewed Ms. Banse’s position as an outside advisor to, and limited partner in, Mosaic, a third-party fund in which a Lennar subsidiary has an investment, as not impairing her independence.

Leadership Structure

Board of Directors

Mr. Olivera serves as our Lead Director. The Lead Director presides at all meetings of our independent directors. The Lead Director’s additional duties, which are listed in our By-Laws, include:

•	at the request of the Board of Directors, presiding over meetings of stockholders;

•	conveying recommendations of the independent directors to the full Board; and

•	serving as a liaison between the Board and management.

Our Board believes that having an Executive Chairman and an independent Lead Director, each with distinct responsibilities, works well for us because all but one of our directors (our Executive Chairman and Chief Executive Officer) are independent, and our Lead Director can cause the independent directors to meet in executive sessions at any time. Therefore, the Lead Director can at any time bring to the attention of a majority of the directors any matters he thinks should be addressed by the Board.

Management

After a 42-year career with Lennar, Jonathan Jaffe retired as Co-Chief Executive Officer and President effective as of December 31, 2025. Following Mr. Jaffe’s retirement, Mr. Miller has continued as the Company’s Executive Chairman and Chief Executive Officer, with no plans to replace Mr. Jaffe’s role. This transition is intended to streamline senior leadership and further enhance efficiency within the Company’s management structure, supporting Lennar’s continuing focus on affordability.

Mr. Miller brings deep institutional knowledge across all aspects of our Company, our markets, the challenges, and expectations of our homebuyers, land sellers, trade partners and other parties, and strategies for how to meet them. In addition to his operational leadership, Mr. Miller has been a driving force behind continuous process improvement, technology initiatives, and innovation. He has led the Company’s evolution into a pure play homebuilder, and the implementation and development of the Lennar Machine, a technology platform that optimizes our sales, marketing, and dynamic pricing of the Company’s land-light strategy. Together, these initiatives position the Company for its next phase of growth as a leaner, more efficient, technology-enabled enterprise focused on building a healthier housing market and helping more families achieve the dream of homeownership.

14 | LENNAR CORPORATION 2026 PROXY STATEMENT

Corporate Governance  Filling Seats on the Board

Filling Seats on the Board

The NCG Committee endeavors to create a Board with a diversity of backgrounds and a variety of life experiences, made up of individuals with a history of conducting their personal and professional affairs with the utmost integrity and consistent with the highest standards of values, character, and ethics. Beyond those threshold requirements, the NCG Committee and the Board of Directors have determined that a Lennar director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	ability to comprehend Lennar’s strategic goals and to help guide management to accomplish those goals;

•	time available to participate in person in Board and committee meetings and to be present at annual meetings of stockholders;

•

willingness to demand that officers and associates conduct themselves, and require all individuals they supervise to conduct themselves, at all times in an honest and ethical manner in all their dealings on behalf of the Company; and

•

knowledge of, and experience with regard to, at least some of the following: (i) real estate properties and real estate-related loans and securities, including any related lending and financing activities; (ii) public company regulations imposed by the SEC and the NYSE, among others; (iii) portfolio and risk management; (iv) the major geographic locations within which the Company operates; (v) sound business practices; and (vi) accounting and financial reporting.

The NCG Committee will consider possible candidates for nomination as directors suggested by management, by directors, and by stockholders. If a stockholder wishes to recommend a potential nominee for director, the stockholder should submit a recommendation in writing to the NCG Committee at the address set forth under “Corporate Governance—Communication with the Board of Directors” containing: the recommending stockholder’s name and contact information; the candidate’s name, age and contact information; a description of the candidate’s background and qualifications at present and for the past five years; the reasons why the recommending stockholder believes the candidate would be well suited for the Board; a written statement by the candidate that the candidate is willing and able to serve on the Board; a written statement by the recommending stockholder that the candidate meets the criteria established by the Board; any information relevant to a determination of whether the candidate can be considered an independent director; any business or personal relationship of the candidate with the recommending stockholder; any arrangements between the candidate and anyone other than the Company to compensate the candidate for seeking election to the Board or serving on the Board; a brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held and a completed and signed questionnaire, representation and agreement and any and all other information required by our By-Laws.

The NCG Committee will evaluate the suitability of potential candidates recommended by stockholders in the same manner as it evaluates all other candidates. When deciding whether to recommend that the Board of Directors nominate a candidate who has been presented by a stockholder, the NCG Committee will consider, among other things, the candidate’s background and qualifications and whether it is appropriate to add another director to the Board. The NCG Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder and may request an interview with the candidate.

Board Committees

The Board has four standing committees: the Audit, Compensation, NCG, and Executive Committees. Prior to April 2025, the Board also had an Independent Directors Transactions Committee (the “IDT Committee”), which was initially established in 2017 to review and approve certain related party transactions between the Company and its subsidiaries, on the one hand, and Five Point Holdings, LLC, on the other hand. Since its creation, there have been no transactions between the Company and a Five Point Entity or related transactions requiring review by the IDT Committee. The Board determined that the Audit Committee currently performs the responsibilities and functions relating to the review, evaluation, and approval of related party transactions and transactions with potential conflicts of interest, including of the kind previously delegated to the IDT Committee. As a result, the Board determined that it was advisable and in the best interests of the Company and its stockholders to dissolve the IDT Committee and make corresponding changes to the Audit Committee Charter to reflect the fact that the Audit Committee reviews and approves any transactions with related persons and transactions involving potential conflicts of interest.

The charters of each of the Audit Committee, the Compensation Committee, and the NCG Committee setting forth the committees’ respective responsibilities can be found in the Investor Relations—Governance section of our website at www.lennar.com. Those charters also are available in print to any stockholder who requests them through our Investor Relations department. We periodically review and revise the committee charters. The Audit Committee charter was most recently revised on April 9, 2025, the Compensation Committee charter was most recently revised on June 22, 2023, and the NCG Committee charter was most recently revised on June 22, 2022. Only independent directors may serve on any of our committees, except the Executive Committee.

LENNAR CORPORATION 2026 PROXY STATEMENT | 15

Corporate Governance Board Committees

Chair: Sherrill Hudson Members: Tig Gilliam Armando Olivera Jeffrey Sonnenfeld Serena Wolfe Meetings in Fiscal 2025: 11	Audit Committee

THE AUDIT COMMITTEE IS RESPONSIBLE FOR:

•

selecting and monitoring the independence, qualifications and performance of our independent auditors;

•

reviewing, investigating, evaluating, and approving related party transactions and transactions involving potential conflicts of interest;

•

pre-approving all audit and non-audit services provided by our independent auditors;

•

reviewing reports regarding our internal control environment, systems, and performance;

•

overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•

discussing and reviewing our policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes;

•

discussing and reviewing our policies, management reports, and third-party reports with respect to cybersecurity risk assessment and cybersecurity risk management; and

•

assisting the Board on corporate responsibility matters, as well as oversight of associated risks.

The Board of Directors has determined that each member of the Audit Committee meets the independence requirements under the NYSE’s corporate governance listing standards and the independence standards for audit committee members required by the SEC, and that each member is financially literate, knowledgeable, and qualified to review financial statements. In addition, the Board of Directors has determined that each of Mr. Gilliam, Mr. Hudson, Mr. Olivera, and Ms. Wolfe meets the requirements of an audit committee financial expert under SEC rules.

Chair: Teri P. McClure Members: Amy Banse Tig Gilliam Sherrill Hudson Dacona Smith Meetings in Fiscal 2025: 4	Compensation Committee

THE COMPENSATION COMMITTEE IS RESPONSIBLE FOR:

•

designing our executive compensation philosophy, policies, and plans;

•

establishing CEO and other executive salaries, targets, and performance goals for annual incentive awards and certifying that the goals have been attained;

•

establishing terms of equity awards and other forms of compensation for our senior executives and our directors;

•

administering the Company’s equity-based plans, including our 2016 Equity Incentive Plan, as amended and restated (the “2016 Equity Plan”), and making or approving the grant of stock options, restricted stock and other equity-based awards under such plans;

•

reviewing the results of the annual advisory stockholder vote on executive compensation and considering whether to recommend adjustments to Lennar’s executive compensation policies and plans as a result of such votes;

•

providing guidance on general compensation programs and practices for all associates; and

•

overseeing the Company’s human capital management.

The Compensation Committee has the authority to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate to assist the committee in fulfilling its duties and responsibilities. For more information on outside advisors, see the Compensation Discussion and Analysis section of this proxy statement, which begins on page 31.

The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements under the NYSE’s corporate governance listing standards and meets the independence standards for compensation committee members required by the SEC.

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Corporate Governance Board Committees

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee during fiscal 2025 was, or ever has been, an officer or employee of the Company. There were no transactions between Lennar and any of the directors who served as members of the Compensation Committee for any part of fiscal 2025 that would require disclosure by Lennar under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Chair: Jeffrey Sonnenfeld Members: Amy Banse Teri P. McClure Armando Olivera Meetings in Fiscal 2025: 4	Nominating and Corporate Governance Committee

THE NCG COMMITTEE IS RESPONSIBLE FOR:

•

soliciting, considering, recommending, and nominating candidates to serve on the Board under criteria adopted by it from time to time;

•

reviewing and evaluating directors for renomination to the Board and appointment of directors to Board committees;

•

advising the Board with respect to Board and Committee composition;

•

reviewing and recommending changes to our Corporate Governance Guidelines and other corporate governance documents;

•

overseeing orientation for new directors, continuing education programs for directors and periodic evaluations of the Board and the committees;

•

overseeing the Company’s corporate responsibility strategy and performance; and

•

reviewing and reporting to the Board on a periodic basis with regard to matters of corporate governance.

The Board of Directors has determined that each member of the NCG Committee meets the independence requirements under the NYSE’s corporate governance standards.

Members: Armando Olivera Stuart Miller Meetings in Fiscal 2025: 0	Executive Committee

As permitted by our By-Laws, our Board has established this committee with the authority to act on behalf of the Board, except as that power is limited by the corporate laws of the State of Delaware or by our Board.

LENNAR CORPORATION 2026 PROXY STATEMENT | 17

Corporate Governance Risk Management

Risk Management

Board Role in Management of Risk

Our senior leadership team is responsible for identifying, assessing, and managing the risks that particularly affect us. The Board and its committees play an active role in overseeing management’s risk management activities and evaluating whether the Company’s operating and financial plans appropriately balance risk and reward.

The Board oversees risk primarily through regular presentations from and discussions with management, as well as periodic engagement with outside advisors, at regularly scheduled quarterly Board meetings. The risk areas most recently reported on to our Board have related to housing inventory and land supply, construction costs and homebuilding overhead, construction quality and warranty, our Multifamily business, our financial services business, association retention and human resources, legal (including regulatory and compliance issues), information technology (including cybersecurity), taxation, and strategic initiatives. Management also provides the Board with updates on emerging risks and developments that could materially impact the Company.

In addition, the Board leverages the work of its committees to provide focused oversight of specific categories of risk, as described below.

Audit Committee Risk Oversight

The Audit Committee assists the Board in overseeing the Company’s enterprise risk management framework and reviews reports from management regarding significant risks facing the Company. These risks include, among others, financial risks (such as liquidity, capital structure, debt levels, credit ratings, and interest rate exposure), cybersecurity and information technology risks, compliance and regulatory risks, and risks related to internal control over financial reporting.

The Audit Committee oversees financial risk management through regular review of significant accounting policies, oversight of the internal audit function, executive sessions with the Chief Financial Officer and Director of Internal Audit, and ongoing engagement with the Company’s independent registered public accounting firm. The Committee also receives regular legal, compliance, and regulatory updates from the Company’s Chief Legal Officer and, as appropriate, from outside counsel.

Cybersecurity is an integral component of the Company’s risk management program. Our cybersecurity risk management processes are informed by the National Institute of Standards and Technology (NIST) Cybersecurity Framework, as well as applicable regulatory requirements and industry standards. We maintain risk-based controls designed to protect Company information, customer and third-party data, information systems, business operations, and products and services. These controls include, among others, multifactor authentication, firewalls, encryption, antivirus protections, intrusion detection and prevention systems, identity management, and ongoing associate training, including simulated phishing exercises. Our cybersecurity risk management processes also address risks associated with third party service providers through due diligence, contractual requirements, and ongoing monitoring.

The Company’s Interim Chief Technology Officer is responsible for assessing and managing material cybersecurity risks. The Company’s Chief Information Security Officer, who reports directly to the Interim Chief Technology Officer, provides quarterly updates to the Audit Committee regarding key cybersecurity risks and the overall cybersecurity program posture, and the Audit Committee receives cybersecurity reports at least quarterly, and more frequently as warranted, including in the event of a significant cybersecurity incident. In addition, the Board receives regular briefings from management on cybersecurity risks.

From time to time, the Company engages independent third parties to assess its cybersecurity program, enhance controls, and support alignment with evolving regulatory and industry standards. Outside counsel also advises the Board and management on legal obligations related to cybersecurity risk management.

Compensation Committee Risk Oversight

The Compensation Committee oversees risks related to the Company’s compensation programs and talent strategy. The Compensation Committee reviews the relationship between compensation arrangements and risk-taking incentives and maintains policies and practices designed to mitigate undue risk, including stock ownership guidelines, clawback policies, and other risk-limiting features of the Company’s compensation programs. In addition, the Compensation Committee oversees aspects of talent and succession risk, including receiving regular updates from management regarding leadership development and succession planning for senior management positions.

In 2025, as part of our ongoing risk management process, the Compensation Committee conducted a comprehensive review and evaluation of the Company’s compensation programs and policies, following a similar review in 2024. This assessment covered all material components of executive and non-executive compensation. In evaluating these programs, we identified a number of risk mitigating features, including the following:

•

We conduct an annual analysis of peer group compensation and broader market benchmarking to evaluate competitiveness. Relative to peers, the Company requires above median performance to earn target payouts, which mitigates the risk of excessive compensation and reinforces the alignment between pay and performance.

18 | LENNAR CORPORATION 2026 PROXY STATEMENT

Corporate Governance Risk Management

•

We continue to evaluate the magnitude of CEO compensation. Between 2021 and 2025, co-CEO compensation decreased by 22%, resulting in the Company’s lowest multiple of median CEO pay relative to its peer group since fiscal year 2020. Following Mr. Jaffe’s retirement, CEO pay magnitude is expected to further decline, as there are no plans to replace the co-CEO role, further aligning compensation with peer practices.

•

A significant portion of compensation for senior management and key associates is equity-based, with a greater emphasis on performance-based equity awards that vest based on clearly defined performance goals over multi-year periods, rather than service-based awards. Cash bonuses for Messrs. Miller and Jaffe are capped and tied to profit-sharing percentages based on Pretax Income, while cash bonuses for non-CEO named executive officers are based on achievement of specific strategic objectives. These features discourage excessive short-term risk taking and promote long-term value creation.

•

Performance share awards require meaningful outperformance to achieve target payouts, with threshold payouts set at 30% of target, thereby limiting compensation in periods of underperformance and further aligning pay outcomes with Company performance.

•

The Compensation Committee retains, and has exercised, negative discretion to reduce incentive compensation when appropriate, providing flexibility to respond to economic conditions and ensure appropriate alignment between pay and performance.

•

The Company maintains a clawback policy applicable in the event of a financial restatement, consistent with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any applicable rules or standards adopted by the SEC (including Rule 10D-1 under the Exchange Act) (“Rule 10D-1”) and the NYSE.

•

The Company’s stock ownership guidelines require executive officers to maintain meaningful ownership of Company stock, aligning executive interests with those of stockholders and discouraging excessive focus on short-term results.

Nominating and Corporate Governance Committee Risk Oversight

The NCG Committee assists the Board in overseeing risks related to Board composition, structure, and governance practices. The NCG Committee also supports management and the Board in overseeing risks related to sustainability and corporate responsibility, including matters related to environmental, social, and governance priorities. The NCG Committee also reviews the Company’s policies, practices, and disclosures related to material governance and sustainability matters and reports regularly to the Board on its activities.

Ongoing Board Engagement

Through these combined efforts, the Board maintains active oversight of the Company’s risk profile and risk management practices, while management retains responsibility for day-to-day risk identification, assessment, and mitigation. This integrated approach supports informed decision making and helps ensure that risk considerations are appropriately incorporated into the Company’s strategy, operations, and long-term value creation.

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Corporate Governance

Corporate Governance Documents

Corporate Governance Documents
Our Corporate Governance Guidelines describe our practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director qualifications, director responsibilities, management succession, director compensation, and independence standards.
Our Code of Business Ethics and Conduct (the “Code”), which is applicable to all our directors, officers, and associates, promotes our commitment to high standards for ethical business practices. The Code addresses a number of issues, including conflicts of interest, corporate opportunities, fair dealing, and confidential information, and confirms our intention to conduct our business with the highest level of integrity. It states that our reputation for integrity is one of our most valuable assets, and that each director, officer, and associate is expected to contribute to the care and preservation of that asset.
Our Corporate Governance Guidelines and our Code of Business Ethics and Conduct are both available on our website, www.lennar.com, in the Investor Relations—Governance section.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our insider trading policy was filed as Exhibit 19 to our Annual Report on Form
10-K
for the fiscal year ended November 30, 2025.
Meetings
Our Board normally meets quarterly but holds additional meetings as required. In connection with regularly scheduled Board meetings, our independent directors periodically meet in executive session without our non-independent
directors and management.
Our Corporate Governance Guidelines require every director to attend substantially all meetings of the Board and of the committees on which they serve. During fiscal 2025, the Board met six times. Each director attended at least 75% of the total number of Board meetings and applicable committee meetings held while that director was serving on our Board. We encourage directors and nominees for election as directors to attend the annual meeting of stockholders. All members of our Board who were serving at the time of the 2025 Annual Meeting, other than Mr. Lapidus, attended the virtual meeting.

20 |
LENNAR CORPORATION
 2026 PROXY STATEMENT

Corporate Governance Communication with the Board of Directors

Communication with the Board of Directors

Stockholders and other interested parties may communicate with our Board, a committee of the Board, the independent directors as a group, or any individual director by sending an email to feedback@lennar.com. The Chief Legal Officer will compile and submit on a periodic basis all such communications (other than the types of communications set forth below) to our Board.

In addition, anyone who wishes to communicate with our Board, a committee of the Board, the independent directors as a group, or any individual director, may send correspondence to the Office of the Chief Legal Officer at Lennar Corporation, 5505 Waterford District Drive, Miami, Florida 33126. The Chief Legal Officer will compile and submit on a periodic basis all stockholder correspondence as addressed.

In all cases, items that are unrelated to the duties and responsibilities of the Board, such as communications relating to ordinary business, business solicitation or advertisements, junk mail or mass mailings, resumes or other job-related inquiries, spam, or items related to legal or administrative matters will not be compiled and submitted.

Certain Relationships and Related Transactions

All “related person transactions” (as defined by SEC rules) must be approved by our Audit Committee. Directors and executive officers are specifically asked to disclose such transactions annually. Directors must recuse themselves from any discussion or decision affecting their personal, business, or professional interests.

Current SEC rules require disclosure of any transaction, arrangement, or relationship in which (i) Lennar or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000, and (iii) any executive officer, director, director nominee, beneficial owner of more than 5% of Lennar’s common stock, or any immediate family member of any such person, has or will have a direct or indirect material interest. Except as described below, since December 1, 2024, we have not had any such transactions, arrangements, or relationships.

On February 7, 2025, we successfully completed the previously announced taxable spin-off transaction (the “Millrose Spin-Off”) of a wholly owned subsidiary of Lennar, Millrose Properties Inc. (“Millrose”). Immediately following the Millrose Spin-Off, we entered into certain contractual arrangements with Millrose, pursuant to which Millrose provides ongoing financing of land acquisition and homesite development and will deliver fully developed homesites on a just-in-time basis for Lennar, in consideration of option deposit and monthly option payments to maintain the purchase options on such acquired land and homesites (such arrangement, the “Millrose HOPP’R Arrangement”). In connection with the Millrose Spin-Off, we contributed to Millrose, in exchange for all outstanding shares of its common stock, $5.6 billion of our land assets (the “Transferred Assets”) and $1.0 billion in cash. The Transferred Assets are subject to purchase options under the Millrose HOPP’R Arrangement. Pursuant to the terms of the Millrose HOPP’R Arrangement, we will continue to pay monthly option payments to maintain our purchase options on the Transferred Assets, until we exercise or forfeit the purchase options. We also expect to engage Millrose for additional land purchases, horizontal development, and homesite option purchase transactions under the Millrose HOPP’R Arrangement going forward.

In connection with the Millrose Spin-Off, we distributed approximately 80% of Millrose’s total outstanding stock (Class A common stock and Class B common stock) to all Lennar stockholders as of the record date of the Millrose Spin-Off. Although no Lennar employees or directors serve in any officer or director position at Millrose, Mr. Miller, our Executive Chairman and Chief Executive Officer, holds a significant amount (but less than a majority) of the aggregate voting power of total outstanding Millrose Class A common stock and Class B common stock, voting together without regard to class. On November 21, 2025, Lennar’s offer to exchange the approximately 20% it owned of the total outstanding Class A Common Stock of Millrose for outstanding shares of Lennar Class A Common Stock (the “Exchange Offer”) expired. Pursuant to the Exchange Offer, Lennar exchanged 33,298,754 shares of Millrose Class A Common Stock for 8,049,594 shares of Lennar Class A Common Stock at an exchange ratio of 4.1367 shares of Millrose Class A Common Stock per share of Lennar Class A Common Stock.

To the extent any future agreements between Lennar and Millrose constitute related party transactions, these will be approved according to our standard procedures.

In February 2015, Mr. Miller entered into a Time-Sharing Agreement with one of our subsidiaries that provides that Mr. Miller can sub-lease aircraft leased by that subsidiary for non-business or personal business purposes. Under the Time-Sharing Agreement, Mr. Miller pays the subsidiary, out of a prepayment fund established under the terms of the agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. The subsidiary retains sole discretion to determine what flights Mr. Miller may schedule, and the Time-Sharing Agreement specifically provides that Lennar’s prior planned use of the aircraft takes precedence over Mr. Miller’s use. Mr. Miller paid our subsidiary $1,015,387 (calculated in accordance with Federal Aviation Administration regulations) for his personal use of the aircraft during fiscal 2025.

LENNAR CORPORATION 2026 PROXY STATEMENT | 21

Corporate Governance Corporate Responsibility Matters

In October 2017, Mr. Jaffe, our Former Co-Chief Executive Officer and President, also entered into a Time-Sharing Agreement with our subsidiary that has essentially the same terms as Mr. Miller’s agreement, including the establishment of a prepayment fund for the cost of each flight. Mr. Jaffe paid our subsidiary $439,119 for his personal use of the aircraft during fiscal 2025.

In December 2023, Mr. Miller and Mr. Jaffe each entered into additional Time-Sharing Agreements with our subsidiary relating to the use of an additional Company aircraft for non-business or personal business purposes that generally have the same terms as the February 2015 and October 2017 agreements, respectively, including (for each executive) the establishment of a prepayment fund for the cost of each flight. These Time-Sharing Agreements are in addition to the existing Time-Sharing Agreements that Mr. Miller and Mr. Jaffe entered into with our subsidiary in February 2015 and October 2017, respectively, which agreements continue in full force and effect.

In April 2019, Jeffrey Miller, Mr. Miller’s brother, entered into an agreement with one of our subsidiaries that provides that Jeffrey Miller can sub-lease an aircraft leased by that subsidiary for personal purposes. The arrangement helps to offset the cost of the aircraft when it is not being used by Lennar. Lennar retains sole discretion to determine what flights may be scheduled. Jeffrey Miller pays for use of the aircraft based on a fee structure similar to that used by third-party charter companies. Jeffrey Miller did not use the aircraft in fiscal 2025, and therefore, did not make any payments for his use of the aircraft during fiscal 2025.

Brad Miller, Mr. Miller’s son, is employed by Lennar as a Division Manager. For fiscal 2025, Brad Miller received a salary of $300,000, a cash bonus of $438,660, a grant of restricted Class A common stock with a value of $90,132, and other benefits totaling approximately $17,227 (including matching contributions to his 401(k) plan and a car allowance).

Lennar provides certain administrative (including payroll and office space) services to the Miller Family Office as part of an ongoing arrangement. Pursuant to the arrangement, all expenses in connection with such services are fully reimbursed by the Miller Family Office to the Company. For fiscal 2025, the Miller Family Office reimbursed the Company an aggregate total of $761,721 for all administrative services provided during fiscal 2025. Lennar expects that the Miller Family Office will continue to reimburse Lennar for such administrative services in fiscal year 2026.

Corporate Responsibility Matters

Building a Sustainable Lennar

At Lennar, sustainability is about configuring our business to remain financially strong, while employing new technologies to modernize our business practices, and adopting evermore social and environmental practices to fulfill the highest aspirations of our stakeholders. With a foundation of solid governance principles, including our continuing commitment to our core values of quality, value, and integrity, we have created an environmentally conscious homebuilding strategy that engages and supports the communities where we do business.

We are one of the largest homebuilders in the United States by deliveries, revenues and net earnings, and we build homes to last, meeting the lifestyle preferences of our customers. We include as standard in our new homes sustainable and energy-efficient features, making them healthier and easier to live in than prior generations of homes. We are constantly focused on improving the future of home ownership and rental, whether through our commitment to solar energy, our strides to improve water and air quality, or our strategic investments in companies that develop energy and resource saving products. We incorporate these innovative products in new homes and help our partners bring them to market faster. By focusing broadly, we can create healthy homes and family experiences, alongside a strong bottom line, while appealing to both customers and investors who expect and demand a broader social responsibility. We are truly driving the greatest stockholder value and building a “sustainable” Lennar.

Corporate Responsibility Structure

Comprehensive Board oversight of corporate responsibility activities rests with the Audit Committee and the NCG Committee and is reflected in the respective charters of each committee. These committees take an active role in the oversight of the Company’s corporate responsibility strategy and public reporting, as well as related risks to the Company’s business, operations, and overall strategy. To ensure that corporate responsibility is appropriately managed throughout the organization, we have designed the following governance structures:

•

Board of Directors: Receives reports from the Audit Committee and the NCG Committee on key corporate responsibility activities and initiatives, as well as any corporate responsibility risks that are deemed appropriate for escalation to the full Board;

•	Audit Committee and NCG Committee: Oversee corporate responsibility activities, including corporate responsibility strategy, reporting and risk oversight; and

•

Corporate Responsibility Working Groups: We routinely form working groups, composed of functional and business unit leaders, to inform our ongoing development of a refreshed, forward-looking corporate responsibility strategy.

Further, our robust company-wide environmental compliance program, the Lennar Environmental Management System, sets consistent standards and procedures to promote and improve the evaluation of environmental conditions and compliance with environmental laws to which we are subject.

22 | LENNAR CORPORATION 2026 PROXY STATEMENT

Corporate Governance Corporate Responsibility Matters

Our Key Corporate Responsibility Priorities

STOCKHOLDERS

We are focused on creating long-term value for our stockholders through a commitment to corporate ethics, risk management, careful execution of our strategies, and investments in initiatives that we believe are redefining the future of both Lennar and our industry. While we are intensely focused on our core homebuilding business, we believe our technology initiatives represent a significant opportunity to create efficiencies in our internal operations and to reduce our costs, which drive overall value for our stockholders.

HOMEBUYERS

We are bringing the dream of homeownership to our homebuyers. We use our size to maximize our purchasing power so we can provide our homeowners with luxury features as standard items through our Everything’s Included® approach. We also provide connected homes that are Wi-Fi-guaranteed with no dead spots and green building features that reduce energy consumption and costs. Our investments in technology provide our homeowners with enhanced experiences, including our digitized financing process that allows homeowners to finance their homes with less paper, in less time, and with more transparency.

MULTIFAMILY

Additionally, our Multifamily business has been engaged in the development of multifamily communities since 2011. From inception through the end of fiscal 2025, the Multifamily business has capitalized and developed 128 multifamily residential communities with approximately 39,300 rental units across 20 states throughout the United States. The communities developed by the Multifamily business include a diversified mix of conventional garden, mid-rise, and high-rise multifamily properties in urban and suburban locations near major employment centers. Most communities offer residents a mix of studio, one, two, and three-bedroom homes.

SINGLE-FAMILY RENTERS

Through our Upward America Venture (“Upward America”), our single-family rental housing program, we aim to make single family living accessible to a broader array of the population. Upward America offers brand-new Lennar homes for rent by purchasing newly completed homes and making them available to those with the desire to experience a single-family lifestyle but are not yet able to own. Upward America’s social focus provides a unique opportunity for families and individuals across the country to live in brand-new Lennar homes, at an attainable price point. Rooted in corporate responsibility principles, Upward America rents homes that are sustainability-focused, technology-driven, and built with environmentally sensitive materials designed to minimize ongoing environmental impact.

ENVIRONMENT

Our purchasing power enables us to include green features in our homes. Each new home we build is healthier and more energy-efficient, and has less impact on the environment than prior generations of homes as a result of features like:

•	Solar power that generates clean energy:
–	nearly 10,000 solar power Lennar home deliveries in fiscal 2025

–	over 97,000 solar power Lennar home deliveries since 2013

•	100% of our homes use low-VOC paint that reduces pollution, have programmable thermostats to help reduce energy consumption, and energy-saving LED lights

•	WaterSense® faucets that reduce water flow without sacrificing performance

•	Low-E windows that reduce infrared and ultraviolet light coming into the home

•	ENERGY STAR® appliances that reduce energy consumption, with at least 90% of our homes having one or more ENERGY STAR® appliances installed

Due to our comprehensive sustainability efforts, 20% of the homes we built in 2024 were ENERGY STAR® certified. These homes are at least 10% more energy-efficient than homes built to code, reducing both environmental impact and homeowners’ costs.

We have utilized the Home Energy Rating System (“HERS”) of the Residential Energy Services Network (“RESNET”) to track the energy performance of our built homes since 2012. Each home reviewed by RESNET is inspected and rated on its energy efficiency. The outcome of this rating is a final HERS score, from 0 to 150. A lower score means a more affordable, comfortable, and energy-efficient home. The overall energy efficiency of our built homes has significantly improved over the past decade. This improvement is driven by advances in building codes and energy efficiency standards, as well as by our ongoing commitment to sustainable design.

In addition, we continue to evaluate, test and pilot new products and technologies in this area on an ongoing basis. Furthermore, our home design and engineering work optimizes building materials and reduces construction waste. We are embracing green practices as we move toward a more environmentally and economically sustainable future. For example, in 2023, we introduced solar-plus battery storage (the pairing of solar photovoltaic and energy-storing technologies) in 69 communities. This solution is expected to increase energy independence by producing solar energy and storing excess energy for later use. During a power outage, the backup power can run essential appliances for the whole home.

LENNAR CORPORATION 2026 PROXY STATEMENT | 23

Corporate Governance Corporate Responsibility Matters

COMMUNITY

Giving back to the communities in which we operate, with both our time and financial support, is one of our core values.

The Lennar Foundation. The Lennar Foundation, created in 1989, is focused on helping people through three pillars: Community, Education, and Health, providing programs such as career training, medical research, and community support for underserved communities. Lennar contributed $1,000 per home delivered in fiscal 2025, for a total of $82.5 million, to The Lennar Foundation. Below are recent examples of The Lennar Foundation’s giving and support:

Community Pillar

•

Launched a homeless rehabilitation program with Chapman Partnership (“Chapman”), a Miami homeless shelter, and The Underline, a 10-mile linear park located under the Miami Metro Rail. The Lennar Foundation sponsored the creation of a maintenance company at Chapman which hires homeless individuals to work as park stewards along The Underline and has successfully employed the first seven participants, who are currently transitioning out of the homeless shelter and into their own self-support living situations.

•

Continued supporting the Minnesota division’s partnership with the Minnesota Assistance Council for Veterans to expand Veteran Village, a supportive housing community for veterans, helping reduce the number of homeless veterans in Minnesota.

•	Continued partnering with ICON and Mobile Loaves & Fishes in Austin, Texas, where 100 mini-homes are being 3-D printed to house the homeless in their Community First! Village.

•	Provided crisis aid following natural disasters in 2025, including California wildfire relief in Los Angeles, and Central Texas flood relief in the Texas Hill Country.

Education Pillar

•

Expanded residential construction career skills training programs to multiple additional locations across the country, helping underserved individuals learn and grow into meaningful careers. To date, the program has graduated over 4,500 students, placing approximately 80% of those students in jobs with our trade partners, as well as those of other builders. Of those 4,500 students, over 800 have been formerly incarcerated, as The Lennar Foundation has partnered with state and local jail facilities to teach inmates during their last four to six months of incarceration, preparing them for the workforce upon release.

•

Initiated an IT career skills training program that provides certifications for participants to help them establish a career in IT help desk and computer support roles. This program has also been expanded to teach inmates in the Miami-Dade County Department of Corrections and Rehabilitation.

•

Sponsored medical career skills training programs that provide certifications in nursing and emergency medical technician fields. As of 2025, over 1,400 Certified Nursing Assistants have been certified through the program as a result of The Lennar Foundation’s sponsorship at Miami-Dade College.

•

Sponsored the dedication of The Lennar Foundation Construction Lab at Purdue University, built to support hand-on learning and innovation in construction education by helping underserved members of the community gain entry-level skills.

•

Sponsored the first multi-year Lennar Foundation Career Skills Training Academy at Florida International University, which will be a regional training center for local high schools, trade schools, and other educational partners to learn about effective practices in the Construction Skills Training programs and how to increase the impact across the country.

•	Continued supporting a college scholarship program with four Florida universities for underserved students covering each student’s full college costs, including dorm, books and meals.

Health Pillar

•	Continued supporting The Lennar Foundation Medical Center, at the University of Miami, a state-of-the-art outpatient hospital The Lennar Foundation helped build.

•	Continued supporting cancer research at the Sylvester Comprehensive Cancer Center at the University of Miami Leonard Miller School of Medicine.

•	Continued supporting The Lennar Foundation Cancer Center at City of Hope Orange County in Irvine, California.

•	Donated $1 million to create the Pete Andersen FUSION Family Center in Federal Way, Washington, which provides temporary housing and support services to homeless families.

Focused Acts of Caring. Annually, each of Lennar’s divisions chooses one or more charitable organizations to help by donating time and financial support. Following their Focused Act of Caring events, the Lennar Foundation awards grants of up to $25,000 to participating divisions to present directly to their partner charities. 2025 was a milestone year for the program, celebrating 25 years of giving back locally through Focused Acts of Caring.

Dolphins Cancer Challenge. Lennar associates from across the country participate in a bike, run, and walk event. Funds raised from these efforts support the Sylvester Comprehensive Cancer Center in Miami. For the 14th year, the Lennar Foundation proudly supported these efforts and the active role in the fight against cancer, collectively raising over $90 million to date with the community for cancer research, diagnosis, and treatment.

24 | LENNAR CORPORATION 2026 PROXY STATEMENT

Corporate Governance Corporate Responsibility Matters

HUMAN CAPITAL MANAGEMENT

At Lennar, our people are at the heart of what we do. Every day, they collaborate with innovation and passion to move our strategy forward, directly contributing to our goal to become the nation’s best homebuilder. Our people are a reflection of our core pillars: integrity, quality, and value—the “why” behind what we do and our commitment to our homebuyers.

Talent; Health and Wellness. Our success starts and ends with having the best talent, and our associates (i.e., employees) are our most valuable asset. We are not only focused on attracting strong associates with diverse skills, but also equally committed to developing, training, and retaining them once they have joined us. We do so through, among other programs, an early career development program, leadership development programs, and our Lennar Success University program (which is focused on ensuring that our associates are set up for success from their first day at the Company). We also understand the importance of life balance and offer associates a competitive and comprehensive benefits package, including paid parental leave and resources for whole-self well-being (physical, social, and financial). This package includes medical, dental, and vision coverage, mental health resources through our Associate Assistance Program, as well as wellness programs which actively reward healthy lifestyles.

In addition, as discussed below, we have a Chief Medical Officer who brings deep knowledge, experience and understanding of occupational health, preventive care and wellness programs to the Company. Under his guidance, we have implemented cutting-edge health protocols and wellness programs so that our workforce may be supported by robust health resources and services.

Financial Well-Being. We believe in supporting our associates’ financial goals. One of the ways in which we do so is through our student loan repayment program. This initiative enables eligible associates to receive up to $2,000 in their first year and up to $5,250 annually towards reducing their student loan balances, directly contributing to their financial security and empowering them to achieve their educational and professional goals. In addition, we provide enhanced 401(k) plan benefits supported by our nationwide financial fairs to help our associates make informed choices to invest and prepare for their future financial well-being and life events. In addition, in fiscal 2024, we implemented the Adoption Assistance Plan to support full-time associates who choose to grow their family through adoption. This plan allows the Company to reimburse up to $30,000 in eligible expenses per child, with no limit on the number of children, to help make adoption a more accessible option for our associates and their families.

Safety. As discussed in more detail below, safe work environments, through worker safety and regulatory compliance, are a priority for us. We maintain a robust safety training program, and our worker safety metrics are reviewed by our Audit Committee and Board of Directors so we can ensure that we are successfully managing and improving our safety program.

Code of Business Ethics and Conduct. Training on Lennar’s Code of Business Ethics and Conduct is conducted for all associates at the time of hire and reinforced on a regular basis. Topics covered include, among others, business ethics, conflicts of interest, Foreign Corrupt Practices Act matters, and appropriate standards of workplace conduct.

HEALTH AND SAFETY

We are committed to the health and safety of our associates and trade partners, and we hired a full-time Chief Medical Officer in early 2020 at the beginning of the COVID-19 pandemic. We are committed to worker safety and regulatory compliance, and among other things, require that office associates with oversight of construction and associates who work in the field take additional safety courses. Our Board of Directors and its Audit Committee regularly review the results of OSHA visits and other safety-related information to ensure that we are successfully managing and improving our safety program.

TRADE PARTNERS

We are focused on being the builder of choice for our trade partners. Our size, scale, and pace, combined with our even-flow production and Everything’s Included® platform, allow us to provide predictable, consistent work for our trade partners.

CORPORATE GOVERNANCE

Our Board is built on a foundation of strong governance practices that promote integrity and accountability, and this guides our conduct and commitment to doing the right thing for the right reason. Our governance practices include:

•	Majority independent directors

•	Strong independent Lead Director

•	Annual election of all directors

•	Stock ownership guidelines for directors and executive officers

•	Active stockholder engagement

•	Board oversight of risk management and cybersecurity protection

•	Executive compensation that is aligned with stockholder interests and company performance

•	Strong corporate controls and internal audit systems

LENNAR CORPORATION 2026 PROXY STATEMENT | 25

Corporate Governance Director Compensation

Learn More About Corporate Responsibility at Lennar

We invite you to view our most recent Social Responsibility Report on our investor relations website at www.investors.lennar.com. The information on our website, including in our most recent Social Responsibility Report and any other uploaded documents or content hyperlinked on our website, is not, and will not be deemed to be, a part of this proxy statement or incorporated by reference into any of our other filings with the SEC.

Director Compensation

We maintain a compensation program for the non-management directors of the Board. Directors who are associates do not receive any additional compensation for their services as directors of the Company.

In fiscal 2025, in response to feedback from Frederic W. Cook & Company, Inc. (“FW Cook”), an independent management compensation consulting firm engaged by the Compensation Committee to assist with executive compensation matters, that our Compensation Committee Chair’s compensation was lower than that of our peers, we increased the annual retainer for the Compensation Committee Chair from $20,000 to $25,000 effective beginning in fiscal 2025.

In fiscal 2025, our compensation program for the non-management directors consisted of the following types and levels of compensation:

Type of pay	Amount ($)	Form

Annual Equity Grant (1)	$135,000	Shares of Class A common stock

Annual Retainer	$140,000	50% in cash, and 50% in shares of Class A common stock

Audit Committee Chair	$30,000	Cash

Audit Committee Members	$25,000	Cash

Compensation Committee Chair	$25,000	Cash

Compensation Committee Members	$15,000	Cash

NCG Committee Chair	$20,000	Cash

NCG Committee Members	$10,000	Cash

Lead Director	$75,000	Cash

(1)	The number of shares of Class A common stock granted is based on the closing price of the stock on the date of grant, April 9, 2025 ($108.66).

Annual Equity Grant

At the time of each annual meeting, each non-management director receives a grant of shares of our Class A common stock. Directors are permitted to sell 50% of that stock at any time but must hold the remaining stock until the second anniversary of the grant date. See “Director Compensation—Impact of the Millrose Spin-Off on Director Equity Awards” in this proxy statement for information on how director equity awards were treated in connection with the Millrose Spin-Off on February 7, 2025.

Retainer and Committee Fees Paid in Cash

Fifty percent of the annual retainer, and the committee fees and lead director fee, are paid in quarterly cash installments. Non-management directors are also reimbursed for incidental expenses arising from their attendance at Board meetings and committee meetings.

Compensation Deferral

A director may elect to defer payment of both the cash and stock portion of the annual retainer and committee and lead director fees until the year the director ceases to serve on our Board or the director’s death. If a director makes this election, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred retainer and fees is credited to the director’s deferred compensation account each quarter. These phantom shares accrue dividend-equivalents, which are credited to the director’s account and treated as though they were used to purchase additional shares of Class A common stock.

When a director’s deferred compensation account terminates, the director will receive cash equal to the value of the number of phantom shares of Class A common stock and, if applicable, any phantom shares of Class B common stock credited to the director’s account. That value is determined by multiplying the number of phantom shares by the closing price of the applicable common stock on either the date of the director’s death or a specified date during the year of the director’s separation from service.

26 | LENNAR CORPORATION 2026 PROXY STATEMENT

Corporate Governance Director Compensation

For fiscal 2025, each of Messrs. Hudson, Olivera, Sonnenfeld, and Lapidus (before his departure from the Board at the conclusion of the 2025 Annual Meeting) elected to defer payment of both the cash and stock portions of their fees. Ms. McClure participated in the deferred compensation program until her termination in the program became effective in the second quarter of fiscal 2021. Mr. Gilliam participated in the deferred compensation program until he terminated his participation in September 2021 with respect to the cash portion of his Board and Committee fees, which termination was effective in the second quarter of fiscal 2022. Mr. Gilliam continues to defer the stock portion of his Board and Committee fees. See “Director Compensation—Impact of the Millrose Spin-Off on Director Equity Awards” in this proxy statement for information on how director phantom shares were treated in connection with the Millrose Spin-Off.

The table below sets forth the aggregate number of phantom shares of Class A common stock held by such directors in their respective deferred compensation accounts at November 30, 2025.

Name	Aggregate Number of Class A Shares of Phantom Stock Held in Deferred Compensation Account at November 30, 2025(4)

Tig Gilliam(1)	46,086

Sherrill W. Hudson	74,976

Teri P. McClure(2)	24,097

Armando Olivera	30,116

Jeffrey Sonnenfeld	65,198

Sidney Lapidus(3)	0

(1)	A portion of the shares of phantom stock are shares that Mr. Gilliam received prior to terminating his deferral election with respect to the cash portion of his Board and Committee fees.

(2)	The shares of phantom stock are shares that Ms. McClure received prior to terminating the deferral election.

(3)

Mr. Lapidus’ deferred compensation account terminated as of his departure from the Board following the 2025 Annual Meeting, and the Company settled Mr. Lapidus’ account in accordance with the deferred compensation provisions of the director compensation program.

(4)

Includes phantom shares received in connection with the Millrose Spin-Off. See footnote 3 to the table below for the incremental phantom shares credited to each director’s deferred compensation account in connection with the Millrose Spin-Off.

The following table sets forth information regarding the compensation of our non-management directors for fiscal 2025. Messrs. Miller and Jaffe are omitted from the table as Messrs. Miller and Jaffe do not receive any additional compensation for their service as directors. Compensation for these two executives is described in the Compensation Discussion and Analysis section of this proxy statement, which begins on page 31.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Amy Banse	95,000	204,723	233	299,956
Tig Gilliam	110,000	204,956	82,099	397,055
Sherrill W. Hudson	115,000	204,956	131,342	451,298
Teri P. McClure(5)	105,000	204,723	43,380	353,103
Armando Olivera	180,000	204,956	52,723	437,679
Dacona Smith	85,000	204,723	233	289,956
Jeffrey Sonnenfeld	115,000	204,956	113,517	433,473
Serena Wolfe	95,000	204,723	233	299,956
Sidney Lapidus(4)	17,500	17,500	128,515	163,515

(1)

Each of Messrs. Hudson, Olivera, Sonnenfeld, and Lapidus (before his departure from the Board at the conclusion of the 2025 Annual Meeting) decided to defer 100% of both the cash and stock portions of their annual retainer and committee fees. These amounts were credited in the form of phantom shares of Class A common stock to the directors’ respective deferred compensation accounts. Mr. Gilliam elected to terminate his participation in the deferred compensation program with respect to the cash portion of his Board and Committee fees, which termination became effective during the second quarter of fiscal 2022. However, as noted above, Mr. Gilliam continues to defer the stock portion of his Board and Committee fees. The table below sets forth, with respect to each participating director, such director’s deferred cash fees and deferred stock awards for fiscal 2025, as well as the phantom shares credited to such director’s account for fiscal 2025.

LENNAR CORPORATION 2026 PROXY STATEMENT | 27

Corporate Governance Director Compensation

Name	Deferred Cash Fees ($)	Deferred Stock Awards ($)	Phantom Shares Credited to Account
Tig Gilliam	0	70,000	1,283
Sherrill W. Hudson	115,000	70,000	2,653
Armando Olivera	180,000	70,000	2,511
Jeffrey Sonnenfeld	115,000	70,000	2,499
Sidney Lapidus	17,500	17,500	1,399

(2)

Amount reflects (i) 50% of the annual retainer fee, payable in shares of Class A common stock, and (ii) the fair market value of the 1,242 shares of Class A common stock that constitute the annual equity grant for all directors. The annual equity grant award was made on April 9, 2025 to each of Ms. Banse, Mr. Gilliam, Mr. Hudson, Ms. McClure, Mr. Olivera, Mr. Smith, Mr. Sonnenfeld, and Ms. Wolfe and had a grant date fair value of $108.66 per share. All of the foregoing shares were fully vested upon issuance, but 50% of the shares are subject to a two-year minimum holding period.

(3)

With respect to Ms. Banse, Mr. Smith, and Ms. Wolfe, the amount reflects cash in lieu of fractional shares relating to the quarterly annual retainer fees paid in stock. With respect to Ms. McClure, the amount includes both cash in lieu of fractional shares relating to the quarterly annual retainer fee paid in stock and dividend equivalents payable on phantom shares held in Ms. McClure’s deferred compensation account that were received prior to termination of the deferral election. With respect to Messrs. Gilliam, Hudson, Olivera, Sonnenfeld, and Lapidus, the amounts include dividend-equivalents payable on phantom shares held in the directors’ respective deferred compensation accounts. Deferred dividend equivalents are credited to the applicable director’s deferred compensation account in the form of additional phantom shares, calculated at the fair market value of a share of our Class A common stock on the dividend record dates. The table below sets forth the phantom shares credited to each participating director’s account from deferred dividend equivalents for fiscal 2025 and those received in connection with the Millrose Spin-Off.

Name	Dividends Deferred ($)	Phantom Shares Credited to Account for Deferred Dividends	Phantom Sharesı Credited to Account in Connection with the Millrose Spin-Off
Tig Gilliam	82,099	707	3,378
Sherrill W. Hudson	131,342	1,130	5,385
Teri P. McClure	43,380	373	1,795
Armando Olivera	52,723	454	2,115
Jeffrey Sonnenfeld	113,517	977	4,647
Sidney Lapidus	128,515	1,106	5,299

(4)	Mr. Lapidus did not stand for re-election at the 2025 Annual Meeting. Accordingly, his fees earned with respect to fiscal 2025 have decreased relative to his fees earned with respect to fiscal 2024.

(5)

As further described in “Corporate Governance—Director Compensation” in this proxy statement, effective as of fiscal 2025, Teri P. McClure’s annual compensation as Chair of the Compensation Committee has increased from $20,000 to $25,000. Accordingly, her fees earned with respect to fiscal 2025 have increased relative to her fees earned with respect to fiscal 2024.

Impact of the Millrose Spin-Off on Director Equity Awards

On February 7, 2025, we successfully completed the Millrose Spin-Off. In connection with the Millrose Spin-Off and pursuant to the terms and conditions of our 2016 Equity Plan, non-management directors holding unvested restricted stock awards received shares of Millrose common stock giving effect to the Millrose Spin-Off distribution ratio of one share of Millrose common stock for every two shares of Lennar common stock held (the “Spin-Off Distribution Ratio”). The Millrose shares received by directors in connection with the Millrose Spin-Off are not subject to the same transfer restrictions as the related shares of Lennar common stock.

For those non-management directors with amounts deferred pursuant to the Company’s deferred compensation program, their deferred compensation accounts were credited with additional phantom shares in an amount equal to the value of the shares of Millrose common stock that would have been delivered with respect to each Lennar phantom share held in such account if such Lennar phantom shares had been outstanding Lennar common stock after giving effect to the Spin-Off Distribution Ratio.

Fiscal 2026 Changes to Director Compensation Program

In September 2025, changes to the compensation program for the non-management directors of the Board were recommended by FW Cook and approved by the Compensation Committee and the Board, effective as of December 1, 2025 (the first day of the Company’s 2026 fiscal year). These changes were intended to simplify the compensation program and align director compensation with current market best practices. The approved changes were as follows:

•

An increase in the annual fiscal year equity grant from $135,000 (which was previously paid in fully vested Class A common stock, half of which had certain transfer restrictions for a two-year period following the grant date) to $205,000 (to be paid in restricted stock units, each with a one-year service-based vesting condition);

28 | LENNAR CORPORATION 2026 PROXY STATEMENT

Corporate Governance Director Compensation

•	A reduction in the annual fiscal year director retainer from $140,000 (which was previously paid 50% in cash and 50% in the Company’s Class A common stock) to $70,000 (to be paid 100% in cash); and

•

A revision to the compensation deferral mechanics to provide directors with the option, for deferral elections made during fiscal 2025 with respect to fiscal 2026 compensation and thereafter, to defer payments of cash and/or annual fiscal year equity grants into fully vested deferred stock units equal to the value of the cash fee or number of restricted stock units, as applicable, which will be settled in shares of Class A common stock upon separation from service.

In addition, the administration of deferred compensation changed from a calendar-year basis to a fiscal-year basis to align deferrals with fiscal year director compensation and to allow deferral elections in respect of a given fiscal year’s compensation to take effect at the start of such fiscal year while remaining legally compliant.

Stock Ownership Requirements

Our Board has adopted stock ownership guidelines establishing minimum equity ownership requirements for members of our Board. The purpose of the guidelines is to align the interests of directors with the interests of stockholders and to further promote our commitment to sound corporate governance. Under our stock ownership guidelines, a director is expected to own, by a date not later than five years after being elected as a director, shares of our common stock with a value equal to six times the annual director retainer. All of our directors are in compliance with the guidelines or are on track to comply within the five-year period.

LENNAR CORPORATION 2026 PROXY STATEMENT | 29

Every year, we give our stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation of our named executive officers. This vote is commonly referred to as “say-on-pay.” At the 2026 Annual Meeting, we will ask our stockholders to approve, on an advisory basis, the fiscal 2025 compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (“CD&A”) that follows this proposal.

We encourage you to review the CD&A, the compensation tables, and the related narrative disclosures. We believe our Company’s success is attributable in substantial part to the talent, experience and dedication of our executives. Therefore, our executive compensation program is designed to attract, retain, and motivate high-quality, experienced executives who can help us achieve our short-term and long-term business objectives and strategic priorities.

We believe our executive compensation program appropriately balances responsible, measured pay practices with effective incentives that align executive performance with stockholder value creation. As described in the CD&A, this balance is achieved through a combination of short-term and long-term compensation components—both fixed and variable—with a meaningful percentage of NEO compensation tied to Lennar’s financial performance and stockholder returns. Further, we maintain strong corporate governance practices regarding executive compensation, including robust stock ownership guidelines and a compensation clawback policy that complies with Rule 10D-1, to promote continued alignment of our executives’ interests with those of our stockholders and to discourage excessive risk-taking to achieve short-term gains.

We are requesting that our stockholders approve the following resolution:

RESOLVED, that the stockholders of Lennar Corporation approve, on a non-binding, advisory basis, the compensation of Lennar’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis, the tabular disclosures regarding such compensation, and the accompanying narrative disclosures, set forth in Lennar’s 2026 Annual Meeting proxy statement.

Although this say-on-pay vote is non-binding, the Board and the Compensation Committee will review the results of the vote and consider those results when determining future executive compensation arrangements.

30 | LENNAR CORPORATION 2026 PROXY STATEMENT

This Compensation Discussion and Analysis describes our compensation philosophy, policies, and plans, as well as our compensation-setting process and the 2025 compensation of our named executive officers, or NEOs. In addition, we explain why we believe that our executive compensation program is in the best interests of Lennar and you, our stockholders.

For fiscal 2025, our NEOs were:

Stuart Miller Executive Chairman and Chief Executive Officer	Jonathan M. Jaffe Former Co-Chief Executive Officer and President	Diane Bessette Vice President and Chief Financial Officer	Katherine Lee Martin Chief Legal Officer and Corporate Secretary	David Collins Vice President and Controller	Mark Sustana Former Vice President, General Counsel and Secretary

EXECUTIVE SUMMARY	31	2022 Performance Share Awards – Results	46
Our Compensation Practices	35	Other Benefits	47
Roles and Responsibilities with Regard to Compensation	36	Change in Control Effects	47
Use of Market Data	37	Executive Transitions	48
2025 Compensation Decisions	37	Other Compensation Practices	49

Executive Summary

Fiscal 2025 Performance and Other Highlights

Fiscal 2025 was shaped by affordability constraints and elevated mortgage rates. In this environment, we delivered results while adapting to market conditions and staying focused on the core pillars of our strategy, which is building a healthier housing market by bringing more attainable homes to more people: identifying communities for growth, controlling and developing land, using scale to build attainable products, and selling on pace to fuel growth.

We ended the year with total revenues of $34.2 billion, net earnings of $2.1 billion, a 19.7% return on inventory, and $217 million in operating cash flow. We delivered 82,583 homes with 83,978 new home orders. Our just-in-time land strategy resulted in 98% of our land controlled or optioned, an all-time high. By driving efficiency, we reduced our construction cycle time by 40% over the last three years. In fiscal 2025, we also repurchased 22.1 million shares: 14.1 million shares of Lennar common stock for $1.7 billion in cash and 8.0 million shares through the Exchange Offer.

In addition, in fiscal 2025, we completed the Millrose Spin-Off and the acquisition of the homebuilding operations of Rausch Coleman Homes. The Millrose Spin-Off supported our move to a more asset-light land strategy by reducing the amount of capital tied up in land and improving cash flow. It also gives us greater flexibility to match land purchases with sales pace. Together, these actions support steady growth, stronger cash generation, and improved performance across housing cycles. The Rausch Coleman Homes acquisition expanded our presence in fast-growing, more affordable markets and added communities that support continued growth. By bringing these operations onto Lennar’s platform, we can leverage our scale, purchasing power, and systems to grow efficiently and maintain disciplined returns.

Finally, as discussed elsewhere in this proxy statement, after a 42-year career with Lennar, Jonathan Jaffe retired as Co-Chief Executive Officer and President effective as of December 31, 2025. The Company has no plans to replace Mr. Jaffe’s role.

LENNAR CORPORATION 2026 PROXY STATEMENT | 31

Compensation Discussion and Analysis Executive Summary

Fiscal 2025 Key Compensation Decisions

For fiscal 2025, the Compensation Committee made the following key compensation decisions, which promote the continued alignment of our executive compensation program with stockholder interests:

•

No increases were made to the base salaries of our NEOs (other than for Mr. Collins, as described in the “Compensation Discussion and Analysis—2025 Compensation Decisions—Base Salaries” section of this proxy statement).

•	No increases were made to the target equity-based compensation of either of our Co-CEOs.

•

Annual cash incentive compensation for our NEOs was paid based on actual achievement of performance criteria and, where appropriate, the Compensation Committee exercised its negative discretion to further align NEO pay with performance results.

•	The performance share awards that vested in fiscal 2025 were tied to actual performance and, accordingly, vested at an amount below target performance.

•

Upon the retirement of Mr. Jaffe, we did not appoint (and do not intend to appoint) a successor co-CEO. This will continue to result in a significant decrease in total compensation for the CEO position, further aligning compensation with peer practices.

Continued Stockholder Engagement on Executive Compensation

The Compensation Committee and full Board take the outcome of the Say-on-Pay vote seriously and are focused on gathering and responding to our stockholders’ feedback regarding the Company’s executive compensation programs. As part of its compensation-setting process, the Compensation Committee considers the results of the stockholder advisory vote on our executive compensation from the prior year. Approximately 88% of the votes cast at our 2025 Annual Meeting were voted in favor of our executive compensation, representing an increase of nine percentage points in approval from our 2024 annual meeting of stockholders where approximately 79% of the votes cast were in favor of our executive compensation plan. This positive, meaningful increase in stockholder approval is the result of the Compensation Committee’s consistent efforts to engage and align with, and be responsive to, our stockholders to bolster stockholder voting results.

Throughout fiscal 2025, in furtherance of these efforts, the Compensation Committee participated in a series of discussions and consultations with the Compensation Committee’s independent compensation advisor. In a continued effort to be responsive to the feedback we received from extensive outreach to our stockholders in fiscal 2023, the Compensation Committee in fiscal 2025 also consulted with an independent compensation advisor to obtain additional input on how we could continue to improve on the progress we made in fiscal 2024 in aligning our executive compensation programs with stockholder interests.

Highlights of our fiscal 2025 compensation program, which have been developed based on the input from our stockholders in fiscal 2023 and in prior years, the results of the Company’s 2025 Say-on-Pay vote, and consultations with the Compensation Committee’s independent compensation advisor, are listed below:

•

With respect to annual cash incentive compensation, a Pretax Income (as defined in the “Compensation Discussion and Analysis—2025 Compensation Decisions—Annual Cash Incentive Compensation” section of this proxy statement) profit-sharing percentage of 0.20% for Mr. Miller and 0.15% for Mr. Jaffe, which incentivizes growth in Pretax Income to strengthen the link between short-term incentive payouts and the Company’s performance.

•	An equity pay mix of 70% performance-based and 30% service-based awards for each of Messrs. Miller and Jaffe to ensure alignment with long-term value creation for our stockholders.

•

Performance share awards target payouts for Messrs. Miller and Jaffe in the 65th percentile to require greater outperformance to earn target payouts relative to our peers which further strengthens the alignment between executive compensation and the Company’s performance.

•

Performance share award threshold payouts for Messrs. Miller and Jaffe at 30% of target, which maintains a reduced level of compensation for underperformance and strengthens the alignment between executive compensation and the Company’s performance.

•	Target incentive pay mix for Messrs. Miller and Jaffe at approximately 20% cash and 80% equity.

We Regularly Review the Compensation Program and Make Appropriate Changes

We are committed to aligning with and being responsive to our stockholders. We take into account their feedback and regularly review and make changes to our executive compensation program accordingly.

In the last five years, we have made the following changes to our equity compensation and cash bonus programs for Messrs. Miller and Jaffe:

•	The percentage of each of their direct compensation composed of long-term equity awards has increased from 49% in 2021 to 83% in 2025.

•

We increased the relative target performance from 50% in 2021 to 65% in 2025 and reduced the payout level at threshold performance from 50% of target in 2021 to 30% of target in 2025. This means that awards now require greater outperformance to each target payout relative to our peers, and threshold performance results in lower payout levels.

32 | LENNAR CORPORATION 2026 PROXY STATEMENT

Compensation Discussion and Analysis Executive Summary

•

We decreased their Pretax Income profit-sharing percentage from 0.58% and 0.51%, respectively, in 2021, to 0.20% and 0.15%, respectively, in 2025, and added a maximum payout cap of $7.0 million and $6.0 million respectively, on each of Messrs. Miller’s and Jaffe’s annual incentive cash bonus awards beginning in 2022.

Base Salaries

In contrast to the regular changes that we make to the at-risk portion of executive compensation, with respect to Messrs. Miller and Jaffe, no changes have been made to their base compensation since 2003 and 2010, respectively.

Key Operating and Financial Highlights

KEY FINANCIAL METRICS

KEY OPERATING METRICS

KEY RETURN METRICS

*	Assumes dividends are reinvested in the shares; 11/30 fiscal year-end comparison

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Compensation Discussion and Analysis Executive Summary

	As of or for the Fiscal Year Ended November 30,					% Change

Stock Price and Other Data	2025(1)	2024	2023	2022	2021	2025 vs 2024	2025 vs 2021

Common stock price (LEN A)	$131.30	$174.39	$127.92	$87.83	$105.05	(25%)	25%

Common stock price (LEN B)	$123.59	$164.83	$114.74	$72.61	$85.78	(25%)	44%

Total equity market capitalization (in millions)	$33,267	$47,069	$35,947	$25,019	$31,785	(29%)	5%

Book value per share	$88.91	$103.90	$94.61	$83.16	$69.52	(14%)	28%

Diluted earnings per share	$7.98	$14.31	$13.73	$15.72	$14.27	(44%)	(44%)

Cash dividends paid per share	$2.00	$2.00	$1.50	$1.50	$1.00	–	100%

(1)

As described above under “Corporate Governance—Certain Relationships and Related Transactions,” on February 7, 2025, we successfully completed the Millrose Spin-Off. In connection with the Millrose Spin-Off, we distributed approximately 80% of Millrose’s total outstanding stock (Class A common stock and Class B common stock) to all Lennar stockholders as of the record date of the Millrose Spin-Off. As also described above, on November 21, 2025, the Exchange Offer, pursuant to which Lennar exchanged 33,298,754 shares of Millrose Class A Common Stock for 8,049,594 shares of Lennar Class A Common Stock at an exchange ratio of 4.1367 shares of Millrose, expired. Stock price and other data as of and for the fiscal year ended November 30, 2025 reflect the Millrose Spin-Off and the Exchange Offer.

Appointment of Katherine Lee Martin

On August 18, 2025, the Board appointed Katherine Lee Martin as Chief Legal Officer and Corporate Secretary, effective as of September 2, 2025. In connection with her appointment, the Compensation Committee approved an offer letter for Ms. Martin which includes an annual base salary of $600,000 and a fiscal 2025 discretionary bonus of $1,400,000. She also received long-term equity awards as described in the “Compensation Discussion and Analysis—2025 Compensation Decisions—2025 Equity-Based Compensation Decisions—Equity-Based Compensation” and “Compensation Discussion and Analysis—Executive Transitions” sections of this proxy statement. In determining Ms. Martin’s compensation package, including the decision to award her a full-year discretionary bonus, the Compensation Committee considered, among other things, her prior experience, responsibilities at Lennar, compensation of comparable executives in our Peer Group (as defined below), historic compensation of the Lennar General Counsel, the necessary provision of an appropriate make-whole award to compensate for her forfeiture of certain compensation from her prior position, and the nature of a compensation package necessary to attract key talent with the unique skill set and expertise that Ms. Martin possesses.

2025 Compensation Program

Our NEO compensation program currently has three forms of direct compensation: base salary, annual cash incentive awards, and equity-based incentive awards.

Element	Description	Primary Objectives

Base salary	Fixed cash payment.	To attract and retain executives by offering salaries that are competitive with market opportunities and that recognize each executive’s position, role, responsibility, and experience.

Annual cash incentive award	Variable performance-based cash payment.	To motivate and reward the achievement of annual performance objectives.

Equity-based incentive award

Messrs. Miller and Jaffe and Mmes. Bessette and Martin receive their grants as performance-based restricted stock/performance-based restricted stock units and service-based restricted stock.

Messrs. Sustana and Collins receive their grants entirely in service-based restricted stock.

To align executives’ interests with the interests of stockholders, motivate executives to maximize our long-term performance and stockholder returns, and promote executive retention.

We do not have a formal policy prescribing the allocation of total compensation among these various components. Our Compensation Committee believes the factors that determine compensation should vary with the executive’s role. For example, executives with more influence over our operating and financial performance should have a greater portion of their compensation dependent upon the achievement of performance objectives. For more information on our commitment to link compensation to the achievement of performance objectives, see “Compensation Discussion and Analysis—Our Compensation Practices—We Tie Executive Compensation to Performance” in this proxy statement. By comparison, those named executive officers whose responsibilities are to establish and maintain strong corporate controls and regulatory compliance should have a larger percentage of their direct compensation from their base salary and from annual incentive awards based on factors like whether Lennar adheres to fundamental policies and procedures and avoids undue risk-taking.

34 | LENNAR CORPORATION 2026 PROXY STATEMENT

Compensation Discussion and Analysis Our Compensation Practices

The chart below shows how total direct compensation was allocated for each of our NEOs in fiscal 2025 (other than Mr. Sustana due to his retirement from the Company, effective as of September 2, 2025). In order to provide greater alignment with stockholders, we compensate significantly more in equity-based awards than in cash. This is consistent with the Compensation Committee’s decision described above to target the fiscal 2025 incentive pay mix for Messrs. Miller and Jaffe at approximately 20% cash and 80% equity and with our compensation objectives to align executive compensation with the Company’s performance and to provide long-term value for our stockholders.

2025 COMPENSATION PAY MIX(1)

(1)	Mr. Sustana retired from the Company effective as of September 2, 2025 and is not included in the above table.

(2)

Mr. Jaffe retired from the Company effective as of December 31, 2025. Due to the timing of Mr. Jaffe’s retirement, Mr. Jaffe was not eligible to receive, and did not receive, any cash bonus relating to fiscal 2025.

(3)

Ms. Martin was appointed Chief Legal Officer and Corporate Secretary effective as of September 2, 2025. Ms. Martin’s compensation for fiscal 2025 included a signing bonus of $500,000 and a sign-on restricted share award with a grant date fair value of $4,000,000.

Our Compensation Practices

We designed our executive compensation program to:

•	attract, retain, and motivate highly qualified and experienced executives;

•	recognize valuable individual performance and motivate executives to maximize Lennar’s short-term and long-term achievements without taking undue risk;

•	maintain flexibility to ensure that awards remain competitive within our peer group of homebuilders and Fortune 500 companies;

•	align the interests of our executives with those of our stockholders; and

•	promote adherence to good corporate governance and company policies and values.

We pursue these objectives while adhering to the governance practices and company policies discussed below.

We Tie Executive Compensation to Performance

We believe that one of the best ways to align the interests of our senior executives with those of our stockholders is to tie a significant portion of executive compensation to Lennar’s financial and operational performance. With respect to our Executive Chairman and Chief Executive Officer and our Former Co-Chief Executive Officer and President—the two named executive officers whose responsibilities have been to manage the growth of our business—this means that approximately 97% of total direct compensation (base salary, annual cash incentive awards, and equity awards) for fiscal 2025 was either awarded based on Lennar’s financial performance or was awarded in the form of equity.

To incentivize the creation of long-term value for our stockholders directly in response to articulated stockholder concerns, we maintain a long-term incentive program pursuant to which equity awards to executives are more heavily weighted towards performance-based equity awards versus service-based equity awards. This provides greater alignment between executive compensation and the Company’s performance outcomes. Additionally, the performance-based equity awards will only be earned if Lennar achieves

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Compensation Discussion and Analysis Roles and Responsibilities with Regard to Compensation predetermined financial and operational goals over a three-year period, which take into account the Company’s performance relative to its peer group (and as of fiscal year 2023, we require greater outperformance relative to the Company’s peer group to earn target payouts). See “Proxy Summary—Compensation Highlights” in this proxy statement for further information. These practices highlight the Company’s compensation philosophy of aligning executive compensation and Company performance and continually innovating our compensation program to strengthen this alignment in response to stockholder concerns.

Annual cash incentive awards for these executives are also tied to performance. The annual cash incentive awards for our Co-Chief Executive Officers were calculated based on Pretax Income (as defined in “Compensation Discussion and Analysis—2025 Compensation Decisions—Annual Cash Incentive Compensation” of this proxy statement) after a capital charge—the metric we believe most directly translates into stockholder value. Further discussion of the annual cash incentive awards is in “Compensation Discussion and Analysis—2025 Compensation Decisions—Annual Cash Incentive Compensation” of this proxy statement.

Annual cash incentive awards for our Chief Financial Officer, our Chief Legal Officer, our Controller and our Former General Counsel, are based on Lennar’s performance as well as their operational and strategic performance in their respective areas of responsibility. Since the principal responsibilities for these executives include establishing and maintaining strong corporate controls and regulatory compliance, a smaller portion—approximately 89%—of their total direct compensation for fiscal 2025 was either performance-based or equity-based.

Team Compensation Philosophy

The compensation of our senior executives reflects our emphasis on and commitment to a carefully coordinated, team-based leadership approach. We believe this culture of collegiality at the senior executive level is a significant contributing factor in furtherance of our goal of creating value for stockholders. Our senior executives’ compensation tracks to our broader compensation philosophy, taking into account structure and level in order to motivate and reward continued collaboration among the team. Our senior executives each bring different talents to their work at Lennar, and we strive for a culture in which they interact flawlessly to produce excellent performance in stockholder returns.

We Maintain Strong Compensation Governance Policies

The compensation governance policies summarized below further align our executives’ interests with those of our stockholders.

Stock ownership guidelines. Each of our executive officers is required to own shares of our common stock with a value equal to a prescribed multiple of his or her base salary. All of the NEOs significantly exceed their minimum stock ownership requirements. For more information, see page 49.

No employment agreements. We do not have employment agreements or change-in-control agreements with any of our NEOs or other executive officers. This gives the Compensation Committee flexibility to change the components of our executive compensation program in order to remain competitive in the market and address economic conditions.

Double-trigger vesting requirement. All equity grants are subject to a “double-trigger” requirement to accelerate vesting in the event of a change in control. For more information, see page 47.

Compensation Clawback Policy. Our compensation clawback policy, which we also refer to as our Executive Officer Recovery Policy or our Clawback Policy, would allow us to recover from NEOs and other associates (in certain circumstances) incentive-based compensation granted under our 2016 Equity Plan and 2016 Incentive Compensation Plan, as may be amended or restated from time to time (“2016 Incentive Compensation Plan”). For more information, see page 49.

Roles and Responsibilities with Regard to Compensation

Role of the Compensation Committee

Our Compensation Committee annually evaluates and approves the compensation for our executive officers, including both Mr. Miller, our Executive Chairman and Chief Executive Officer, and Mr. Jaffe, our Former Co-Chief Executive Officer and President. The Compensation Committee’s determinations regarding the compensation of our executive officers take into account a variety of factors. Among other things, the Compensation Committee looks at the compensation being paid by other homebuilders or companies with businesses similar to Lennar’s, and compensation being paid to other executives at Fortune 500 companies. The Compensation Committee also considers recommendations by Mr. Miller and Mr. Jaffe (except regarding themselves) and other members of our senior management and any other factors the Compensation Committee believes are appropriate.

Under the 2016 Equity Plan, the Compensation Committee is authorized to delegate all or a part of its duties with respect to awards to management (excluding any awards made to individuals subject to Section 16 of the Exchange Act and awards issued to any person who was delegated authority to make awards). Under our 2016 Incentive Compensation Plan, the Compensation Committee is authorized to delegate all or a part of its duties with respect to bonuses under the plan to management.

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Compensation Discussion and Analysis Use of Market Data

Role of Management

Mr. Miller and Mr. Jaffe provide written background and supporting materials for review at Compensation Committee meetings and also attend those meetings at the Compensation Committee’s request. Mr. Miller and Mr. Jaffe provide information regarding, and make recommendations about, designs for (or changes to) our executive compensation programs. Mr. Miller and Mr. Jaffe also provide the Compensation Committee with:

•	evaluations of each named executive officer, including themselves;

•	recommendations regarding base salary levels for the upcoming year for each named executive officer, other than themselves;

•	an evaluation of the extent to which each named executive officer met the applicable annual incentive plan target(s); and

•	recommendations regarding the aggregate value of the long-term incentive compensation that each named executive officer should receive.

Following Mr. Jaffe’s retirement, Mr. Miller continues to play the same role in providing materials for, attending and participating in discussions, and providing recommendations regarding executive compensation.

Role of Compensation Consultants and Advisors

The Compensation Committee has the authority to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate. As it has in the past, the Compensation Committee engaged FW Cook in fiscal 2025 to assist the Compensation Committee with executive compensation matters. The Compensation Committee considered the work performed by FW Cook for the Company and determined that no conflicts of interest exist and that FW Cook is independent from management.

Use of Market Data

We refer to compensation data regarding other publicly traded homebuilding companies to analyze our compensation decisions in light of current market rates and practices, and to help ensure that our decisions are reasonable and competitive. In connection with setting fiscal 2025 compensation, the Compensation Committee reviewed summaries of information disclosed in public filings by the following publicly traded homebuilders, which are listed with their exchange ticker symbols, that the Compensation Committee views as our peer group (the “Peer Group”). Following discussion with FW Cook, the Peer Group remained unchanged from fiscal 2024.

D.R. Horton, Inc. (DHI)	PulteGroup, Inc. (PHM)

KB Home (KBH)	Taylor Morrison Home Corporation (TMHC)

Meritage Homes Corporation (MTH)	Toll Brothers, Inc. (TOL)

NVR, Inc. (NVR)	TRI Pointe Group, Inc. (TPH)

Given that only one company in the Peer Group approaches Lennar in terms of revenue, profitability, and market capitalization, the Compensation Committee also reviewed information about compensation levels generally paid by other Fortune 500 companies. The Compensation Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of the Peer Group companies, the Fortune 500 companies, or any other peer group or survey. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation, and long-term cash and equity-based incentives, to assist in determining whether proposed compensation programs are competitive, and then uses its experience and judgment to make final compensation decisions.

2025 Compensation Decisions

Base Salaries

Why we pay base salaries. The Compensation Committee believes that competitive base salaries are an important element in attracting, retaining, and motivating our executives. In addition, the Compensation Committee believes that having a reasonable level of fixed compensation allows our executives to dedicate their undivided business attention to Lennar.

How base salaries are determined. The Compensation Committee considers a number of factors when setting base salaries for the NEOs, including:

•	level of experience and responsibility;

•	the scope and complexity of the role;

•	ability to contribute to our meeting annual operating objectives;

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Compensation Discussion and Analysis Use of Market Data

•	level of pay required to retain the executive’s services in light of market conditions;

•	average base salary of comparable executives in our Peer Group; and

•	market changes and the economic and business conditions affecting Lennar at the time of the evaluation.

The Compensation Committee does not assign a specific weight to any individual factor or apply a formula for how an NEO’s base salary should compare to that of persons holding similar positions with members of our Peer Group.

2025 base salary decisions. The NEOs’ base salaries for fiscal 2025 are shown below.

Name	2025 Base Salary ($)	Change in Base Salary (%)

Stuart Miller	1,000,000	Unchanged since 2003

Jonathan M. Jaffe	800,000	Unchanged since 2010

Diane Bessette	750,000	Unchanged since 2018

Katherine Lee Martin	600,000	—(1)

David Collins	350,000	7.7 in fiscal 2025

Mark Sustana	500,000	Unchanged since 2022

(1)	Ms. Martin was appointed Chief Legal Officer and Corporate Secretary effective as of September 2, 2025.

Mr. Collins’ base salary was increased by 7.7% for fiscal 2025 due to his significant leadership and performance related to and throughout the Millrose Spin-Off.

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Compensation Discussion and Analysis 2025 Compensation Decisions

Annual Cash Incentive Compensation

Why we pay annual cash incentive compensation. The Compensation Committee believes that annual cash incentive compensation encourages executive officers to contribute to Lennar’s profitability. Our 2025 annual cash incentive awards were made under our 2016 Incentive Compensation Plan.

2025 Annual Cash Incentive Decisions

MESSRS. MILLER AND JAFFE

The cash bonuses for Messrs. Miller and Jaffe are based on percentages of our pretax income, which is net earnings attributable to Lennar plus/minus income tax expense/benefit (“Pretax Income”), after a capital charge equal to 7.3% of tangible capital and subject to a maximum payout cap. Pretax Income is calculated after eliminating goodwill charges, losses, or expenses on early retirement of debt, impairment charges, and acquisition or deal costs related to the purchase or merger of a public company. Tangible capital is calculated as stockholders’ equity less intangible assets plus homebuilding debt. We believe that our executives’ pay should be linked to Lennar’s performance, and that linking the annual cash bonus to Pretax Income achieves this goal. For example, there have been years, such as fiscal 2008 and 2009 during the economic downturn, when these executives did not receive cash bonuses, and other years, such as more recent years, when Lennar has been profitable and the executives have received significant cash bonuses.

In January 2025, informed by feedback received during extensive outreach to stockholders, the results of the Company’s 2024 advisory vote on executive compensation, and consultations with its independent compensation advisor, the Compensation Committee determined that the cash bonus plans of Messrs. Miller and Jaffe should continue to provide for a cash bonus cap (originally introduced in November 2022) of $7.0 million and $6.0 million, respectively.

In addition, at that time, our Compensation Committee reviewed an analysis of the compensation Lennar paid to its senior executives compared with that paid by our Peer Group. This included an analysis of the fiscal 2024 compensation paid to Messrs. Miller and Jaffe as compared with the compensation paid in fiscal 2023 and 2024 to the individuals in comparable positions at companies in our Peer Group, in the Fortune 500, and in the Executive Compensation Benchmarking Survey conducted by FW Cook. Based on its review of the analysis, the results Lennar achieved during fiscal 2024, and the results Lennar was expected to achieve during fiscal 2025, the Compensation Committee decided to continue applying a formula for Messrs. Miller and Jaffe that included cash incentive bonuses equal to profit-sharing percentages of 0.20% and 0.15%, respectively, of Lennar’s fiscal 2025 Pretax Income, after a capital charge equal to 7.3% of tangible capital.

Using such formula, based on our fiscal 2025 Pretax Income of $2.8 billion, and after taking into account the $1.8 billion capital charge, Mr. Miller was entitled to a cash bonus payment of $2,766,481, which represented approximately 40% of the target cash bonus he was eligible to earn and was based on actual performance, equivalent to below-target performance. Mr. Miller’s fiscal 2025 cash bonus represents an increase relative to his fiscal 2024 cash bonus due to the fact that in fiscal 2024, Mr. Miller’s cash bonus was reduced by $4,999,317 in the Compensation Committee’s discretion based on the Company’s fiscal 2024 performance. The amount of such reduction represented approximately 15% of the aggregate value of Mr. Miller’s cash bonus (based on actual performance, but prior to such reduction) and the target value of his long-term incentive awards granted in 2024. Mr. Miller’s cash bonus payment for fiscal 2025 reflected the strong link between short-term incentive payouts and the Company’s performance described above and was determined purely based on Company performance in fiscal 2025 in accordance with the formula established by the Compensation Committee. Mr. Miller’s fiscal 2025 cash bonus was not subject to the 5% discretionary downward adjustment applied to Ms. Bessette and Mr. Collins (as described below) because the Compensation Committee had already implemented a significant reduction to his bonus opportunity in the prior fiscal year, and his fiscal 2025 cash bonus was structured to be entirely contingent on Company performance. Had Mr. Miller’s fiscal 2024 cash bonus not been reduced as described above, his fiscal 2025 cash bonus would have reflected approximately a 60% decrease relative to his fiscal 2024 cash bonus.

Due to the timing of Mr. Jaffe’s retirement, Mr. Jaffe was not eligible to receive, and did not receive, any cash bonus payments relating to fiscal 2025.

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Compensation Discussion and Analysis 2025 Compensation Decisions

MS. BESSETTE

Ms. Bessette had the opportunity to earn a cash bonus of up to a maximum of 400% of her base salary, which is consistent with Ms. Bessette’s maximum bonus opportunity for fiscal year 2024. Ms. Bessette’s fiscal 2025 cash bonus opportunity was similar to her fiscal year 2024 cash bonus opportunity because it was designed to focus on her achievement of certain strategic, operational, and financial objectives and was not directly tied to her individual annual performance appraisal review. The performance criteria and associated payout for Ms. Bessette’s award are shown below.

		Performance Levels/ Target/Maximum Bonus Opportunity

Performance Criteria	Percent of Target/Maximum Award	Threshold	% of Target/Maximum
• Meet or exceed FY 2025 business plan profitability • Maximize cash generation and allocate capital to create greater stockholder value • Enforce corporate governance, Company policy and procedure adherence, and strong internal controls • Leadership matters: drive change, build stronger teams, and facilitate new programs to improve Company performance • Continue transformation of the FP&A Department • Continue transformation of the Treasury Department • Continue transformation of the Technology Department	100%	Good Very Good Exceptional	25% 50% 100%

Total	100% of Target/Maximum Award (400% of Base Salary)

The Compensation Committee determined that Ms. Bessette had achieved an “exceptional” performance rating for the above- referenced performance criteria and was therefore entitled to a maximum award of 400% of her base salary, or $3,000,000.

In determining the score earned for Ms. Bessette’s performance, the Compensation Committee recognized the following achievements: strengthening of the Company’s balance sheet and liquidity position, solid leadership in the achievement of the Company’s operational and financial strategies, and effective executive management oversight of the continued transformation of the Company’s financial planning and analysis, treasury, and technology functions. The Compensation Committee also recognized Ms. Bessette’s critical leadership role on financial matters throughout the Millrose Spin-Off and the Exchange Offer. No specific weight was given to any particular factor in the evaluations, and no one factor was determinative. After reviewing the Company’s fiscal 2025 performance, the Compensation Committee exercised its negative discretion to apply a 5% reduction to Ms. Bessette’s cash bonus solely to reflect Company performance considerations. The Compensation Committee continued to view Ms. Bessette’s individual performance favorably, and the resulting final earned bonus of $2,850,000 appropriately balanced recognition of her contributions with alignment to Company performance results.

40 | LENNAR CORPORATION 2026 PROXY STATEMENT

Compensation Discussion and Analysis 2025 Compensation Decisions

MS. MARTIN

Ms. Martin had the opportunity to earn a cash bonus of up to a maximum of $1,400,000 without proration. The Compensation Committee determined that Ms. Martin be awarded the opportunity to earn a full-year award due in part to her forfeiture of an annual bonus opportunity in her prior position, and the necessity of providing an appropriate make-whole award in respect thereof, and to incentivize her to join the Company. Ms. Martin is a key leader at the Company whose unique skill set and expertise are in high demand and, as a result, the Company deemed it necessary to provide a cash bonus opportunity commensurate with her role and equivalent to Mr. Sustana’s cash bonus opportunity at the time of his departure. Ms. Martin’s fiscal 2025 cash bonus opportunity was designed to focus on her achievement of certain special legal projects. The performance criteria and associated payout are shown below.

		Performance Levels/ Target/Maximum Bonus Opportunity

Performance Criteria	Percent of Target/Maximum Award	Threshold	% of Target/Maximum
Leadership Matters • Special legal projects, as determined from time to time	50%	Good Very Good Exceptional	25% 50% 100%
Continuous Improvement/Transformation	50%	Good Very Good Exceptional	25% 50% 100%
Total	100% of Target/Maximum Award ($1,400,000)

The Compensation Committee determined that Ms. Martin had achieved an “exceptional” performance rating for the above-referenced performance criteria and was therefore entitled to a maximum award of $1,400,000. In determining the score earned for Ms. Martin’s performance, the Compensation Committee recognized the following achievements: provision of strategic legal counsel and support to Company business units to enable achievement of business goals and her strategic leadership in managing litigation and regulatory compliance and in response to legal and governance challenges since her arrival. No specific weight was given to any particular factor in the evaluations, and no one factor was determinative. The Compensation Committee did not apply its negative discretion to Ms. Martin’s award because she joined the Company in the fourth quarter of fiscal 2025 and had limited opportunity to impact the Company’s performance during the fiscal year.

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Compensation Discussion and Analysis 2025 Compensation Decisions

MR. COLLINS

Mr. Collins had the opportunity to earn a cash bonus of up to a maximum of $950,000. Mr. Collins’s fiscal 2025 cash bonus opportunity was increased by $50,000 from his fiscal 2024 cash bonus opportunity of $900,000 due to his significant leadership throughout the Millrose Spin-Off. Mr. Collins’ fiscal 2025 cash bonus opportunity, like his fiscal year 2024 cash bonus opportunity, was not directly tied to his individual annual performance appraisal review. The performance criteria and associated payout for Mr. Collins’ award are shown below.

		Performance Levels/ Target/Maximum Bonus Opportunity

Performance Criteria	Percent of Target/Maximum Award	Threshold	% of Target/Maximum
Leadership Matters • Special financial projects, as determined from time to time	50%	Good Very Good Exceptional	25% 50% 100%
Continuous Improvement/Transformation	50%	Good Very Good Exceptional	25% 50% 100%
Total	100% of Target/Maximum Award ($950,000)

Mr. Collins was deemed to meet the “exceptional” performance level with respect to each of the performance criteria and was further acknowledged for his significant leadership throughout the Millrose Spin-Off. As a result, Mr. Collins was entitled to a cash bonus of 100% of his maximum award, or $950,000.

In determining the score earned for Mr. Collins’ performance, the Compensation Committee recognized the following achievements: assisting in preparing the Company for the effective execution of the Millrose Spin-Off and the Exchange Offer, effective leadership and support in the transformational and transitional processes of the Company’s technology, financial planning and analysis, internal audit and legal functions, and solid strategic leadership on other process and reporting improvements. No specific weight was given to any particular factor in the evaluations, and no one factor was determinative. After reviewing the Company’s fiscal 2025 performance, the Compensation Committee exercised its negative discretion to apply a 5% reduction to Mr. Collins’ cash bonus solely to reflect Company performance considerations. The Compensation Committee continued to view Mr. Collins’ individual performance favorably, and the resulting final earned bonus of $902,500 appropriately balanced recognition of his contributions with alignment to Company performance results.

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Compensation Discussion and Analysis 2025 Compensation Decisions

MR. SUSTANA

Mr. Sustana had the opportunity to earn a cash bonus of up to a maximum of 280% of his base salary, which is consistent with Mr. Sustana’s maximum bonus opportunity for fiscal year 2024. Mr. Sustana’s fiscal 2025 cash bonus opportunity was focused on his achievement of certain strategic, operational, and financial objectives. The performance criteria and associated payout are shown below.

		Performance Levels/ Target/Maximum Bonus Opportunity

Performance Criteria	Percent of Target/Maximum Award	Threshold	% of Target/Maximum
Leadership Matters • Special legal projects, as determined from time to time	50%	Good Very Good Exceptional	25% 50% 100%
Continuous Improvement/Transformation	50%	Good Very Good Exceptional	25% 50% 100%
Total	100% of Target/Maximum Award (280% of Base Salary)

In connection with Mr. Sustana’s retirement, Mr. Sustana was not eligible to receive, and did not receive, any cash bonus payments relating to fiscal 2025. For more information on Mr. Sustana’s retirement, see “Compensation Discussion and Analysis—Executive Transitions—Retirement of Mark Sustana” in this proxy statement.

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee believes that a significant component of a senior executive’s compensation should be long-term incentive compensation in the form of equity in order to align the financial interests of our senior executives with those of our stockholders. The Compensation Committee believes that granting equity incentives to our senior executives in the form of restricted stock with deferred vesting:

•	motivates our senior management to maximize our long-term, as well as our short-term, performance;

•	helps us attract and motivate highly qualified and experienced executives; and

•	helps retain key personnel.

During 2025, our Compensation Committee reviewed the effect that our restricted stock grant program had on retention, and determined that the program has provided, and continues to provide, a strong retention incentive for senior executives. Moreover, the Compensation Committee determined that, because of the “stacking” effect, a program of annual long-term grants that vest in installments or after a multi-year performance period provides better associate retention benefits than an award that is fully vested on the grant date. Therefore, the Compensation Committee decided Lennar should continue making grants of restricted stock to senior executives.

How equity-based compensation was determined. Annually, the Compensation Committee evaluates the appropriate form of equity-based compensation and approves the dollar value of long-term equity awards that will be granted to each NEO under our 2016 Equity Plan.

The numbers of shares of restricted stock awarded to members of our senior management with regard to 2025 were based upon recommendations by Messrs. Miller and Jaffe and other members of senior management. In addition, our Compensation Committee engaged in a review of the total compensation our senior management had received over the last five years, the comparative compensation analysis described above, and the executives’ total potential compensation for fiscal 2025 and considered each executive’s responsibilities and expected contributions to Lennar. The Compensation Committee did not assign a specific weight to any individual factor or consider any policy as to how the compensation should compare to that of employees performing similar functions for our Peer Group or other Fortune 500 companies.

2025 Equity-Based Compensation Decisions

In January 2025, the Compensation Committee approved the awards shown below of restricted Class A common stock under the 2016 Equity Plan. As noted in “Proxy Summary—Compensation Highlights” and elsewhere in this “Compensation Discussion and Analysis” section, with respect to Messrs. Miller and Jaffe, during fiscal 2025, the equity pay mix was approximately 70% performance-based and 30% service-based awards, which is a heavier emphasis on the performance-based awards than suggested by our stockholders and

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Compensation Discussion and Analysis 2025 Compensation Decisions

consistent with the equity pay mix during fiscal 2024. We believe that offering a majority of incentive compensation in the form of equity pay—and subjecting the majority of such equity pay to performance conditions—ensures that our executive compensation remains aligned with stockholder values and motivates continued Company growth and success.

Executive	Service-based restricted stock value ($)(1)	Service-based restricted stock (#)(2)	Performance-based restricted stock value at target ($)(1)(3)	Performance-based restricted stock at target (#)

Stuart Miller	7,950,192	60,420	17,792,859	140,981

Jonathan M. Jaffe	6,960,277	52,897	15,577,287	123,426

Diane Bessette	2,375,313	18,051	2,278,172	18,051

David Collins(4)	1,000,471	7,603	—	—

(1)	Value is based on $131.58 per share, which was the closing price of Lennar’s Class A common stock on the grant date of January 13, 2025.

(2)	The shares of service-based restricted stock will vest in equal installments on each of February 14, 2026, February 14, 2027, and February 14, 2028.

(3)

If the threshold number of shares of performance-based restricted stock that potentially could be earned were used rather than the target number, the total grant date fair value of the performance-based awards would be $5,337,858 for Mr. Miller, $4,673,186 for Mr. Jaffe and $683,451 for Ms. Bessette. If the maximum number of Class A common stock that potentially could be earned were used rather than the target number, the total grant date fair value of the awards would be $35,585,719 for Mr. Miller, $31,154,574 for Mr. Jaffe and $4,556,343 for Ms. Bessette.

(4)	Mr. Collins receives his annual equity award entirely in service-based restricted stock.

In fiscal 2025, Ms. Bessette’s target annual equity award was increased by $1.5 million following the Compensation Committee’s review of compensation for comparable executives in the Peer Group, to support retention and encourage her continued contributions to the Company. The Compensation Committee determined that this increase was appropriately delivered in the form of equity awards, rather than through base salary or annual cash bonus opportunity, to provide a meaningful incentive while maintaining alignment with long-term stockholder interests. In addition, Mr. Collins’ annual equity award was increased by $50,000 in recognition of his significant leadership and performance related to and throughout the Millrose Spin-Off.

In connection with Ms. Martin’s appointment as Chief Legal Officer and Corporate Secretary, the Compensation Committee approved a sign-on grant of 30,147 shares of service-based restricted Class A common stock that will vest in 1/4 increments: one-quarter of the award vested on the 30th day following Ms. Martin’s start date; one-quarter of the award vested on February 14, 2026; one-quarter of the award will vest on February 14, 2027; and the remaining one-quarter of the award will vest on February 14, 2028, subject, in each case, to Ms. Martin’s continued employment with the Company through each applicable vesting date. The sign-on award had a grant date fair value of $4,000,000 and was granted as a make-whole award in respect of forfeiture of equity awards in her prior position, and to incentivize her to join the Company.

In addition, the Compensation Committee also approved a grant to Ms. Martin of 7,536 shares of service-based restricted Class A common stock and 7,536 shares of performance-based restricted Class A common stock. The service-based award will vest in 1/3 increments: one-third of the award vested on February 14, 2026; one-third of the award will vest on February 14, 2027; and the remaining one-third of the award will vest on February 14, 2028, subject, in each case, to Ms. Martin’s continued employment with the Company through each applicable vesting date. The performance-based award will vest after the completion of the three-year performance period, which commenced on December 1, 2024 and ends on November 30, 2027, consistent with the performance share awards granted to the other NEOs. Each of the service-based awards, and the performance-based award, had a grant date fair value of $1,000,000.

Grants of performance-based share awards

The performance-based restricted stock awards awarded in January 2025 and, for Ms. Martin, in September 2025, were granted at target and will vest, if at all, only to the extent that specific performance goals are met with respect to the four equally weighted metrics over the three-year performance period, which commenced on December 1, 2024 and ends on November 30, 2027. Consistent with historical practice, the number of performance-based restricted shares issued at grant is equal to the target number of shares subject to the performance share award. The portion of the performance share award that may be issuable upon achievement of above-target performance is granted in the form of performance-based restricted stock units. Together, these are referred to herein as the “performance share awards.”

44 | LENNAR CORPORATION 2026 PROXY STATEMENT

Compensation Discussion and Analysis 2025 Compensation Decisions

The Compensation Committee has assigned a threshold, target, and maximum performance goal to each of the metrics. If the threshold performance level for a particular metric is not achieved, no amount will be paid for that metric. Payouts for performance between threshold and target goals and between target and maximum goals will be calculated by linear interpolation. If the average weighting of the four performance metrics is below target, then only a portion of the shares granted at target will vest. If the average weighting of the four performance metrics is above target, then the target shares granted will vest and an additional number of fully vested shares (in settlement of all or a portion of the performance-based restricted stock unit portion of the performance share award) will be issued to grantee. The performance goals for the four metrics were as follows:

Share Payout	Relative Gross Profit Percentage*	Relative Return on Tangible Capital*	Relative Total Stockholder Return*	Debt/EBITDA Multiple

0%	<25th Percentile	<25th Percentile	<25th Percentile	>0.90

30% (threshold)	25th Percentile	25th Percentile	25th Percentile	0.75

100% (target)	65th Percentile	65th Percentile	65th Percentile	0.60

200% (maximum)	75th Percentile	75th Percentile	75th Percentile	≤0.45

*	Relative metrics are determined by reference to Lennar’s Performance Peer Group (as defined below).

The Compensation Committee selected these performance metrics because as discussed below, they are effective long-term measures of performance, they align our executives’ interests with the interests of our stockholders, and they are important internal and external operating metrics. As noted in “Proxy Summary—Compensation Highlights” and elsewhere in this “Compensation Discussion and Analysis” section, (1) the performance-based award target payouts for Messrs. Miller and Jaffe are at the 65th percentile; and (2) the payout level at threshold performance achievement is 30% of target for Messrs. Miller and Jaffe, strengthening the link between executive compensation and Company performance.

Gross profit percentage is an industry standard that research analysts and investors use to gauge the strength of businesses like ours because it shows whether costs are being managed effectively. A high gross profit percentage target incentivizes our executives to maximize our sales prices, control sales incentives, and minimize costs of sales, which include the costs of land, labor, materials, and products used in building our homes. A relative gross profit percentage metric indicates whether Lennar is managing costs and sale prices more effectively than our peers.

Return on tangible capital encourages our executives to focus on our returns and the efficient use of our assets and resources, while also driving earnings. A relative return on tangible capital metric indicates whether Lennar is using assets and resources more efficiently than our peers. Return on tangible capital is calculated by dividing the Company’s net operating profit after tax by its tangible capital. Net operating profit after tax is calculated by taking the Company’s net income and adding back any after-tax interest expense and adjusting for tax items or other adjustments to the extent approved by the Compensation Committee. Tangible capital is defined as stockholders’ equity less intangible assets plus homebuilding debt.

Debt/EBITDA multiple encourages our executives to maximize cash flow and reduce our leverage. Debt is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s EBITDA for such period. EBITDA is earnings before interest, taxes, depreciation and amortization.

Total stockholder return is a measure that captures stock price appreciation plus dividends paid over a defined period, reflecting the total return to stockholders during that time. A relative total stockholder return metric indicates whether an investment in Lennar was better for our stockholders than an investment in our Performance Peer Group would have been.

The threshold performance levels outlined above are designed to be reasonably achievable, yet uncertain under expected market and business conditions at the time of grant. Target performance levels are designed to require significant management effort to achieve, and maximum performance levels are designed to be measurably more difficult to achieve than target performance levels.

Grants of service-based restricted stock

The service-based restricted Class A stock awards awarded in January 2025 and, for Ms. Martin, in September 2025, will vest in 1/3 increments: one third of the award vested on February 14, 2026; one-third of the award will vest on February 14, 2027; and the remaining one third of the award will vest on February 14, 2028, subject, in each case, to continued employment with the Company through each applicable vesting date. In addition, as described above, in connection with Ms. Martin’s appointment as Chief Legal Officer and Corporate Secretary, the Compensation Committee also approved a sign-on grant to her of 30,147 shares of service-based restricted Class A common stock that will vest in 1/4 increments, subject, in each case, to Ms. Martin’s continued employment with the Company through each applicable vesting date.

In January 2025, the Compensation Committee also approved a grant to Mr. Sustana of 11,781 shares of service-based restricted Class A common stock that was scheduled to vest in equal installments on each of February 14, 2026, February 14, 2027, and

LENNAR CORPORATION 2026 PROXY STATEMENT | 45

Compensation Discussion and Analysis 2022 Performance Share Awards – Results

February 14, 2028. The stock had a grant date fair value of $1,550,259. However, as noted below, because Mr. Sustana was retirement-eligible when he retired from the Company effective as of September 2, 2025, in accordance with the terms of the 2016 Equity Plan and his individual award agreements, all of his outstanding unvested service-based restricted stock, including the foregoing January 2025 grant, fully vested upon his retirement.

Effect of retirement on equity awards

Our 2016 Equity Plan provides that when an officer or associate retires, all restrictions on all restricted stock granted to that individual will immediately lapse and the restricted stock will no longer be subject to forfeiture. For this purpose, “retirement” is defined as a termination of service (other than for cause) on or after the date the grantee attains age 65 or on or after the date the grantee attains age 60 with 15 consecutive years of service with Lennar (“retirement-eligible”). Of our NEOs, Mr. Miller and Ms. Bessette are retirement-eligible, and Messrs. Jaffe and Sustana were retirement-eligible when they retired from the Company in 2025. If any retirement-eligible NEO were to retire, his or her service-based restricted stock would immediately vest. In addition, when a retirement-eligible executive is granted shares of restricted stock that are subject to service-based vesting, these grants are taxable events subject to withholding. With respect to the 2023, 2024 and 2025 grants of performance-based share awards, if a retirement-eligible executive were to retire, he or she would receive the shares of performance-based share awards that he or she would have earned, based on actual performance, if he or she had remained employed for the entire performance period. The actual payout of shares would not occur until after the end of the three-year performance period, at which time the Company’s performance during the performance period would be used to determine how many shares the grantee would receive.

Mr. Jaffe was retirement-eligible when he retired from the Company effective as of December 31, 2025. As a result, in accordance with the terms of the 2016 Equity Plan and his individual award agreement, all of his outstanding unvested service-based restricted stock fully vested upon his retirement and all of his outstanding unvested performance-based restricted stock will vest based on actual performance after the end of the applicable three-year performance period. For more information on Mr. Jaffe’s retirement, see “Compensation Discussion and Analysis—Executive Transitions—Retirement of Jonathan Jaffe” in this proxy statement.

Mr. Sustana was also retirement-eligible when he retired from the Company effective as of September 2, 2025. As a result, in accordance with the terms of the 2016 Equity Plan and his individual award agreement, all of his outstanding unvested service-based restricted stock fully vested upon his retirement. For more information on Mr. Sustana’s retirement, see “Compensation Discussion and Analysis—Executive Transitions—Retirement of Mark Sustana” in this proxy statement.

2022 Performance Share Awards – Results

In 2022, Messrs. Miller and Jaffe and Ms. Bessette were granted target awards of 194,324, 169,860, and 12,520 shares, respectively, of performance-based restricted Class A common stock (“2022 Performance Shares”). The 2022 Performance Shares had a three-year performance period that ended on November 30, 2024. The number of 2022 Performance Shares that each grantee actually earned for the performance period was determined based on the level of achievement of the performance goals set forth in the table below.

Payout	Relative Gross Profit Percentage*	Relative Return on Tangible Capital*	Relative Total Shareholder Return*	Debt/EBITDA Multiple

0%	<25th Percentile	<25th Percentile	<25th Percentile	>1.25

50% (threshold)	25th Percentile	25th Percentile	25th Percentile	1.00

100% (target)	60th Percentile	60th Percentile	60th Percentile	0.75

200% (maximum)	>75th Percentile	>75th Percentile	>75th Percentile	≤0.50

*	Relative metrics are determined by reference to Lennar’s Performance Peer Group.

In February 2025, the Compensation Committee reviewed the achievement of the performance goals over the three-year performance period. The Company’s relative gross profit percentage, relative return on tangible capital, and relative total shareholder return over the applicable performance period placed the Company’s final percentile rank achieved as compared to its peers at 34.1%, 64.8%, and 0.0%, respectively, which meant a final payout for each relative metric of 63.0%, 132.0% and 0.0%, respectively. Relative metrics are determined by reference to our Performance Peer Group: Beazer Homes USA, Inc., D.R. Horton, Inc., KB Home, Meritage Homes Corporation, NVR, Inc., PulteGroup, Inc., Taylor Morrison, Toll Brothers, Inc., and TRI Pointe Homes. The Company’s debt/EBITDA multiple was 0.560, which meant a 176.1% payout for that metric. The average weighting of the four performance metrics resulted in a 92.8% payout. As a result, the total number of shares that each of Messrs. Miller and Jaffe and Ms. Bessette were entitled to receive was 180,299, 157,601, and 11,616 shares, respectively, of Class A common stock. Since Messrs. Miller and Jaffe and Ms. Bessette had already been issued 194,324, 169,860, and 12,520 shares, respectively, at target, the earned portion of those shares vested, and Messrs. Miller and Jaffe and Ms. Bessette forfeited 14,025, 12,259, and 904 shares, respectively, of Class A common stock.

In addition, Messrs. Miller and Jaffe and Ms. Bessette received accrued dividends on the 180,299, 157,601, and 11,616 shares, respectively, of Class A common stock over the three-year performance period. The 2022 Performance Shares, prior to vesting, were

46 | LENNAR CORPORATION 2026 PROXY STATEMENT

Compensation Discussion and Analysis Effect of the Millrose Spin-Off on Equity Awards

treated as described below in the “Compensation Discussion and Analysis—Effect of the Millrose Spin-Off on Equity Awards” section of this proxy statement.

Effect of the Millrose Spin-Off on Equity Awards

In connection with the Millrose Spin-Off and pursuant to the terms and conditions of the 2016 Equity Plan (including the anti-dilution adjustment provisions set forth therein), NEOs holding unvested restricted stock awards (both service-based and performance-based) received shares of Millrose common stock (which, with respect to Mr. Miller was in the form of Class B stock) giving effect to the Spin-Off Distribution Ratio (such Millrose shares received, the “Millrose Restricted Shares”). The Millrose Restricted Shares are subject to the same vesting conditions and restrictions as the unvested Lennar restricted stock awards to which they relate (i.e., the Millrose Restricted Shares cannot be transferred until the Lennar restricted stock awards vest, and they will also be forfeited if the related Lennar restricted stock awards are forfeited by their terms). Performance-based Millrose Restricted Shares remain subject to the applicable Lennar performance-based vesting requirements.

With respect to each Lennar performance-based restricted share award outstanding as of the Millrose Spin-Off, each NEO has a right to receive cash (the “Millrose DEUs”) for the difference between the number of shares of Lennar Class A common stock in respect of each award at (i) target performance and (ii) maximum performance (the difference between (i) and (ii), the “Lennar PSUs”). The Millrose DEUs were calculated based on the number of shares of Millrose common stock that would have been delivered in respect of each share of Lennar Class A common stock constituting the Lennar PSUs, had such Lennar shares been issued and outstanding at the time of the Millrose Spin-Off. The Millrose DEUs will settle in cash, subject to achievement of the applicable Lennar performance-based vesting requirements, based on the closing price of a share of Millrose common stock on the date Lennar certifies performance of the applicable Lennar performance-based restricted share award.

Millrose Restricted Shares will be treated the same as other shares of outstanding Millrose shares for purposes of any dividends declared by Millrose on shares of Millrose common stock. However, consistent with the terms of the applicable Lennar performance-based restricted shares, dividends with respect to performance-based Millrose Restricted Shares will only be paid if and when the related Millrose Restricted Shares vest. Millrose DEUs will accrue dividend equivalents as if they were outstanding shares of Millrose common stock, and such dividend equivalents will only be paid if and when the related Millrose DEUs vest.

For NEOs who were retirement-eligible at the time of the Millrose Spin-Off, the Millrose Restricted Shares were treated as immediately taxable income, even though the Millrose Restricted Shares they received remain subject to vesting conditions and restrictions. To provide retirement-eligible NEOs with the liquidity to pay the tax due on the Millrose Restricted Shares, the Compensation Committee allowed retirement-eligible NEOs the option to immediately vest 23.8% of their unvested Millrose Restricted Shares (or an equivalent amount (by value) of Lennar restricted shares). Messrs. Jaffe and Sustana elected to utilize such option. Accordingly, each of their applicable Lennar restricted shares (2,874 Lennar restricted shares per person) and Millrose Restricted Shares (2,973 Millrose Restricted Shares per person) were accelerated and vested on February 7, 2025, respectively. Mr. Miller and Ms. Bessette elected not to utilize such vesting option but instead, to pay the tax due on the Millrose Restricted Shares using alternate funds. Ms. Martin was hired after the completion of the Millrose Spin-Off, so none of her equity awards were affected by the adjustments made in connection with the Millrose Spin-Off.

Other Benefits

Our NEOs are eligible to receive a match on their 401(k) contributions up to $17,500 for 2025 and $18,000 for 2026, and to participate in our active associate health and welfare benefits plans, which are available to all full-time associates. Under our flexible benefits plans, all associates are entitled to medical, vision, dental, life insurance, and long-term disability coverage. We also provide certain of our executive officers with a car allowance.

Change in Control Effects

Our 2016 Equity Plan provides for accelerated vesting of outstanding equity awards if there is a change in control together with certain employment termination events (i.e., a “double trigger”). You can find a summary of potential payments arising from a change in control in “Executive Compensation—Potential Payments Upon Termination after Change in Control” in this proxy statement.

LENNAR CORPORATION 2026 PROXY STATEMENT | 47

Compensation Discussion and Analysis Executive Transitions

Executive Transitions

Appointment of Katherine Lee Martin

On August 18, 2025, the Board appointed Katherine Lee Martin as Chief Legal Officer and Corporate Secretary, effective as of September 2, 2025. Ms. Martin joined the Company as a result of the retirement of Mark Sustana. In connection with such appointment, the Company entered into an offer letter with Ms. Martin (the “Martin Offer Letter”). Pursuant to the terms of the Martin Offer Letter, Ms. Martin will receive an annual base salary of $600,000 and a fiscal 2025 discretionary performance bonus of up to $1,400,000 without proration. The Compensation Committee determined that Ms. Martin be awarded the opportunity to earn a full-year bonus award due in part to her forfeiture of an annual bonus opportunity in her prior position, and the necessity of providing an appropriate make-whole award in respect thereof, and to incentivize her to join the Company. As described above in “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation—2025 Equity-Based Compensation Decisions,” Ms. Martin also received (i) a restricted share award with a grant date fair value of $4,000,000, which will vest in equal installments: one-quarter of the award vested on the 30th day following Ms. Martin’s start date, one-quarter of the award vested on February 14, 2026, one-quarter of the award will vest on February 14, 2027, and the remaining one-quarter of the award will vest on February 14, 2028, subject, in each case, to continued employment with the Company through each applicable vesting date, (ii) a restricted share award with a grant date fair value of $1,000,000, which will vest in 1/3 increments: one third of the award vested on February 14, 2026; one-third of the award will vest on February 14, 2027; and the remaining one third of the award will vest on February 14, 2028, subject, in each case, to continued employment with the Company through each applicable vesting date, and (iii) a performance share award with a grant date fair value of $1,000,000, subject to achievement of performance results for the fiscal 2025 to fiscal 2027 performance period. Ms. Martin also received a signing bonus of $500,000 payable in a single lump-sum payment within the first 30 days after Ms. Martin’s start date subject to repayment in the event she resigns or is terminated by the Company for cause, in either case, during the first 12 months of her employment. The Martin Offer Letter contains a 24-month non-competition provision and a 12-month non-employment and non-solicitation provision with respect to Company associates.

Retirement of Mark Sustana

Effective as of September 2, 2025, Mark Sustana retired from his role as Vice President, General Counsel and Secretary of the Company. In connection with Mr. Sustana’s retirement, he entered into a Consulting Agreement dated as of August 1, 2025, with the Company (the “Sustana Consulting Agreement”). Pursuant to the Sustana Consulting Agreement and due to his deep knowledge of the Company and his specialized skill set in the homebuilding industry, Mr. Sustana will provide advice and counsel from time to time as an independent contractor with respect to the business and legal affairs of the Company for which he was responsible during his tenure with the Company, including strategic direction and planning for significant litigation, transition of his responsibilities in the Legal Department, risk management, government affairs, and safety. In exchange for these services, and in consideration for, among other things, Mr. Sustana’s continued compliance with certain non-solicitation and non-competition restrictions, the Company will pay Mr. Sustana a consulting fee at the rate of $110,000 per month during an initial two-year term and $50,000 per month during any mutually agreed consulting period past the initial two-year term. Mr. Sustana was retirement-eligible when he retired from the Company.

Because Mr. Sustana was retirement-eligible when he retired from the Company, pursuant to the 2016 Equity Plan, all of his outstanding unvested service-based restricted stock fully vested upon his retirement. For more information on the effect of retirement on equity awards, see “Compensation Discussion and Analysis—2025 Compensation Decisions—Effect of Retirement on Equity Awards” in this proxy statement. Mr. Sustana’s annual cash incentive award for fiscal 2025 is described in “Compensation Discussion and Analysis—2025 Compensation Decisions—Annual Cash Incentive Compensation” in this proxy statement, but due to the timing of Mr. Sustana’s retirement, he was not eligible to receive, and did not receive, any cash bonus relating to fiscal 2025 pursuant to the terms and conditions of our incentive compensation program.

Retirement of Jonathan Jaffe

Effective as of December 31, 2025, Jonathan Jaffe retired as Co-Chief Executive Officer and President of the Company. Because Mr. Jaffe was retirement-eligible when he retired from the Company, pursuant to the 2016 Equity Plan, all of his outstanding unvested service-based restricted stock fully vested upon his retirement and all of his outstanding unvested performance-based restricted stock will vest based on actual performance after the end of the applicable three-year performance period. For more information on the effect of retirement on equity awards, see “Compensation Discussion and Analysis—2025 Compensation Decisions—Effect of Retirement on Equity Awards” in this proxy statement. Mr. Jaffe’s annual cash incentive award for fiscal 2025 is described in “Compensation Discussion and Analysis—2025 Compensation Decisions—Annual Cash Incentive Compensation” in this proxy statement, but due to the timing of Mr. Jaffe’s retirement, he was not eligible to receive, and did not receive, any cash bonus relating to fiscal 2025 pursuant to the terms and conditions of our incentive compensation program.

48 | LENNAR CORPORATION 2026 PROXY STATEMENT

Compensation Discussion and Analysis Other Compensation Practices

Other Compensation Practices

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines that set minimum equity ownership requirements for our executive officers. The guidelines are designed to align the interests of our executives with the interests of stockholders and further promote our commitment to sound corporate governance. Under our stock ownership guidelines, an executive is expected to own, by a date not later than five years after being appointed to his or her position as an executive officer, shares of our common stock with a value equal to a multiple (shown below) of the executive’s annual base salary.

Until the required stock ownership level is achieved, an executive is required to retain at least 50% of the shares of restricted stock that become vested, other than shares sold to pay taxes resulting from the vesting. If the required level is not achieved within the five-year compliance period, an executive will be required to retain 100% of the restricted shares that become vested (other than shares sold to pay taxes resulting from the vesting) until the required level is achieved.

As of January 31, 2026, all of our named executive officers had stock ownership levels well above their respective ownership requirements, as shown below.

MULTIPLE OF BASE SALARY AS OF JANUARY 31, 2026(1)(2)

(1)

Stock ownership includes Class A common stock and Class B common stock beneficially owned by the officer and includes service-based restricted stock. The fair market value of Lennar equity holdings for each participant is based on the average of the stock prices on the last day of each month for the trailing twelve months as of a specified annual date.

(2)	Messrs. Jaffe and Sustana retired from the Company effective as of December 31, 2025 and September 2, 2025, respectively, and are not included in the above table.

Executive Officer Recovery Policy

In 2022, the SEC and NYSE adopted final rules implementing the incentive-based compensation recovery provision of the Dodd-Frank Act. In response, on June 22, 2023, the Board terminated the Company’s prior Compensation Clawback Policy, effective as of December 1, 2023, and adopted the Executive Officer Recovery Policy (the “Clawback Policy”), also effective as of December 1, 2023. The Board, together with the Compensation Committee, periodically evaluates the Clawback Policy to ensure the Clawback Policy conforms to applicable laws. The Clawback Policy covers incentive-based compensation received by current or former executive officers on or after October 2, 2023. The Clawback Policy provides for our recovering incentive-based compensation erroneously received by current or former executive officers during the three completed fiscal years immediately preceding the year in which we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. Erroneous payments must be recovered even if there was no misconduct or failure of oversight on the part of an individual executive officer. There are limited exceptions to our obligation to enforce the application of the Clawback Policy. Such exceptions are available where (i) pursuing such recovery would be impractical because the direct expense paid to a third party to assist in enforcing the Clawback Policy would exceed the recoverable amounts and we have made a reasonable attempt to recover such amounts and provided documentation of such attempts to NYSE; (ii) pursuing such recovery would violate our home country laws and we provide an opinion of counsel to that effect to the SEC; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to our employees, to fail to meet the requirements of the Internal Revenue Code. Our Corporate Governance Guidelines provide that our Board, together with the Compensation Committee, will periodically evaluate our Clawback Policy to ensure it conforms to applicable laws.

LENNAR CORPORATION 2026 PROXY STATEMENT | 49

Compensation Discussion and Analysis
Other Compensation Practices

Equity Award Grant Practices
The Company did not grant awards of stock options, stock appreciation rights or similar option-like instruments during fiscal 2025. Furthermore, the Company does not schedule its equity grants in anticipation of the release of material, non-public
information (“MNPI”), nor does the Company time the release of MNPI based on equity grant dates or for the purpose of affecting the value of executive compensation.
Hedging and Pledging
Executive officers and d
irec
tors are not permitted to enter into hedging arrangements with respect to shares of Lennar’s common stock. This prohibition on hedging does not apply to the Company’s other associates. Directors and executive officers may only pledge shares held in excess of each individual’s share ownership requirements as set forth in our stock ownership guid
elines.
Non-Solicitation
Agreement
In connection with receiving the annual cash bonus, each of our NEOs signs an agreement that, for twelve months following termination of his or her employment with Lennar, the NEO will not offer employment to any of our associates or anybody who had been an associate during the preceding three months and will not encourage any of our associates to terminate employment with us.
Tax Implications of our Executive Compensation Program
Due to changes to the Internal Revenue Code enacted in 2017, we are not able to deduct compensation over $1.0 million paid to certain of our executive officers. The Compensation Committee will approve compensation that may not be deductible where it believes it is in our and our stockholders’ best interests to do so.

50 |
LENNAR CORPORATION
 2026 PROXY STATEMENT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Lennar Corporation’s Annual Report on Form 10-K for the fiscal year ended November 30, 2025.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Teri P. McClure, Chair
Amy Banse
Tig Gilliam
Sherrill W. Hudson
Dacona Smith

LENNAR CORPORATION 2026 PROXY STATEMENT | 51

Summary Compensation Table

The following table presents certain summary information for the fiscal years ended November 30, 2025, 2024 and 2023, concerning compensation earned for services rendered in all capacities by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stuart Miller	2025	1,000,000	—	25,743,051	2,766,481	18,399	29,527,931
Executive Chairman	2024	1,000,000	—	26,699,567	1,828,992	18,117	29,546,675
& Chief Executive Officer	2023	1,000,000	—	26,270,845	7,000,000	14,068	34,284,913
Diane Bessette	2025	750,000	—	4,653,485	2,850,000	25,876	8,279,361
Vice President and Chief Financial	2024	750,000	—	3,267,906	3,000,000	38,866	7,056,772
Officer	2023	750,000	—	3,230,346	3,000,000	21,545	7,001,891
Katherine Lee Martin(4)	2025	147,945	500,000	5,971,533	1,400,000	693	8,020,171
Chief Legal Officer & Corporate
Secretary
David Collins	2025	350,000	—	1,000,471	902,500	18,399	2,271,369
Vice President, Controller	2024	325,000	50,000	950,471	900,000	18,117	2,243,588
	2023	325,000	—	950,471	900,000	14,068	2,189,539
Jonathan M. Jaffe(5)	2025	800,000	—	22,537,564	—	39,168	23,376,732
Former Co-Chief Executive Officer	2024	800,000	—	23,374,974	872,946	38,886	25,086,806
and President	2023	800,000	—	22,999,640	5,306,190	34,837	29,140,667
Mark Sustana(6)	2025	376,712	—	1,550,259	—	348,353	2,275,324
Former Vice President,	2024	500,000	—	1,550,259	1,400,000	18,117	3,468,376
General Counsel & Secretary	2023	500,000	—	1,550,259	1,225,000	14,068	3,289,327

(1)

The amounts in this column do not reflect compensation actually received by the named executive officers, nor do they reflect the actual values that will be realized. Instead, the amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standard Update Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). Further discussion of the relevant assumptions made in the valuation of these awards is provided in Note 1 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2025. For fiscal 2025, the amounts for Messrs. Miller and Jaffe and Ms. Bessette include the grant date fair value of the January 13, 2025 grant of service-based restricted stock, the grant date fair value of the target number of shares of performance share awards, and cash paid in lieu of fractional shares. The amounts for Ms. Martin include the grant date fair value of the September 2, 2025 grant of service-based restricted stock, the grant date fair value of the target number of shares of performance share awards, and cash paid in lieu of fractional shares. The Company’s practice is to determine a targeted dollar value of the applicable award, convert that dollar value into a number of shares, and, to the extent there is any fractional share, pay that amount in cash. Messrs. Miller and Jaffe and Mmes. Bessette and Martin received cash in lieu of fractional shares in the amounts of $128.32, $90.16, $162.84 and $343.08, respectively. The amounts for Messrs. Collins and Sustana include the grant date fair value of the January 13, 2025 grant of service-based restricted stock, and cash paid in lieu of fractional shares. Messrs. Collins and Sustana received cash in lieu of fractional shares in the amounts of $67.76, and $114.52, respectively. The table below shows the total grant date fair values of the performance share awards granted on January 13, 2025 and, in the case of Ms. Martin, September 2, 2025, if the threshold number of shares, or the maximum number of shares that potentially could be earned, were used instead of the target.

Name	Threshold ($)	Target ($)	Maximum ($)
Stuart Miller	5,337,858	17,792,860	35,585,719
Diane Bessette	683,451	2,278,172	4,556,343
Katherine Lee Martin	291,423	971,409	1,942,818
David Collins	—	—	—
Jonathan M. Jaffe	4,673,186	15,577,287	31,154,574
Mark Sustana	—	—	—

52 | LENNAR CORPORATION 2026 PROXY STATEMENT

Executive Compensation Summary Compensation Table

(2)

The amounts in this column reflect cash incentive compensation earned under our incentive compensation program on the basis of performance in fiscal 2025, 2024, and 2023. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they are earned.

(3)	All other compensation consists of the following:

Name	Year	Car Allowance / Lease Payments ($)	401(k) Match ($)	Term Life Insurance ($)	Long-Term Disability Insurance ($)	Consulting Fee ($)(a)	Total All Other Compensation ($)(b)
Stuart Miller	2025	—	17,500	647	252	—	18,399
Diane Bessette	2025	7,477	17,500	647	252	—	25,876
Katherine Lee Martin	2025	—	—	647	46	—	693
David Collins	2025	—	17,500	647	252	—	18,399
Jonathan M. Jaffe	2025	20,769	17,500	647	252	—	39,168
Mark Sustana	2025	—	17,500	647	206	330,000	348,353

(a)

In connection with Mr. Sustana’s retirement, he entered into a Consulting Agreement, dated as of August 1, 2025, with the Company (the “Sustana Consulting Agreement”). Pursuant to the Sustana Consulting Agreement, Mr. Sustana will provide advice and counsel from time to time as an independent contractor with respect to the business and legal affairs of the Company for which he was responsible during his tenure with the Company. In exchange for these services, and in consideration for, among other things, Mr. Sustana’s continued compliance with certain non-solicit and non-competition restrictions, the Company will pay Mr. Sustana a consulting fee at the rate of $110,000 per month during an initial two-year term beginning on September 3, 2025 and $50,000 per month during any mutually-agreed extension of the consulting period past the initial two-year term. Mr. Sustana received the amount shown above for his consulting services from September 3, 2025 to November 30, 2025.

(b)

Occasionally, a spouse or guest may accompany each of Messrs. Miller or Jaffe on business travel when there is additional seating available on the corporate aircraft. As there is no incremental cost to the Company for an additional passenger accompanying an executive on a flight, no amount has been included here to reflect that usage. However, due to special tax rules regarding personal use of business aircraft, Messrs. Miller or Jaffe may be treated as receiving taxable income when a spouse or guest accompanies one of them on a business trip.

(4)

Effective as of September 2, 2025, and in connection with the retirement of Mr. Sustana, the Board appointed Katherine Lee Martin as Chief Legal Officer and Corporate Secretary of the Company. In connection with such appointment, the Company entered into an offer letter with Ms. Martin (the “Martin Offer Letter”). Pursuant to the terms of the Martin Offer Letter, Ms. Martin will receive an annual base salary of $600,000 and a fiscal 2025 discretionary performance bonus of up to $1,400,000. As described above in “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation—2025 Equity-Based Compensation Decisions,” Ms. Martin also received (i) a restricted share award with a grant date fair value of $4,000,000, (ii) a restricted share award with a grant date fair value of $1,000,000, and (iii) a performance share award with a grant date fair value of $1,000,000. Ms. Martin also received a signing bonus of $500,000 payable in a single lump-sum payment within the first 30 days after Ms. Martin’s start date subject to repayment in the event she resigns or is terminated by the Company for cause, in either case, during the first 12 months of her employment.

(5)

Effective as of December 31, 2025, Jonathan Jaffe retired as Co-Chief Executive Officer and President of the Company. Because Mr. Jaffe was retirement-eligible when he retired from the Company, pursuant to the terms of the 2016 Equity Plan and his individual award agreements, all of his outstanding unvested service-based restricted stock fully vested upon his retirement and all of his outstanding unvested performance-based restricted stock will vest based on actual performance after the end of the applicable three-year performance period. For more information on the effect of retirement on equity awards, see “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation—Effect of Retirement on Equity Awards” in this proxy statement. Mr. Jaffe’s annual cash incentive award for fiscal 2025 is described in “Compensation Discussion and Analysis—2025 Compensation Decisions—Annual Cash Incentive Compensation” in this proxy statement, but due to the timing of Mr. Jaffe’s retirement, he was not eligible to receive and did not receive any cash bonus payments relating to fiscal 2025.

(6)

Effective as of September 2, 2025, Mark Sustana retired from his role as Vice President, General Counsel and Secretary of the Company. Because Mr. Sustana was retirement-eligible when he retired from the Company, pursuant to the terms of the 2016 Equity Plan and his individual award agreements, all of his outstanding unvested service-based restricted stock fully vested upon his retirement. For more information on the effect of retirement on equity awards, see “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation—Effect of Retirement on Equity Awards” in this proxy statement. Mr. Sustana’s annual cash incentive award for fiscal 2025 is described in “Compensation Discussion and Analysis—2025 Compensation Decisions—Annual Cash Incentive Compensation” in this proxy statement, but due to the timing of Mr. Sustana’s retirement, he was not eligible to receive and did not receive any cash bonus payments relating to fiscal 2025.

LENNAR CORPORATION 2026 PROXY STATEMENT | 53

Executive Compensation Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers with regard to fiscal 2025. The cash awards were granted under Lennar’s 2016 Incentive Compensation Plan and the equity awards were granted under Lennar’s 2016 Equity Plan.

			Estimated possible payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards(7)(8)			All other stock awards: number of Shares of stock (#)		Grant date fair Value of stock awards ($)(10)
Name	Type of award	Grant date	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)

Stuart Miller	AIC	—	—		7,000,000	(1)	—	—	—	—		—

	PS/RS	1/13/2025	—		—		42,294	140,981	281,962	60,420	(9)	25,743,051

Diane Bessette	AIC	—	3,000,000	(2)	3,000,000	(2)	—	—	—	—		—
	PS/RS	1/13/2025	—		—		5,415	18,051	36,102	18,051	(9)	4,653,485

Katherine Lee Martin	AIC	—	1,400,000	(3)	1,400,000	(3)	—	—	—	—		—

	PS/RS	9/2/2025	—		—		2,261	7,536	15,072	7,536	(9)	1,971,533
	RS	9/2/2025	—		—		—	—	—	30,147	(9)	4,000,000

David Collins	AIC	—	950,000	(4)	950,000	(4)	—	—	—	—		—
	RS	1/13/2025	—		—		—	—	—	7,603	(9)	1,000,471

Jonathan M. Jaffe	AIC	—	—		6,000,000	(5)	—	—	—	—		—

	PS/RS	1/13/2025	—		—		37,028	123,426	246,852	52,897	(9)	22,537,564

Mark Sustana	AIC	—	1,400,000	(6)	1,400,000	(6)	—	—	—	—		—
	RS	1/13/2025	—		—		—	—	—	11,781	(9)	1,550,259

AIC -	Annual Cash Incentive Compensation

PS -	Performance Share Awards, shares of restricted stock/restricted stock units earned, if at all, based on achievement of performance goals over a three-year performance period

RS -	Service-Based Restricted Shares, shares of restricted stock that vest in equal annual installments over three years

(1)

Pursuant to the terms of his award agreement, Mr. Miller could receive 0.20% of Lennar’s fiscal 2025 Pretax Income after a 7.3% capital charge on tangible capital, and subject to a cash bonus cap of $7,000,000. Based on our fiscal 2025 Pretax Income, and after taking into account the capital charge on tangible capital and the cash bonus cap, Mr. Miller was entitled to a cash bonus payment of $2,766,481. This final cash bonus amount, which was paid in the first quarter of fiscal 2026, is also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold and no target.

(2)

Ms. Bessette had the opportunity to earn a maximum award of up to 400% of base salary based on specified performance criteria. The amount paid to Ms. Bessette with regard to fiscal 2025 was $2,850,000 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold.

(3)

Pursuant to the terms of the Martin Offer Letter, Ms. Martin had the opportunity to earn a maximum award of up to $1,400,000. The amount paid to Ms. Martin with regard to fiscal 2025 was $1,400,000 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold.

(4)

Mr. Collins had the opportunity to earn a maximum award of up to $950,000 based on specified performance criteria. The amount paid to Mr. Collins with regard to fiscal 2025 was $902,500 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold.

(5)

Pursuant to the terms of his award agreement, Mr. Jaffe could receive 0.15% of Lennar’s fiscal 2025 Pretax Income after a 7.3% capital charge on tangible capital, and subject to a cash bonus cap of $6,000,000. Mr. Jaffe’s annual cash incentive award for fiscal 2025 is described in “Compensation Discussion and Analysis—2025 Compensation Decisions—Annual Cash Incentive Compensation” in this proxy statement, but due to the timing of Mr. Jaffe’s retirement, he was not eligible to receive and did not receive any cash bonus payments relating to fiscal 2025.

(6)

Mr. Sustana had the opportunity to earn a maximum award of up to 280% of base salary based on specified performance criteria. Mr. Sustana’s annual cash incentive award for fiscal 2025 is described in “Compensation Discussion and Analysis—2025 Compensation Decisions—Annual Cash Incentive Compensation” in this proxy statement, but due to the timing of Mr. Sustana’s retirement, he was not eligible to receive and did not receive any cash bonus payments relating to fiscal 2025.

(7)

Until the performance conditions have been met with respect to the performance share awards, dividends and dividend equivalent units on the performance share awards are accrued but not paid. If the performance conditions are met, the named executive officer is paid the accrued dividends and dividend equivalent units. If the performance conditions are not met and the shares are forfeited, the accrued dividends and dividend equivalent units also are forfeited. The performance-based restricted stock portion of the performance share awards may still be voted during the performance period. For restricted stock without performance conditions, the named executive officer is entitled to the dividends on, and can vote, unvested shares.

(8)

The performance share awards will vest, if at all, only to the extent Lennar meets specific performance goals with respect to relative gross profit percentage, relative return on tangible capital, relative total stockholder return, and debt/EBITDA multiple over a three-year performance period. For each performance goal, there is a threshold, target, and maximum performance level.

(9)

The shares of restricted stock granted to the NEO will vest in three equal annual installments on each of February 14, 2026, February 14, 2027, and February 14, 2028, with the exception of Ms. Martin’s grant of 30,147 shares, which has vested and will continue to vest in four equal installments on each of October 2, 2025, February 14, 2026, February 14, 2027, and February 14, 2028. The 60,420 shares granted to Mr. Miller, the 18,051 shares granted to Ms. Bessette, the 52,897 shares granted to Mr. Jaffe, and the 11,781 shares granted to Mr. Sustana include 22,690; 6,021; 19,732; and 3,558 shares of Class A common stock, respectively, that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock.

54 | LENNAR CORPORATION 2026 PROXY STATEMENT

Executive Compensation Grants of Plan-Based Awards

For a discussion of our equity plan’s retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation.”

Effective as of September 2, 2025, Mark Sustana retired from his role as Vice President, General Counsel and Secretary of the Company. Because Mr. Sustana was retirement-eligible when he retired from the Company, pursuant to the terms of the 2016 Equity Plan and his individual award agreements, all of his outstanding unvested service-based restricted stock fully vested upon his retirement. For more information on the effect of retirement on equity awards, see “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation—Effect of Retirement on Equity Awards” in this proxy statement.

Effective as of December 31, 2025, Jonathan Jaffe retired as Co-Chief Executive Officer and President of the Company. Because Mr. Jaffe was retirement-eligible when he retired from the Company, pursuant to the terms of the 2016 Equity Plan and his individual award agreements, all of his outstanding unvested service-based restricted stock fully vested upon his retirement and all of his outstanding unvested performance-based restricted stock will vest based on actual performance after the end of the applicable three-year performance period. For more information on the effect of retirement on equity awards, see “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation—Effect of Retirement on Equity Awards” in this proxy statement.

(10)

The amounts in this column include the grant date fair value of the January 13, 2025 (and, for Ms. Martin, the September 2, 2025) grant of service-based restricted stock, the grant date fair value of the target number of performance shares, and cash paid in lieu of fractional shares. The Company’s practice is to determine a targeted dollar value of the applicable award, convert that dollar value into a number of shares, and, to the extent there is any fractional share, pay that amount in cash. Messrs. Miller, Collins, Jaffe and Sustana and Mmes. Bessette and Martin, received cash in lieu of fractional shares in the amounts of $128.32, $67.76, $90.16, $114.52, $162.84, and $343.08, respectively. The table below shows the total grant date fair values of the performance share awards granted on January 13, 2025 (and, for Ms. Martin, on September 2, 2025) if the threshold number of shares, or the maximum number of shares that potentially could be earned were used instead of the target.

Name	Threshold ($)	Target ($)	Maximum ($)

Stuart Miller	5,337,858	17,792,860	35,585,719

Diane Bessette	683,451	2,278,172	4,556,343

Katherine Lee Martin	291,423	971,409	1,942,818

David Collins	—	—	—

Jonathan M. Jaffe	4,673,186	15,577,287	31,154,574

Mark Sustana	—	—	—

LENNAR CORPORATION 2026 PROXY STATEMENT | 55

Executive Compensation Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the outstanding equity awards of Class A common stock held by each named executive officer at our fiscal year ended November 30, 2025. Each grant of an equity award is shown separately for each named executive officer.

Name	Stock Award Grant Date	Number of shares or units of stock that have not vested (#)(1)		Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Stuart Miller	2/28/2023	16,614	(4)	2,181,418	383,510	(9)	50,354,863
	1/8/2024	22,169	(5)	2,910,790	248,480		32,625,424
	1/13/2025	37,730	(6)	4,953,949	281,962		37,021,611

		76,513		10,046,157	913,952		120,001,898
Diane Bessette	2/28/2023	3,397	(4)	446,026	33,600	(9)	4,411,680
	1/8/2024	5,039	(5)	661,621	21,768		2,858,138
	1/13/2025	12,030	(6)	1,579,539	36,102		4,740,193

		20,466		2,687,186	91,470		12,010,011
Katherine Lee Martin	9/2/2025	22,611	(7)	2,968,824	—		—
	9/2/2025	7,536	(6)	989,477	15,072		1,978,954
		30,147		3,958,301	15,072		1,978,954

David Collins	2/28/2023	3,275	(4)	430,008	—		—
	1/8/2024	4,244	(5)	557,237	—		—
	1/13/2025	7,603	(6)	998,274	—		—
		15,122		1,985,519	—		—

Jonathan M. Jaffe	2/28/2023	13,109	(8)	1,721,212	335,750	(9)	44,083,975
	1/8/2024	18,049	(8)	2,369,834	217,540		28,563,002
	1/13/2025	33,165	(8)	4,354,565	246,852		32,411,668
		64,323		8,445,610	800,142		105,058,645

Mark Sustana	2/28/2023	—	(10)	—	—		—
	1/8/2024	—		—
	1/13/2025	—		—	—		—
		—		—	—		—

(1)

As described above in “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation—Effect of the Millrose Spin-Off on equity awards,” NEOs received Millrose Restricted Shares in respect of Lennar restricted stock awards in connection with the Millrose Spin-Off. As of November 30, 2025, NEOs hold the following outstanding Millrose Restricted Shares which are subject to service-based vesting: Mr. Miller, 38,256 shares; Ms. Bessette, 10,233 shares; Mr. Collins 7,561 shares; and Mr. Jaffe 33,598 shares. These amounts are not included in the table above.

(2)	Based on stock price of $131.30 for the Class A common stock, which was the closing price of the stock on November 28, 2025.

(3)

These performance share awards are subject to performance-based vesting conditions measured over a three-year performance period and vest on the date on which the Compensation Committee certifies the achievement of the relevant performance goals following the completion of the applicable three-year performance period. For the performance share awards granted on February 28, 2023, (the “2023 Grant”), the three-year performance period commenced on December 1, 2022 and ended on November 30, 2025. For the performance share awards granted on January 8, 2024, the three-year performance period commenced on December 1, 2023 and ends on November 30, 2026. For the performance share awards granted on January 13, 2025, the three-year performance period commenced on December 1, 2024 and ends on November 30, 2027. The performance share awards were granted at target but the table shows the maximum number of Class A common stock that potentially could be earned in respect of the performance share awards (rather than the target number).

As described above in “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation—Effect of the Millrose Spin-Off on Equity Awards,” NEOs received Millrose Restricted Shares and Millrose DEUs in respect of Lennar restricted stock awards in connection with the Millrose Spin-Off. As of November 30, 2025, NEOs hold the following outstanding Millrose Restricted Shares and Millrose DEUs, respectively, which are subject to performance-based vesting: Mr. Miller, 228,487 and 228,487 shares; Ms. Bessette, 22,867 and 22,867 shares; Mr. Jaffe, 200,035 and 200,035 shares. These amounts are not included in the table above. In connection with the Millrose Spin-Off, NEOs also received Lennar cash dividends in lieu of fractional Millrose Restricted Shares, which will only be paid if and when the underlying performance share awards vest.

(4)

The restricted stock vested on February 14, 2026. Mr. Miller’s, and Ms. Bessette’s 16,614; and 3,397 shares of Class A common stock, respectively, do not include the 10,780; and 2,204 shares of Class A common stock, respectively, that were surrendered to satisfy withholding obligations. For a discussion of our equity plans’ retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation—Effect of Retirement on Equity Awards.”

(5)

The restricted stock will vest in two equal installments on February 14, 2026, and February 14, 2027. Mr. Miller’s, and Ms. Bessette’s 22,169; and 5,039 shares of Class A common stock, respectively, do not include 13,328; and 2,218 shares of Class A common stock, respectively, that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock.

56 | LENNAR CORPORATION 2026 PROXY STATEMENT

Executive Compensation Option Exercises and Stock Vested

(6)

The restricted stock will vest in three equal installments on February 14, 2026, February 14, 2027, and February 14, 2028. Mr. Miller’s, and Ms. Bessette’s 37,730; and 12,030 shares of Class A common stock, respectively, do not include the 22,690; and 6,021 shares of Class A common stock, respectively, that were surrendered to satisfy withholding obligations.

(7)

The restricted stock has vested and will continue to vest in four equal installments on October 2, 2025, February 14, 2026, February 14, 2027, and February 14, 2028. Ms. Martin’s 22,611 shares of Class A common stock does not include the 3,019 shares of Class A common stock that were surrendered to satisfy withholding obligations.

(8)

Effective as of December 31, 2025, Jonathan Jaffe retired as Co-Chief Executive Officer and President of the Company. Because Mr. Jaffe was retirement-eligible when he retired from the Company, pursuant to the terms of the 2016 Equity Plan and his individual award agreement(s), all of his outstanding unvested service-based restricted stock fully vested upon his retirement and all of his outstanding unvested performance-based restricted stock will vest based on actual performance after the end of the applicable three-year performance period. For more information on the effect of retirement on equity awards, see “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation—Effect of Retirement on Equity Awards” in this proxy statement. This amount includes the 2,874 shares of Class A common stock for which vesting was accelerated on February 7, 2025 in connection with the Millrose Spin-Off.

(9)

For the 2023 Grant, the three-year performance period ended on November 30, 2025, but those awards remained outstanding and unvested as of November 30, 2025 because the peer group performance information necessary to determine Company’s relative performance with respect to certain metrics is not fully available until February 2026, and then the shares earned need to be certified by the Compensation Committee. The Compensation Committee is expected to certify the performance results and vesting in late February 2026.

(10)

Effective as of September 2, 2025, Mark Sustana retired from his role as Vice President, General Counsel and Secretary of the Company. Because Mr. Sustana was retirement-eligible when he retired from the Company, pursuant to the terms of the 2016 Equity Plan and his individual award agreements, all of his outstanding unvested service-based restricted stock fully vested upon his retirement. For more information on the effect of retirement on equity awards, see “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation—Effect of Retirement on Equity Awards” in this proxy statement.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of restricted Class A common stock and the value realized on such vesting on an aggregated basis during the fiscal year ended November 30, 2025, for each of the named executive officers. None of our named executive officers have stock options relating to our Class A or Class B common stock.

	Stock Awards
Name	Number of Class A Shares Vesting (#)(1)(2)	Value Realized on Vesting ($)(3)

Stuart Miller	251,967	30,753,576

Diane Bessette	26,083	3,236,414

Katherine Lee Martin	7,536	967,095

David Collins	8,550	1,058,832

Jonathan M. Jaffe	223,174	27,238,258

Mark Sustana	28,549	3,707,113

(1)

Of these amounts, shares of Class A common stock were withheld to cover tax withholding obligations as follows: Mr. Miller, 98,799 shares; Ms. Bessette, 10,592 shares; Ms. Martin, 3,019 shares; Mr. Collins, 3,296 shares; Mr. Jaffe, 81,749 shares; and Mr. Sustana, 3,558 shares. With respect to Mr. Miller, Ms. Bessette, Mr. Jaffe, and Mr. Sustana, Lennar withheld the shares when he or she became retirement-eligible under the 2016 Equity Plan, or if later, when they were granted to him or her. For a discussion of the 2016 Equity Plan’s retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation—Effect of Retirement on Equity Awards.”

The amount for Mr. Jaffe includes the 2,874 shares of Class A common stock for which vesting was accelerated on February 7, 2025 in connection with the Millrose Spin-Off.

As described above in “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation—Effect of the Millrose Spin-Off on equity awards,” NEOs received Millrose Restricted Shares in respect of Lennar restricted stock awards in connection with the Millrose Spin-Off. During fiscal 2025, Millrose Restricted Shares vested as follows: Mr. Miller, 114,638 shares; Ms. Bessette, 10,030 shares; Mr. Collins 4,274 shares; Mr. Jaffe, 100,283 shares; and Mr. Sustana, 12,495 shares. The 12,495 shares for Mr. Sustana includes the 2,973 shares of Millrose Class A common stock for which vesting was accelerated on February 7, 2025 in connection with the Millrose Spin-Off.

(2)

This number does not include the 2023 Grant with a three-year performance period ending November 30, 2025, because those awards remain outstanding and unvested until peer group performance information necessary to determine our relative performance with respect to certain metrics is available in February 2026. The Compensation Committee is expected to certify the performance results and vesting in late February 2026.

(3)

Calculated based on the closing price of Class A common stock on the applicable vesting dates: January 13, 2025: $131.58; February 7, 2025: $121.94; February 14, 2025: $123.84; February 27, 2025: $120.37; September 2, 2025: $132.68; and October 2, 2025: $128.33.

LENNAR CORPORATION 2026 PROXY STATEMENT | 57

Executive Compensation Potential Payments upon Termination after Change in Control

Potential Payments upon Termination after Change in Control

Our named executive officers do not have employment agreements or severance agreements and are not subject to any severance plans or policies. Consequently, the only potential payments and benefits they would receive upon a change in control would be the accelerated vesting of their restricted stock, with the restricted stock subject to performance-based conditions vesting in the target number of such shares. Pursuant to the 2016 Equity Plan, unvested restricted stock will vest if there is a Change in Control (as defined in the 2016 Equity Plan) and, within twenty-four months after the Change in Control, (i) Lennar terminates the employment of the executive without Cause, or (ii) the executive terminates employment with Lennar for Good Reason (as such capitalized terms are defined in the 2016 Equity Plan and reproduced below). The amount earned upon a Change in Control shall be paid to the applicable NEO not more than ten (10) business days following the Change in Control. The value of accelerated vesting if a hypothetical Change in Control and qualifying termination had occurred on November 30, 2025, is set forth in the table below:

Name	Value of Acceleration as of November 30, 2025 ($)(1)

Stuart Miller	$70,047,106(2)(3)

Diane Bessette	$8,692,191(2)(3)

Katherine Lee Martin	$4,947,778(3)

David Collins	$1,985,519

Jonathan M. Jaffe	$60,974,932(2)(3)

Mark Sustana	$0(2)

(1)

The value of the accelerated restricted stock is the product of the closing price of Lennar’s Class A common stock on November 28, 2025 ($131.30) and the number of shares of unvested Class A restricted stock as of November 30, 2025.

(2)

With respect to Mr. Miller, Ms. Bessette, Mr. Jaffe, and Mr. Sustana, the amount does not include the value of shares that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plan’s retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—2025 Compensation Decisions—Equity-Based Compensation—Effect of Retirement on Equity Awards.” As discussed below and elsewhere in this proxy statement, effective as of September 2, 2025, Mr. Sustana retired from his role as Vice President, General Counsel and Secretary of the Company.

(3)

Includes 456,976; 45,735; 7,536; and 400,071 shares of Class A common stock, which is reflective of the target number of restricted stock subject to performance-based vesting conditions that were granted to Mr. Miller, Ms. Bessette, Ms. Martin, and Mr. Jaffe, respectively.

The definitions of “Change in Control,” “Cause” and “Good Reason” pursuant to the 2016 Equity Plan are below:

“Change in Control” means (i) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons (as that term is defined for purposes of Section 13(d) of the Exchange Act), other than a transaction with a majority-owned subsidiary of ours or a transaction in which the common stock that is outstanding immediately before the transaction constitutes, or entitles the holders to receive, a majority of the shares of the purchaser that are outstanding immediately after the transaction; (ii) the approval by the holders of our capital stock of any plan or proposal for the liquidation or dissolution of Lennar; (iii) the acquisition by any person or group (other than one or more of the wife, or lineal descendants of the late Leonard Miller, or trusts or entities of which they own a majority of the beneficial interests) of beneficial ownership (determined as provided in the rules under Section 13 of the Exchange Act) of more than 50% in voting power of the outstanding common stock; or (iv) a majority of the members of the Board being persons who were not Directors on the effective date of the 2016 Equity Plan and whose election, or nomination for election, was not approved by a vote of at least a majority of the members of the Board of Directors who either were members of the Board on the effective date of the plan or whose election, or nomination for election, to the Board was approved by such a majority.

“Cause” means, unless otherwise provided in the participant’s award agreement, the participant’s: (i) engaging in willful or gross misconduct or willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of Lennar or its subsidiaries or its affiliates; (iii) commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving Lennar or its subsidiaries, or any affiliate thereof; (iv) fraud, misappropriation or embezzlement; (v) material breach of his or her employment agreement (if any) with Lennar or its subsidiaries or its affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately his or her assigned duties; (vii) commission of an illegal act detrimental to Lennar or its subsidiaries or its affiliates; (viii) repeated failure to devote substantially all of his or her business time and efforts to Lennar if required by the terms of an employment agreement; or (ix) violation of any Lennar rule or policy that states that violations may result in termination of employment. If at any time the participant is subject to an effective employment agreement with Lennar, then, in lieu of the foregoing definition, “Cause” will have the meaning with respect to that participant as may be specified in such employment agreement.

“Good Reason” means, with respect to a participant who is an employee of Lennar or one or more of its subsidiaries, (i) a reduction in the participant’s base salary (other than a reduction of not greater than 10% that applies to all executives of a comparable level); (ii) a reduction in the participant’s target cash annual incentive opportunity; (iii) a material reduction in the aggregate value of the

58 | LENNAR CORPORATION 2026 PROXY STATEMENT

Executive Compensation Potential Payments upon Termination after Change in Control participant’s benefits under applicable employee benefit plans, programs and policies; (iv) a material diminution in the participant’s reporting relationship, title or responsibilities; or (v) a requirement by Lennar or its subsidiary to which the participant does not consent that the participant move the principal place of business at or from which the participant works by more than 50 miles, if such relocation results in an increase in the participant’s daily commute by more than 10 miles each way.

Retirement of Mark Sustana

Effective as of September 2, 2025, Mark Sustana retired from his role as Vice President, General Counsel and Secretary of the Company. In connection with Mr. Sustana’s retirement, he entered into the Sustana Consulting Agreement and due to his deep knowledge of the Company and his specialized skill set in the homebuilding industry, pursuant to which he will provide advice and counsel from time to time as an independent contractor with respect to the business and legal affairs of the Company for which he was responsible during his tenure with the Company, including strategic direction and planning for significant litigation, transition of his responsibilities in the Legal Department, risk management, government affairs and safety. In exchange for these services, and in consideration for, among other things, Mr. Sustana’s continued compliance with certain non-solicitation and non-competition restrictions, the Company will pay Mr. Sustana a consulting fee at the rate of $110,000 per month during an initial two-year term and $50,000 per month during any mutually agreed consulting period past the initial two-year term. Mr. Sustana was retirement-eligible when he retired from the Company.

Because Mr. Sustana was retirement-eligible when he retired from the Company, pursuant to the 2016 Equity Plan, all of his outstanding unvested service-based restricted stock fully vested upon his retirement. For more information on the effect of retirement on equity awards, see “Compensation Discussion and Analysis—2025 Compensation Decisions—Effect of Retirement on Equity Awards” in this proxy statement. Upon his retirement, Mr. Sustana forfeited his 2025 cash incentive compensation under our incentive compensation program pursuant to the terms and conditions of our incentive compensation program. In connection with his retirement, Mr. Sustana did not receive any enhanced benefit or compensation, including any severance pay, beyond that described above.

LENNAR CORPORATION 2026 PROXY STATEMENT | 59

Executive Compensation
CEO Pay Ratio

CEO Pay Ratio
As required by SEC rules, we are providing the following information about the ratio of the annual total compensation of our Executive Chairman and Chief Executive Officer, Stuart Miler, and our Former
Co-Chief
Executive Officer and President, Jonathan Jaffe, to that of our median associate.
To determine the median of the annual total compensation of all our associates (other than our Executive Chairman and Chief Executive Officer and our Former
Co-Chief
Executive Officer and President), we selected November 30, 2025, the last day of our fiscal year, as the determination date for identifying the median associate.
For purposes of identifying the median compensation, we considered the
W-2
wages of all full-time, part-time, seasonal and temporary associates of Lennar Corporation and its consolida ted su
bsidiaries during the twelve-month period ended November 30, 2025. We analyzed the
W-2
wages of all associates, whether employed on a full-time, part-time, or temporary basis as of November 30, 2025. We annualized the wages of permanent full or part-time associates who started after the beginning of the fiscal year. Using this methodology, we determined that the associate who received the median total compensation (excluding our Executive Chairman and Chief Executive Officer and our Former
Co-Chief
Executive Officer and President) was a Construction Manager. That associate received total compensation of $103,701 for the year ended November 30, 2025, calculated in accordance with the requirements of Item 402(c)(2) (x) of SEC Regulation
S-K,
which includes base pay, cash bonus and Lennar’s matching contribution to the associate’s 401(k) plan. This calculation is the same calculation used to determine total compensation for purposes of the 2025 Summary Compensation Table with respect to each of the named executive officers.
Mr. Miller’s annual total compensation as reported in the 2025 Summary Compensation Table was $29,527,931. Accordingly, for 2025, the ratio of Mr. Miller’s compensation to the compensation of the median associate was 284 to 1.
Mr. Jaffe’s annual total compensation as reported in the 2025 Summary Compensation Table was $23,376,732. Accordingly, for 2025, the ratio of Mr. Jaffe’s compensation to the compensation of the median associate was 225 to 1.
Because of the complexity of determining the median of the annual compensation of all our associates, the pay ratio disclosure presented above is an estimate, but we believe that estimate is reasonable. Because the SEC rules for identifying the median associate and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio we disclose may not be comparable to the pay ratios reported by some other companies.

60 |
LENNAR CORPORATION
 2026 PROXY STATEMENT

Executive Compensation
Pay Versus Performance Disclosure

Pay Versus Performance Disclosure
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”), and the average compensation of our non-PEO
named executive officers
(“Non-PEO
NEOs”) and Company performance for the fiscal years listed below.

Year	Summary Compensation Table Total for First PEO 1 ($)	Summary Compensation Table Total for Second PEO 1 ($)	Summary Compensation Table Total for Third PEO 1 ($)	Compensation Actually Paid to First PEO 1,2,3 ($)	Compensation Actually Paid to Second PEO 1,2,3 ($)	Compensation Actually Paid to Third PEO 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment based on: 4		Net Income ($ Millions) 5	Pretax Income ($ Millions) 6
									Total Shareholder Return (“TSR”) ($)	Peer Group TSR ($)

2025	—	23,376,732	29,527,931	—	(12,775,985)	(11,774,256)	5,211,556	3,817,110	201.13	232.34	2,108	2,784

2024	—	25,086,806	29,546,675	—	24,747,900	29,216,181	3,824,311	4,703,030	242.97	255.39	3,968	5,150

2023	43,807,563	29,140,667	34,284,913	(714,918)	62,138,860	72,458,683	4,496,245	6,701,147	175.95	176.92	3,961	5,180

2022	30,447,048	30,032,983	—	33,989,081	34,618,820	—	12,287,576	12,862,760	119.19	112.90	4,649	5,980

2021	34,045,217	34,045,217	—	57,303,560	53,539,484	—	13,029,166	21,327,286	139.95	133.37	4,457	5,793

1.
Rick Beckwitt (“First PEO”) was our
Co-PEO
from November 2020 until his retirement in September 2023. Jonathan M. Jaffe (“Second PEO”) was our
Co-PEO
for each year presented. Stuart Miller (“Third PEO”) was our
Co-PEO
from September 2023 to present. The individuals comprising the
Non-PEO
NEOs for each year presented are listed below.

2021-2022	2023-2024	2025

Stuart Miller	Diane Bessette	Diane Bessette

Diane Bessette	Jeff McCall	Katherine Lee Martin

Jeff McCall	Mark Sustana	Mark Sustana

Mark Sustana	David Collins	David Collins

2.
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

3.
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the amounts from the Stock Awards column set forth in the Summary Compensation Table.

Second PEO Summary Compensation Table Total to Compensation Actually Paid Reconciliation

		2025

Summary Compensation Table Total ( $ )	(A)	$23,376,732

Exclusion of Stock Awards ($)		$(22,537,564)

Total Deductions from Summary Compensation Table ( $ )	(B)	$(22,537,564)

Increase for Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)		$12,200,582

Increase/(Deduction) for Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)		$(19,977,999)

Increase for Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)		$2,596,337

Increase/(Deduction) for Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)		$(8,434,073)

Total Adjustments ( $ )	(C)	$(13,615,153)

Compensation Actually Paid ( $ )	(A) + (B) + (C)	$(12,775,985)

LENNAR CORPORATION
 2026 PROXY STATEMENT | 61

Executive Compensation
Pay Versus Performance Disclosure

Third PEO Summary Compensation Table Total to Compensation Actually Paid Reconciliation

		2025

Summary Compensation Table Total ( $ )	(A)	$29,527,931

Exclusion of Stock Awards ($)		$(25,743,051)

Total Deductions from Summary Compensation Table ( $ )	(B)	$(25,743,051)

Increase for Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)		$13,913,976

Increase/(Deduction) for Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)		$(22,816,843)

Increase for Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)		$2,985,550

Increase/(Deduction) for Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)		$(9,641,819)

Total Adjustments ( $ )	(C)	$(15,559,136)

Compensation Actually Paid ( $ )	(A) + (B) + (C)	$(11,774,256)
Non-PEO
NEOs Average Summary Compensation Table Total to Average Compensation Actually Paid Reconciliation

		2025

Summary Compensation Table Total ( $ )	(A)	$5,211,556

Exclusion of Stock Awards ($)		$(3,293,937)

Total Deductions from Summary Compensation Table ( $ )	(B)	$(3,293,937)

Increase for Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)		$2,075,820

Increase/(Deduction) for Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)		$(594,977)

Increase for Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)		$854,815

Increase/(Deduction) for Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)		$(436,167)

Total Adjustments ( $ )	(C)	$1,899,491

Compensation Actually Paid ( $ )	(A) + (B) + (C)	$3,817,110

4.
The Peer Group TSR set forth in this table utilizes the Dow Jones U.S. Home Construction Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended November 30, 2025. The comparison assumes $100 was invested for the period starting November 30, 2020, through the end of the listed year in the Company and in the Dow Jones U.S. Home Construction Index, respectively. The numbers in the Peer Group column have been revised from the numbers previously reported in last year’s Pay versus Performance table in order to correct an administrative error. Historical stock performance is not necessarily indicative of future stock performance.

5.
The amounts in this column represent the Company’s net income including noncontrolling interests as required to be reported by Item 402(v)(2)(v) of Regulation
S-K
and as reported in our consolidated financial statements. In prior years, this column contained only the net income attributable to the Company. The amounts in this column have been updated to reflect net income attributable to noncontrolling interests as reported in the Company’s consolidated financial statements filed with the Company’s Annual Report on Form
10-K
for the applicable fiscal year.

6.
We determined Pretax Income (as defined in “Compensation Discussion and Analysis—2025 Compensation Decisions—Annual Cash Incentive Compensation” of this proxy statement) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and
Non-PEO
NEOs in 2025. We may determine a different financial performance measure to be the most important financial performance measure in future years.

62 |
LENNAR CORPORATION
 2026 PROXY STATEMENT

Executive Compensation
Pay Versus Performance Disclosure

Relationship Between Compensation Actually Paid, Company TSR, and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, the Company’s cumulative TSR over the five most recently completed fiscal years, and the Peer Group TSR over the same period.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Company TSR and Peer Group TSR
Compensation Actually Paid ($ Millions)
80
70
60
50
40
30
20
10
0
-10
-20
Company and Peer Group TSR (FYE 2020 Indexed to $100)
400
350
300
250
200
150
100
50
0
57.3
53.5
21.3
34.0
34.6
12.9
-0.7
62.1
72.5
6.7
24.7
29.2
4.7
-12.8
-11.8
3.8
100.00
139.95
133.37
119.19
112.90
175.95
176.92
255.39
242.97
232.34
201.13
2020
2021
2022
2023
2024
2025
Fiscal Year
First PEO Compensation Actually Paid
Second PEO Compensation Actually Paid
Third PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Lennar Corporation TSR
Dow Jones U.S. Home Construction Index TSR

LENNAR CORPORATION
 2026 PROXY STATEMENT | 63

Executive Compensation
Pay Versus Performance Disclosure

Relationship Between Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Income during the five most recently completed fiscal years.

Relationship Between Compensation Actually Paid and Pretax Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Pretax Income during the five most recently completed fiscal years.

64 |
LENNAR CORPORATION
 2026 PROXY STATEMENT

Executive Compensation
Pay Versus Performance Disclosure

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking
Compensation
Actually Paid to our PEOs and other NEOs for 2025 to Company performance. The measures in this table are not ranked.

Pretax Income
Relative Gross Profit Percentage
Relative Return on Tangible Capital
Relative Total Shareholder Return
Debt to EBITDA Ratio

LENNAR CORPORATION
 2026 PROXY STATEMENT | 65

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“D&T”) to continue to serve as our independent registered public accounting firm for the fiscal year ended November 30, 2026, and the Board has directed that management submit this appointment for ratification by the stockholders at the Annual Meeting. D&T has been Lennar’s independent public accounting firm since 1994.

The Audit Committee believes that the continued retention of D&T as Lennar’s independent registered public accounting firm is in the best interests of Lennar and its stockholders. Neither Lennar’s By-Laws nor any other governing documents or law require stockholder ratification of the selection of Lennar’s independent registered public accounting firm. However, the Board believes that seeking stockholder ratification of this appointment is good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain D&T. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Lennar and its stockholders.

We expect a representative of D&T to attend the Annual Meeting. The representative will have an opportunity to make a statement and also will be available to respond to appropriate questions received in advance.

Fees Paid to D&T

The fees billed by D&T, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for various types of professional services and related expenses during the years ended November 30, 2025, and 2024, were as follows:

	Years ended November 30,

Services Provided	2025	2024

Audit Fees(1)	$4,575,000	$4,265,000

Audit-Related Fees(2)	6,000	7,000

Tax Fees(3)	252,000	220,000

Total	$4,833,000	$4,492,000

(1)

These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K), (ii) reviews of our quarterly financial statements (Forms 10-Q), (iii) audit services related to the Exchange Offer in fiscal 2025 which amounted to fees of $330,000, and (iv) carve-out audit services related to the Millrose Spin-Off in fiscal 2024 which amounted to fees of $437,000.

(2)	These professional services included fees associated with assistance in understanding and applying financial accounting and reporting standards and other services.

(3)	These professional services include fees associated with tax planning, tax compliance services and tax return preparation.

66 | LENNAR CORPORATION 2026 PROXY STATEMENT

Proposal 3: Ratification of Independent Registered Public Accountants Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures requiring that it pre-approve all audit and non-audit services to be provided to Lennar by the independent registered public accounting firm. Under the policy, the Audit Committee pre-approves all services obtained from our independent auditor by category of service, including a review of specific services to be performed and the potential impact of such services on auditor independence. To facilitate the process, the policy delegates authority to one or more of the Audit Committee’s members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by D&T during fiscal 2025.

LENNAR CORPORATION 2026 PROXY STATEMENT | 67

Management has the primary responsibility for producing Lennar’s financial statements and for implementing the financial reporting process, including Lennar’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Lennar’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibilities include assisting the Board of Directors in its oversight of Lennar’s financial statements. In fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements for the year ended November 30, 2025, with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

During the course of fiscal 2025, management undertook the testing and evaluation of Lennar’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight during the process. In connection with this oversight, the Audit Committee received periodic updates from management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in Lennar’s Annual Report on Form 10-K for the fiscal year ended November 30, 2025, that has been filed with the SEC, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to that firm’s audits of: (i) the consolidated financial statements and schedule thereto, and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee Lennar’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2026.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No. 16, Communication with Audit Committees, and Rule 2-07 of SEC Regulation S-X. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committee Concerning Independence,” and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the fact that Deloitte provides audit-related and other non-audit services to Lennar is compatible with maintaining that firm’s independence.

The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of Lennar’s financial statements in accordance with the standards of the PCAOB and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and management that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended November 30, 2025, that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and management that the audited financial statements be so included, the Audit Committee was not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

The Audit Committee

Sherrill W. Hudson, Chair

Tig Gilliam

Armando Olivera

Jeffrey Sonnenfeld

Serena Wolfe

68 | LENNAR CORPORATION 2026 PROXY STATEMENT

We received the following stockholder proposal from John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. He has represented that he will meet SEC Rule 14a-8 requirements, including the requirement that he will continually own the required market value of our stock until after the date of the Annual Meeting. We have copied the text of the proposal (including title, graphic and stockholder-supplied emphasis) and the stockholder’s supporting statement as it was provided to us by the stockholder. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of such stockholder proposal. Following the proposal, we provide the Board’s recommendation to vote “AGAINST” the proposal.

Proposal 4—Equal Voting Rights for Each Share

Shareholders request that the Board of Directors take the steps necessary to eventually enable all of our company’s outstanding stock to have an equal one-vote per share in each voting situation. This would encompass all practicable steps including encouragement and negotiation with current and future shareholders, who have more than one vote per share, to request that they relinquish, for the common good of all shareholders, any preexisting rights, if necessary.

This proposal topic won 45% support at the 2023 Lennar annual shareholder meeting. This likely represented greater than 60% support from the non-insider Lennar shares.

With one-vote per share Lennar’s current problems might not be so severe:

Selling price of homes down 9% versus the comparable figure a year ago.

Margins declining due to increased use of incentives and rebates.

13% decrease in the number of homes under construction.

Stock price down from $184 in October 2024.

Dual-class stocks tend to create an inferior class of shareholders and hand over power to a select few, who are then allowed to pass the financial risk onto others. With few constraints placed upon them, managers holding super-class stock can spin out of control. Families and senior managers can entrench themselves into the operations of the company, regardless of their abilities and performance. Dual-class structures may allow management to make bad decisions with few consequences.

Hollinger International was a sad example of the negative effects of dual-class shares. Former CEO Conrad Black controlled all of the company’s class-B shares, which gave him 73% of the voting power with only 30% of the equity. He ran the company as if he were the sole owner, exacting huge management fees, consulting payments and personal dividends. Hollinger’s board of directors was filled with Black’s friends who were unlikely to forcefully oppose his authority.

Non-family Hollinger shareholders had almost no power to have any influence in terms of executive pay, acquisitions, board composition or poison pills. Hollinger’s financial and share performance suffered under Black’s control.

The Council of Institutional Investors (CII) recommends a 7-year phase-out of dual class share offerings. The International Corporate Governance Network supports CII’s recommendation to require a time-based sunset clause for dual class shares to revert to a traditional one-share/one-vote structure in no more than 7 years.

Please vote yes:

Equal Voting Rights for Each Share—Proposal 4

LENNAR CORPORATION 2026 PROXY STATEMENT | 69

Proposal 4: Equal Voting Rights for Each Share

Board’s Statement in Opposition to Stockholder Proposal

Our Board recommends a vote AGAINST this proposal for the reasons set forth below.

Mr. Chevedden has made this proposal several times before. Our Board continues to oppose the proposal.

Our long-term oriented capital structure effectively serves stockholders.

The only material difference between our two classes of common stock is that the Class A common stock has one vote per share while the Class B common stock has ten votes per share. This dual-class voting structure has twice been approved by our stockholders—once in 1987 when they initially authorized us to issue multiple voting Class B common stock, and again in 2003 when they approved an increase in the number of shares of Class B common stock we could issue and changes to the terms of the Class B common stock that enabled it to be listed on the New York Stock Exchange. When the dual-class structure was adopted 38 years ago, our Board believed we would benefit from it, and our Board continues to believe we will benefit from it.

Among other things, we believe that our dual-class stock structure has provided us protection against activists who try to compel companies to take steps that are expected to result in short-term stock price increases but are likely to have negative long-term effects on such companies. Our ability to focus on long-term growth has enabled us to increase our total revenues by 52% over our most recently ended five fiscal years and to outperform the S&P 500 index by approximately 300 basis points per year since 1987, the year in which the Class B common stock was created.

Anecdotal evidence of poor governance or mismanagement at companies with dual-class structures has little probative value, since many similar issues arise at companies with a single class of stock. A 2024 analysis by Jeffrey Sonnenfeld, Senior Associate Dean for Leadership Studies and Lester Crown Professor in the Practice of Management at the Yale School of Management, and Steven Tian, Research Director of the Yale Chief Executive Leadership Institute at the Yale School of Management, in the Harvard Law School Forum on Corporate Governance found that “companies with dual and multi class shares, on average, outperformed the companies with single class shares across both the short and long-term.” In explaining such a result, Sonnenfeld and Tian highlight particular advantages of a dual-class structure, including that it “facilitate[s] easier execution of strategy,” “insulate[s] the firm and management from short-termism” and “attracts the right kind of institutional investment partners with long-term investment horizons.”

Our Board provides robust independent oversight and ensures that the interests of our stockholders are considered.

We have had a Lead Director since 2005, a majority of our Board is independent, and all members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent. The Chairs of those committees shape the agendas and information presented to their committees. As a result, independent directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of corporate governance programs. In addition, the independent directors meet regularly in executive sessions that are chaired by our Lead Director, with no members of management present. The independent directors use these executive sessions to discuss matters of concern, as well as any matter they deem appropriate, including evaluations of senior management.

We also complete annual Board and committee evaluations, and the Nominating and Corporate Governance Committee and Board regularly evaluate the composition and effectiveness of the Board and its committees, including to identify opportunities for further refreshment and enhancement. Three of our eight independent directors have been added in the last five years.

70 | LENNAR CORPORATION 2026 PROXY STATEMENT

Proposal 4: Equal Voting Rights for Each Share

We have also adopted other practices and procedures that promote effective oversight of management and provide stockholders with meaningful rights, including the annual election of all directors and majority voting in uncontested elections. These practices support our Board’s ability to hold management accountable and represent the interests of our stockholders.

In addition, we continue to regularly engage with our stockholders about our business and operations, as well as related questions, issues and concerns.

LENNAR CORPORATION 2026 PROXY STATEMENT | 71

We received the following stockholder proposal from the Treasurer of the State of Illinois and Trustee of the Bright Directions College Savings Trust (the “Trust”), 555 W. Monroe, 14th Floor, Chicago, IL 60661. The Trust has represented that it will meet SEC Rule 14a-8 requirements, including the requirement that it will continually own the required market value of our stock until after the date of the Annual Meeting. We have copied the text of the proposal (including title and stockholder-supplied emphasis) and the stockholder’s supporting statement as it was provided to us by the stockholder. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of such stockholder proposal. Following the proposal, we provide the Board’s recommendation to vote “AGAINST” the proposal.

DISCLOSURE OF VOTING RESULTS BY SHARE CLASS

RESOLVED: Shareholders request Lennar Corporation (the “Company”) disclose the voting results on matters subject to a shareholder vote according to the class of shares, namely differentiating between those shares carrying one voting right and those carrying multiple voting rights, effective beginning at the Company’s 2027 annual meeting of shareholders.

SUPPORTING STATEMENT

The Company maintains a dual class structure for its common stock. Class B common stock has ten votes per share while Class A common stock has one vote per share.

Voting results are currently disclosed by the Company without any distinction by share class. It is important for those results to be disclosed separately by share class to determine whether the concerns of each class of shareholders are aligned.

Due to the Company’s dual class share structure, a small minority of shareholders control a disproportionate amount of the voting rights. As the Company notes, “We have a stockholder who can exercise significant influence over matters that are brought to a vote of our stockholders.”1 The Class B holdings of Mr. Stuart Miller, the Executive Chairman and Co-Chief Executive Officer, give him approximately 39% of the voting power while holding only roughly 8% of the economic interest.2

Given that Class B shareholders can inordinately impact voting decisions, there is potential for outcomes that diverge from the interests of the wider shareholders. Consequently, it would benefit the majority of the Company’s shareholders to clearly see when a skewed result has occurred.

Recent voting patterns suggest that Class A and Class B shareholders may not always share the same priorities on key governance and disclosure matters. Recent proposals relating to eliminating the dual class stock structure,3 disclosing political spending,4 emissions reduction plans5 and establishing an independent board chair6 are all estimated to have received majority support among Class A shareholders, based on our calculations. Nonetheless, none were approved – an outcome that could be attributable to the Company’s dual class structure.

The disaggregation of voting results by share class would enable Class A shareholders to better monitor how responsive the Company is to issues that a majority of independent shareholders support and would promote a more transparent understanding between the two classes.

The Council of Institutional Investors recommends that companies with multiple share classes with unequal voting rights “supplement their final results with tallies for each class,”7 emphasizing that class-by-class disclosure is important for transparency and “may prompt value-enhancing conversations among board members and managers.”8

[1]	https://www.sec.gov/ix?doc=/Archives/edgar/data/0000920760/000162828025002404/len-20241130.htm
[2]	https://www.sec.gov/ix?doc=/Archives/edgar/data/0000920760/000119312525040938/d900040ddef14a.htm
[3]	https://www.sec.gov/Archives/edgar/data/920760/000119312523055066/d378085ddef14a.htm
[4]	https://www.sec.gov/Archives/edgar/data/920760/000119312524051712/d511799ddef14a.htm#toc511799_29
[5]	https://www.sec.gov/Archives/edgar/data/920760/000119312524051712/d511799ddef14a.htm#toc511799_29
[6]	www.sec.gov/ix?doc=/Archives/edgar/data/0000920760/000119312525040938/d900040ddef14a.htm#toc900040_28
[7]	https://www.cii.org/corp_gov_policies
[8]	https://www.cii.org/content.asp?contentid=312

72 | LENNAR CORPORATION 2026 PROXY STATEMENT

Proposal 5: Disclosure of Voting Results by Share Class

Board’s Statement in Opposition to Stockholder Proposal

Our Board recommends a vote AGAINST this proposal for the reasons set forth below.

Our existing disclosures around our capital structure and security ownership already provide transparency to our stockholders.

The Board has carefully considered the proposal and, given that the Company already provides comprehensive information about our capital structure and security ownership through our existing disclosures, the Board believes that the requested additional disclosure would be unnecessary.

Detailed disclosure with respect to our capital structure and security ownership is provided to our stockholders annually in our proxy statements and in our other filings made with the SEC. In addition, the holdings of Mr. Miller and his related entities are reported in detail in Section 16 reports, which inform stockholders of transactions that may impact the Miller family’s voting power on an ongoing basis. As previously disclosed in such filings (and elsewhere in this proxy statement), the holders of our Class A common stock are entitled to one vote and the holders of our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to stockholders. In addition, we provide disclosure regarding the common stock ownership of certain of our beneficial owners and management, including the owners of our Class B common stock. Because our stockholders already have access to these disclosures, including our capital structure and characteristics of our Class B common stock, they are able to make informed assessments of our voting results.

Our Board considers stockholder interests, regardless of which class of common stock our stockholders own.

Our Board, which is composed of a majority of independent directors, remains committed to addressing the interests of all stockholders, irrespective of the class of shares held. We regularly engage with our stockholders about our business and operations, as well as related questions, issues and concerns.

The requested disclosure is unnecessary and would not provide additional benefit to our stockholders.

Lennar’s dual-class structure differs from other dual-class companies in that Lennar’s Class B common stock is listed on the NYSE, which means that our high-vote stock is not held exclusively by Company founders and insiders. Other unaffiliated individuals and entities can and do hold Lennar Class B common stock. Therefore, disclosing disaggregated voting results will not clearly distinguish the way in which the Miller family votes, as opposed to other stockholders. The percentage of Mr. Miller’s holdings is disclosed in Lennar’s public filings (including elsewhere in this proxy statement), which allows stockholders to understand how he voted nearly to the same extent as would disaggregated voting results.

In addition, unlike many other dual-class companies, Mr. Miller and his related entities control less than a majority of the Company’s voting power. Mr. Miller holds approximately 42% of the combined Class A and Class B voting power. Given the fact that Mr. Miller holds less than a majority of the voting power, other stockholders have the ability to outvote him on matters submitted for a stockholder vote if they so choose.

Furthermore, the requested disclosure is not commonly provided by other companies with multi-class capital structures, and disclosing the voting results separately for each class of shares would position us as an outlier in the market. We believe the requested disclosure is unnecessary, would add additional burden to our reporting, and would not add significant value to our stockholders.

LENNAR CORPORATION 2026 PROXY STATEMENT | 73

Security Ownership of Officers and Directors

The following table shows beneficial ownership information as of February 11, 2026, for (1) each of our current directors, (2) each of our “named executive officers” who are listed in the Summary Compensation Table, and (3) all of our current directors and executive officers as a group. As of February 11, 2026, we had 216,508,277 shares of Class A common stock and 31,112,923 shares of Class B common stock outstanding.

	Class A Common Stock		Class B Common Stock

Name	Number of Shares Beneficially Owned(1)	Percent Of Class	Number of Shares Beneficially Owned (2)	Percent Of Class

Amy Banse	14,788	*	0	*

Diane Bessette	345,818	*	7,022	*

David Collins	52,630	*	3,537	*

Tig Gilliam	34,484	*	432	*

Sherrill W. Hudson	35,954	*	5,650	*

Jonathan M. Jaffe(4)	1,314,187	*	25,225	*

Katherine Lee Martin	59,566	*	0	*

Teri P. McClure	29,659	*	275	*

Stuart Miller(3)	2,395,462	*	21,851,560	70.2%

Armando Olivera	19,571	*	142	*

Dacona Smith	3,938	*	0	*

Jeffrey Sonnenfeld	24,931	*	591	*

Mark Sustana(5)	0	*	3,514	*

Serena Wolfe	4,008	*	0	*

All current directors and executive officers as a group (12 persons)	3,020,809	1.4%	21,869,209	70.3%

*	Less than 1% of outstanding shares.

The address of each person named in this table is c/o Lennar Corporation, 5505 Waterford District Drive, Miami, Florida 33126. To the best of our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by them.

(1)

Includes shares held through a trust or an ESOP as follows: Mr. Jaffe, 1,638 shares held in an ESOP and 173,591 shares held by the Jaffe Family Foundation; and Mr. Miller, 20,607 shares held in an ESOP. Includes shares pledged as collateral for borrowings as follows: Mr. Miller, 255,459 shares; and Mr. Jaffe, 585,232 shares.

(2)

Includes shares held through a trust or an ESOP, as follows: Mr. Jaffe, 206 shares held in an ESOP and 1,866 shares held by the Jaffe Family Foundation; and Mr. Miller, 2,600 shares held in an ESOP. Includes shares pledged as collateral for borrowings as follows: Mr. Miller, 121,322 shares; and Mr. Jaffe, 23,153 shares.

(3)

Of the shares reflected in the table, Mr. Miller has shared voting and investment power and no pecuniary interest, with respect to 83,285 shares of Class A common stock and 105,507 shares of Class B common stock, which are held in a charitable family foundation. In addition, of the shares reflected in the table, Mr. Miller has sole voting and investment power and no pecuniary interest, with respect to 406,155 shares of Class A common stock and 2,994 shares of Class B common stock, which are held in a charitable foundation. Additionally, of the shares reflected in the table, Mr. Miller has sole voting and investment power with respect to 14,476 shares of Class A common stock and 531,810 shares of Class B common stock held in a charitable fund. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and his sister also directly own minor limited partnership interests in the two partnerships) that together own 21,087,327 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships, and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is

74 | LENNAR CORPORATION 2026 PROXY STATEMENT

Security Ownership Security Ownership of Principal Stockholders

shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, of the shares reflected in the table, Mr. Miller has sole voting and dispositive power over 702,695 shares of Class A common stock which are held in three Grantor Retained Annuity Trusts of which Mr. Miller is the sole annuitant and trustee.

(4)

On December 31, 2025, Mr. Jaffe retired as Co-Chief Executive Officer and President of the Company and resigned as a director of the Board. For more information on Mr. Jaffe’s transition, see “Compensation Discussion and Analysis—Executive Transitions—Retirement of Jonathan Jaffe” in this proxy statement. The information regarding stock ownership for Mr. Jaffe is as of December 1, 2025.

(5)

On September 2, 2025, Mr. Sustana retired as Vice President, General Counsel and Secretary of the Company. For more information on Mr. Sustana’s transition, see “Compensation Discussion and Analysis—Executive Transitions—Retirement of Mark Sustana” in this proxy statement.

Each outstanding share of Class A common stock entitles the holder to one vote and each outstanding share of Class B common stock entitles the holder to ten votes. As of February 11, 2026, Mr. Miller had the power to cast 220,911,062 votes (which is 41.9% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock), and all of our current directors and executive officers as a group had the power to cast 221,712,899 votes (which is 42.0% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock).

Security Ownership of Principal Stockholders

The following table shows stock ownership information as of February 11, 2026, with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To the best of our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Title of Class	Amount and Nature of Beneficial Ownership		Percent Of Class(1)

Stuart Miller 5505 Waterford District Drive Miami, FL 33126	Class B Common Stock	21,851,560	(2)	70.2%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	Class B Common Stock	1,724,170	(3)	5.5%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Class A Common Stock	27,368,807	(4)	12.6%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	Class A Common Stock	16,936,080	(5)	7.8%

(1)	Percent of Class is determined based on the total issued and outstanding shares of the applicable class on February 11, 2026.

(2)

Of the shares reflected in the table, Mr. Miller has shared voting and investment power and no pecuniary interest, with respect to 105,507 shares of Class B common stock, which are held in a charitable family foundation. In addition, of the shares reflected in the table, Mr. Miller has sole voting and investment power and no pecuniary interest, with respect to 2,994 shares of Class B common stock which are held in a charitable foundation. Additionally, of the shares reflected in the table, Mr. Miller has sole voting and investment power with respect to 531,810 shares of Class B common stock held in a charitable fund. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and his sister also directly own minor limited partnership interests in the two partnerships) that together own 21,087,327 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships, and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares.

(3)

Based on Amendment No. 19 to the stockholder’s Schedule 13D filed on January 13, 2026, (i) Gabelli Funds, LLC has sole voting and dispositive power with respect to 1,141,300 shares, (ii) GAMCO Asset Management Inc. has sole voting power with respect to 438,906 shares and sole dispositive power with respect to 454,670 shares, (iii) MJG Associates, Inc. has sole voting power and sole dispositive power with respect to 116,000 shares, (iv) GGCP, Inc. has sole voting and dispositive power with respect to 11,400 shares and (v) Mario J. Gabelli, the controlling stockholder, co-Chief Executive Officer and a director of GGCP, Inc. and Chairman and Chief Executive Officer of GAMCO Investors, Inc. has sole voting and dispositive power with respect to 800 shares.

(4)

Based on Amendment No. 11 to the stockholder’s Schedule 13G filed on February 13, 2024. The stockholder has shared voting power with respect to 321,337 shares, sole dispositive power with respect to 26,323,315 shares and shared dispositive power with respect to 1,045,492 shares.

(5)

Based on Amendment No. 18 to the stockholder’s Schedule 13G filed on January 21, 2026. The stockholder has sole voting power with respect to 15,774,819 shares and sole dispositive power with respect to 16,936,080 shares.

LENNAR CORPORATION 2026 PROXY STATEMENT | 75

Why did I receive this proxy statement?

You are receiving this proxy statement because you beneficially own shares of Lennar Class A or Class B common stock (or both) that entitle you to vote at the 2026 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies to ensure that all of our stockholders can vote at the meeting, even if they cannot attend the meeting.

Who can attend the Annual Meeting?

The Annual Meeting will be held in virtual format only. There will not be a physical meeting location. This format allows stockholders to participate from anywhere, facilitating stockholder attendance and providing a consistent experience while keeping costs low. Only stockholders and our invited guests can attend the virtual Annual Meeting. If you are eligible, you can attend. To attend the meeting at www. virtualshareholdermeeting.com/LEN2026, you must enter the control number on your Notice of Proxy Materials, proxy card or voting instruction form. The virtual meeting room will open at 10:45 a.m. Eastern Time. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.

We encourage you to log in to the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting start time. If you experience technical difficulties, please contact the technical support telephone number posted on the virtual stockholder meeting login page.

If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the virtual Annual Meeting, or even to vote at the meeting. If you vote in advance and then attend the meeting, you do not need to vote again at the meeting unless you want to change your vote with regard to a matter.

How many votes may I cast?

For each matter presented at the meeting, you are entitled to one vote for each share of our Class A common stock, and ten votes for each share of our Class B common stock, that you owned at the close of business on February 11, 2026, the record date. On the record date, 216,508,277 shares of our Class A common stock and 31,112,923 shares of our Class B common stock were outstanding and are entitled to be voted at the meeting. Holders of our Class A common stock and Class B common stock have different voting rights but vote together as a single class.

What constitutes a quorum for the Annual Meeting?

We must have a quorum of stockholders present to conduct business at the Annual Meeting. Under our By-Laws, a majority in voting power, and not less than one-third in number, of the shares of Class A common stock and Class B common stock entitled to vote, represented in person or by proxy, will constitute a quorum. All shares represented by proxy, even if marked as abstentions, will be included in the calculation of the number of shares considered to be present for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

76 | LENNAR CORPORATION 2026 PROXY STATEMENT

Other Matters

Am I a stockholder of record or a beneficial owner?

If your shares are registered directly in your name with Lennar’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”

If your shares are held by a brokerage firm, bank, trustee or other agent (known as a “nominee”), you are considered the “beneficial owner” of these shares even though you are not the stockholder of record. As the beneficial owner, you have the right to direct how your shares will be voted. Your nominee will give you instructions for voting by telephone or online or, if you specifically request a copy of printed proxy materials, you may use a proxy card or instruction card provided by your nominee.

How do I vote?

If you are a stockholder of record, you may vote:

•	online before the meeting;

•	by telephone;

•	by mail, if you received a paper copy of the proxy materials; or

•	online at the meeting.

Detailed instructions for Internet voting are set forth in the Notice Regarding the Availability of Proxy Materials (“Notice of Proxy Materials”), which also contains instructions on how to access our proxy statement and annual report online.

If you are a beneficial owner, you must follow your nominee’s voting procedures.

If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan, who will vote your shares as you instruct. If the trustee does not receive your instructions by the prescribed date, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as it votes the shares in our 401(k) plan for which voting instructions are received.

May stockholders ask questions at the meeting?

Yes. Stockholders can submit questions in advance of or during the Annual Meeting at www.virtualshareholdermeeting.com/LEN2026. Unless answered by Representatives of Lennar at the end of the Annual Meeting, we will publish responses to questions in writing, if pertinent to meeting matters, at www.virtualshareholdermeeting.com/LEN2026 within ten days of the Annual Meeting.

LENNAR CORPORATION 2026 PROXY STATEMENT | 77

Other Matters

What proposals will be presented and what is the required vote?

At the Annual Meeting, you will be asked to vote on five proposals. Your options, and the voting requirements, are set forth below. The Board recommends you vote FOR each nominee in Proposal 1, FOR our executive compensation in Proposal 2, FOR ratification of our selection of independent auditors in Proposal 3, AGAINST Equal Voting Rights for Each Share in Proposal 4 and AGAINST Disclosure of Voting Results by Share Class in Proposal 5.

Proposal	Voting options	Vote required to adopt the proposal	Effect of abstentions	Can brokers vote without instructions?	Effect of “broker non-votes”*

1. To elect nine directors to serve until the 2027 Annual Meeting of Stockholders.	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No	No effect

2. To approve, on an advisory basis, the compensation of our named executive officers.	For, against or abstain	A majority of the votes cast with respect to the proposal	No effect	No	No effect

3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2026.	For, against or abstain	A majority of the votes cast with respect to the proposal	No effect	Yes	Not applicable

4. To vote on a stockholder proposal on Equal Voting Rights for Each Share.	For, against or abstain	A majority of the votes cast with respect to the proposal	No effect	No	No effect

5. To vote on a stockholder proposal on Disclosure of Voting Results by Share Class.	For, against or abstain	A majority of the votes cast with respect to the proposal	No effect	No	No effect

* See “What if I am a beneficial owner and I do not give my nominee voting instructions?”

We will also consider any other business that may come before the meeting in a manner that is proper under Delaware law and our By-Laws.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any matter that will be presented for action at the Annual Meeting. If any additional matters are presented and you have granted a proxy, the individuals named as proxy holders—Stuart Miller, Diane Bessette and Katherine Lee Martin, or any of them—will be able to vote your shares in their discretion on those additional matters.

What if I sign and return my proxy without making any selections?

If you sign and return your proxy without making any selections, your shares will be voted “FOR” all of the director nominees, “FOR” proposals 2 and 3, and “AGAINST” proposals 4 and 5.

What if I am a beneficial owner and I do not give my nominee voting instructions?

If you are a beneficial owner, your nominee has only limited discretionary authority to vote without your instructions. For Lennar’s forthcoming annual meeting, your nominee would only be able to vote your shares with respect to Proposal 3, the ratification of auditors, without your instruction. A “broker non-vote” occurs when a nominee does not vote a beneficial owner’s shares on a particular item because the nominee does not have discretionary voting authority for that item and did not receive voting instructions. Broker non- votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

78 | LENNAR CORPORATION 2026 PROXY STATEMENT

Other Matters

What if I abstain on a proposal?

If you sign and return your proxy or voting instruction marked “abstain” with regard to any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Can I change my vote after I have delivered my proxy?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. You also may revoke your proxy by delivering a later-dated proxy. If you are a beneficial owner, you must contact your nominee to change your vote or obtain a proxy to vote your shares at the meeting.

Why didn’t I receive a printed proxy statement?

We have elected to furnish proxy materials to most of our stockholders online. We believe using electronic delivery rather than printing and mailing full sets of proxy materials will expedite your receipt of these materials while lowering costs and reducing the environmental impact of the Annual Meeting. We mailed the Notice of Proxy Materials containing instructions on how to access our proxy statement and annual report online on or about February 26, 2026. If you would like to receive printed copies of the proxy materials, the Notice of Proxy Materials explains how to do so.

If you want a printed copy of our fiscal 2025 Form 10-K as filed with the SEC, including the financial statements and schedule included in it, we are happy to provide one. Please send your request to Lennar Corporation, 5505 Waterford District Drive, Miami, Florida 33126, Attention: Investor Relations. In addition, that report is available free of charge through the Investor Relations—Financials section of our website at www.lennar.com.

I live with other Lennar stockholders. Why did we only receive one Notice Regarding the Availability of Proxy Materials?

We have adopted a procedure called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Proxy Materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Proxy Materials, or if you hold stock in more than one account and in either case you wish to receive only a single copy of future Notices of Proxy Materials for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: P.O. Box 43006 Providence, RI 02940-3006, or by telephone: in the U.S., (800) 733-5001; outside the U.S., (781) 575-2879).

If you wish to receive a separate copy of the Notice of Proxy Materials or if you and other stockholders in your home wish to receive separate copies of the Notice of Proxy Materials in the future, please contact Computershare as indicated above.

Beneficial stockholders can request information about householding from their nominees.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.

LENNAR CORPORATION 2026 PROXY STATEMENT | 79

Other Matters

Where can I find the voting results of the Annual Meeting?

We will announce the results with respect to each proposal voted upon at the Annual Meeting and publish final detailed voting results in a Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

Whom should I call with questions?

If you have questions about this proxy statement or the Annual Meeting or would like additional copies of this proxy statement or our annual report, please contact: Lennar Corporation, 5505 Waterford District Drive, Miami, Florida 33126, Attention: Investor Relations, Telephone: (305) 485-4129.

What if I want to present a proposal or nominate a candidate for the Board of Directors for the 2027 Annual Meeting?

Proposals and director nominations must be sent to Lennar’s Corporate Secretary at 5505 Waterford District Drive, Miami, FL 33126 USA, and emailed to Lennar’s Corporate Secretary at feedback@lennar.com. If you want your proposal considered for inclusion in Lennar’s proxy statement for the 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8, we must receive it by October 29, 2026.

Pursuant to our By-Laws, Lennar must receive advance notice of any stockholder proposal that is submitted outside of Rule 14a-8 and any stockholder nomination of candidates for election to the Board (which includes information required under Rule 14a-19 to comply with the universal proxy rules under the Exchange Act), to be submitted at the 2027 Annual Meeting of Stockholders between the close of business on December 9, 2026, and the close of business on January 8, 2027. Our By-Laws and our NCG Committee charter set forth the information that is required in a written notice of a stockholder proposal.

Who is paying for this proxy solicitation?

We will pay all expenses relating to this proxy solicitation. Our officers, directors and associates may solicit proxies by telephone or personal interview without extra compensation for that activity. We will reimburse banks, brokers, and other nominees for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining proxies from those owners.

80 | LENNAR CORPORATION 2026 PROXY STATEMENT

Lennar builds new homes in 30 states across the country

Everywhere we build:

Alabama
Birmingham
Huntsville
Mobile / Baldwin
Tuscaloosa

Arizona
Phoenix
Tucson

Arkansas
Fort Smith
Jonesboro
Little Rock
Northwest Arkansas

California
Fresno / Bakersfield
Inland Empire
Los Angeles / Ventura County
Orange County
Palm Springs / Coachella
Sacramento
San Diego
San Francisco / Bay Area
San Francisco Metro Area

Colorado
Colorado Springs
Denver
Grand Junction

Delaware
New Castle / Kent County
Sussex County

Florida
Ft. Lauderdale
Jacksonville / St. Augustine
Miami
Naples / Ft. Myers
Ocala
Orlando
Palm Beach
Panama City
Pensacola
Sarasota / Manatee
Space Coast / Melbourne
Tampa / Manatee
Treasure Coast

Georgia
Atlanta
Middle Georgia
Savannah

Idaho
Boise
Inland Northwest

Illinois
Chicago

Indiana
Indianapolis
Northwest Indiana

Kansas
Kansas City

Maryland
Central Maryland
Eastern Shore
MD / D.C. Metro
Southern Maryland

Minnesota
Minneapolis / St. Paul
Rochester

Missouri
Kansas City

Nevada
Las Vegas
Reno

New Jersey
New Jersey

New York
New York

North Carolina
Charlotte
Raleigh
Wilmington
Winston-Salem

Oklahoma
Oklahoma City
Stillwater
Tulsa

Oregon
Central Oregon
Portland
Willamette Valley

Pennsylvania
Adams County
Greater Philadelphia Area

South Carolina
Charleston
Charlotte
Columbia
Greenville
Hilton Head / Bluffton
Myrtle Beach

Tennessee
Chattanooga
Nashville

Texas
Austin / Central Texas
Corpus Christi
Dallas / Ft. Worth
Houston
Lubbock
San Antonio
Temple
Texas Hill Country

Utah
Salt Lake City
St. George

Virginia
Richmond Area
VA / D.C. Metro
Williamsburg

Washington
Inland Northwest
Seattle
Vancouver

West Virginia
Berkeley County
Jefferson County

Wisconsin
Madison

LENNAR CORPORATION ATTN: LEGAL DEPARTMENT 5505 WATERFORD DISTRICT DRIVE MIAMI, FL 33126 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 7, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 5, 2026 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LEN2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 7, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 5, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by April 7, 2026. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V82933-P42298 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY LENNAR CORPORATION The Board of Directors recommends you vote FOR each of the following: 1. Elect nine directors to serve until the 2027 Annual Meeting of Stockholders. Nominees: For Against Abstain 1a. Amy Banse 1b. Theron (Tig) Gilliam 1c. Sherrill W. Hudson 1d. Teri P. McClure 1e. Stuart Miller 1f. Armando Olivera 1g. Dacona Smith 1h. Jeffrey Sonnenfeld 1i. Serena Wolfe For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3: 2. Approve, on an advisory basis, the compensation of our named executive officers. 3. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2026. The Board of Directors recommends you vote AGAINST proposals 4 and 5: 4. Vote on a stockholder proposal on Equal Voting Rights for Each Share. 5. Vote on a stockholder proposal on Disclosure of Voting Results by Share Class. NOTE: Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, limited liability company or partnership, please sign in full entity name by authorized officer or person. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V82934-P42298 LENNAR CORPORATION ANNUAL MEETING OF STOCKHOLDERS ON APRIL 8, 2026 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LENNAR CORPORATION The undersigned appoint(s) Stuart Miller, Diane Bessette and Katherine Lee Martin, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock (LEN) and Class B common stock (LEN-B) of Lennar Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of Lennar Corporation to be held at 11:00 a.m. Eastern Time on Wednesday, April 8, 2026, virtually at www.virtualshareholdermeeting.com/LEN2026, and at any adjournment or postponement of that meeting. The undersigned hereby revokes all proxies previously given in connection with the Annual Meeting of Stockholders of Lennar Corporation. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3, AGAINST PROPOSAL 4, AGAINST PROPOSAL 5 AND IN THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON A REVERSE SIDE.